AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1997
                                                       REGISTRATION NO. 333-1926
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                        FORM S-1 REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              DOCTORS HEALTH, INC.
                     (Formerly Doctors Health System, Inc.)
             (Exact name of Registrant as specified in its Charter)
                            ------------------------

             DELAWARE                             8099                     52-1907421
   (State or other jurisdiction       (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)     Classification Code Number)     Identification No.)

                            ------------------------
                             10451 MILL RUN CIRCLE
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 654-5800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              PAUL A. SERINI, ESQ.
                            EXECUTIVE VICE PRESIDENT
                         AND DIRECTOR OF LEGAL AFFAIRS
                             10451 MILL RUN CIRCLE
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 654-5800
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                    COPY TO:
                           ELIZABETH R. HUGHES, ESQ.
                        VENABLE, BAETJER AND HOWARD, LLP
                     1800 MERCANTILE BANK & TRUST BUILDING
                               TWO HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201
                                 (410) 244-7608
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 24, 1997

                             [Doctors Health Logo]


                    8,200,000 SHARES OF CLASS B COMMON STOCK
          OPTIONS TO PURCHASE 2,000,000 SHARES OF CLASS B COMMON STOCK
                            ------------------------

     Doctors Health, Inc., a Delaware corporation (the "Company"), may offer and issue from time to time in connection with the affiliation of medical practices with the Company one or more of the following types of its securities: (i) shares of its Class B common stock, par value $0.01 per share ("Class B Common Stock"); or (ii) Options to purchase Class B Common Stock ("Options," and collectively with the Class B Common Stock, the "Securities"). The Securities offered pursuant to this Prospectus may be issued in amounts and at prices to be determined at the time of the offering of such Securities. Securities may be issued by the Company as consideration in one or a combination of the following types of transactions: (x) network or participation agreements with individual physicians, medical groups and independent practice associations ("IPA Agreements"); (y) acquisitions of certain assets of medical practices; or (z) various employment arrangements or agreements between physicians and Core Medical Groups or between the Company and certain employees. Except in connection with the exercise of the Options, the Company will not receive cash proceeds in connection with the issuance of the Securities. In the case of the acquisition of medical practices, the Company will receive substantially all of certain assets of such medical practices (primarily enumerated tangible assets of such practices and related contractual rights). In the case of IPA Agreements or employment arrangements, the Company will receive the contractual consideration specified in the relevant contract. See "Plan of Distribution -- Acquisition of Certain Assets of Medical Practices," " -- IPA Arrangements" and " -- Employment Agreements."

     The terms of affiliation transactions are determined by negotiations between the Company's representatives and physicians. In determining the amount of consideration to be paid by the Company in such transactions, the Company considers the established size, quality and reputation of the practice. With respect to that portion of consideration paid by the Company in Securities, the Company will determine the current value of the Class B Common Stock or Options to be issued either at the time the terms of a transaction are tentatively agreed upon, or at or about the time the transaction is closed, or during the period or periods prior to delivery of the Securities. The value of the Class B Common Stock and the exercise price of the Options will be determined by the Company's Board of Directors based upon the Company's results of operations and current financial condition, recent sales of the Company's securities or arms' length negotiations with potential purchasers, estimates of the business potential and prospects of the Company, the economics of the health care industry in general, the general condition of the equity securities markets and other relevant factors. It is not expected that underwriting discounts or commissions will be paid by the Company. See "Plan of Distribution".

     The Company will provide additional details as to specific offerings of Securities in respect of which this Prospectus is being delivered in an accompanying Prospectus Supplement (each, a "Prospectus Supplement"). Such specific details will comprise, to the extent applicable: (1) the number of Securities being offered; (2) the offering price of the Class B Common Stock or the exercise price of Options; (3) certain federal income tax consequences; (4) an explanation of the specific transaction; and (5) information with respect to the particular medical practice involved in the transaction.

     The resale or transfer of the Securities will be subject to certain restrictions. See "Description of Capital Stock." Further, it is not currently anticipated that any of the Securities will be listed on an exchange or other public market. Accordingly, resales of the Securities will be severely limited.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement. The delivery in any jurisdiction of this Prospectus together with a Prospectus Supplement relating to specific Securities shall not constitute an offer in such jurisdiction of any other Securities covered by this Prospectus but not described in such Prospectus Supplement.

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                        IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY __, 1998

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form S-1 (herein, together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     To the extent applicable, the Company will comply with the informational requirements of the Securities Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, will file reports and other information with the Commission. Such reports and other information and the Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the public reference facilities maintained by the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information with the Commission may also be obtained from the web site maintained by the Commission. The Commission's web site address is http://www.sec.gov.

     The Company is not required to deliver annual reports to security holders. However, the Company anticipates that it will deliver to its security holders Annual Reports on Form 10-K which will include audited financial statements.

     "Doctors Health -- It's the Sure Sign of Caring" is a service mark of Doctors Health, Inc. This Prospectus also includes other service marks of Doctors Health, Inc.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. The words "estimate", "project", "intend", "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward looking-statements. For a discussion of certain of such risks and uncertainties, see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SUBJECT TO, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) CONTAINED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM IN THE GLOSSARY FOLLOWING THIS SUMMARY OR SET FORTH ELSEWHERE IN THIS PROSPECTUS. POTENTIAL INVESTORS SHOULD READ THIS PROSPECTUS CAREFULLY IN ITS ENTIRETY. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THE EFFECT OF A TWO-FOR-ONE STOCK SPLIT EFFECTED IN THE FORM OF A STOCK DIVIDEND WITH RESPECT TO ALL OF THE COMPANY'S OUTSTANDING COMMON STOCK ON SEPTEMBER 30, 1997. UNLESS OTHERWISE INDICATED, STOCK OWNERSHIP INFORMATION SHOWN AS A PERCENTAGE OF THE COMPANY'S OUTSTANDING CAPITAL STOCK ASSUMES THE CONVERSION OF ALL OUTSTANDING PREFERRED STOCK INTO SHARES OF COMMON STOCK AT THE APPLICABLE CONVERSION RATIO FOR EACH SERIES OF PREFERRED STOCK.

     Doctors Health, Inc., a Delaware corporation (the "Company") was incorporated in June of 1994 and commenced operations in February of 1995. The Company's executive offices are located at 10451 Mill Run Circle, 10th Floor, Owings Mills, Maryland 21117, telephone (410) 654-5800.

     The Company is a physician driven managed care and medical management company which operates in conjunction with a comprehensive health care network consisting of primary care physicians ("PCPs"), specialists, hospitals and other health care providers (the "Network"). As of December 1, 1997, the Network included approximately 9,500 physicians in Maryland, Washington, D.C. and Virginia, including approximately 1,700 PCPs, and 7,800 specialists (including obstetrician-gynecologists).

     The Company's primary focus is managing the delivery of quality health care services to Enrollees of health maintenance organizations and other prepaid health insurance plans (collectively, "Payors"). The Company coordinates the delivery of such services through a Network of health care providers pursuant to various contractual arrangements and develops medical care strategies to promote wellness, efficiency and patient satisfaction through medical care provided by these health care providers. The Network includes certain medical groups, physician networks, independent practice associations ("IPAs") and other health care providers that have affiliated with the Company through a variety of contractual relationships whereby such providers have designated the Company as their agent for the purpose of negotiating Global Capitation Contracts and other managed care contracts ("Doctors Health Providers"). The Company's Network also includes physician networks affiliated with certain Payors with which the Company has contracted to provide network management and health care services on a capitated basis ("Payor Providers"). The Network is designed to provide Payors with a single-source of well-managed health care providers and to give the Company access to, and increase its bargaining power for, managed care contracts.

     The Company seeks to deliver health care at a cost which is less than the revenues it receives under Global Capitation Contracts with Payors. The Global Capitation Contracts obligate the Company to provide primary care, specialist, hospital and other services to the Enrollees of the Payors' health plans ("Enrollees" or, in some cases, "capitated lives"). The Company emphasizes preventive medical care services to reduce instances of high-cost, acute care episodes and manages certain medical cases to ensure appropriate and efficient treatment. The Company arranges for the cost-effective delivery of health care services through managed care contracts with various health care providers. See "Business -- Strategy" and "Business -- Operations."

     As a managed care company, the Company negotiates and enters into Global Capitation Contracts with Payors. Under such contracts, Payors pay the Company a fixed amount per month based on the number of Enrollees who have selected a PCP in the Network and the Company provides for the health care needs of such Enrollees (to the extent covered by the Global Capitation Contract) through the Network. The Company pays or arranges for the payment by the Payor to the health care providers within the Network.

     As a medical management company, the Company coordinates the delivery of medical care by the various health care providers in the Network. Through a care management department consisting of physicians, nurses, social workers and other staff, the Company seeks to promote the wellness of patients, control costs, and maintain patient satisfaction. Such medical management services include case and disease management, utilization review and quality management services.

     The Company offers medical groups and independent physicians a variety of methods of affiliating with the Company. The Company may either acquire the medical practice assets or certain contracting rights for cash or for Securities, or by execution of a variety of IPA Agreements. In cases where the Company acquires assets of medical practices, the physicians selling such assets typically join a Core Medical Group and enter into certain long-term management agreements with the Core Medical Group and the Company ("PSO Agreements"). Pursuant to the PSO Agreements, the Company provides the Core Medical Groups with care management, managed care contracting and related business management services. Pursuant to the various IPA Agreements, physicians agree to conduct either all (in the case of exclusive IPAs) or some (in the case of non-exclusive
IPAs) of their managed care contracting activity exclusively through the Company and to accept as patients any capitated patients referred to such physician pursuant to the Company's Global Capitation Contracts. The physicians retain their clinical autonomy.
                                       3

                                    GLOSSARY

DEFINED TERMS

     The following terms are used herein with the special meanings assigned to them:

     Capitation Revenue -- Payments made by Payors to the Company pursuant to Global Capitation Contracts and Gatekeeper Capitation Contracts.

     Charter -- The Company's Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State on September 29, 1997.

     Core Medical Group -- A group medical practice consisting primarily of PCPs. The Core Medical Groups enter into PSO Agreements with the Company and are clinically autonomous entities whose equity interests are owned by physicians.

     Doctors Health Providers -- Physicians and certain other health care providers who are affiliated with the Company through PSO Agreements, IPA Agreements or other contractual arrangements whereby the Company is designated as each such provider's agent with respect to managed care contracting and each such provider agrees to accept as patients any Enrollee of each Payor with which the Company has entered into a Global Capitation Contract.

     Enrollee -- A patient who is covered for health benefits under an insurance arrangement with a Payor. When used with respect to Enrollees of the Company, such term refers to such patients for whom the Company is responsible for arranging to meet the health care needs pursuant to a Global or Gatekeeper Capitation Contract with such Payor.

     Gatekeeper Capitation Contract -- A contract pursuant to which a Primary Care Physician receives a fixed, prepaid monthly fee for each Enrollee in exchange for providing only primary care medical services, regardless of the costs of the actual services provided.

     Global Capitation Contract -- A contract pursuant to which the Company is paid a fixed amount per Enrollee to cover primary care, specialist, hospital and other health care services and assumes all or part of the financial risk associated with such services with or without certain carve-outs over a specified period, regardless of the actual cost of the services provided.

     HCFA -- The United States Health Care Financing Administration, an agency under the United States Department of Health and Human Services, which administers the Medicare program.

     IPA -- Independent Practice Association. An organization of independently practicing physicians which contracts with the Company, managed care plans or others to provide the professional medical services required by Enrollees.

     IPA Agreement -- An agreement between the Company and an IPA pursuant to which the IPA agrees to provide the medical services required by the Company's Enrollees and grants the Company the right to contract with Payors on its behalf for compensation (capitation or otherwise) for the medical services provided to Enrollees.

     IPA Physicians -- Primary Care Physicians who enter into exclusive or non-exclusive IPA Agreements with the Company.

     IPO -- A firm commitment underwritten initial public offering of the Company's Common Stock.

     Network -- The Company's organization of affiliated PCPs, specialists, hospitals and other health care providers that provide medical care to Enrollees. Within the Network, there are various other smaller networks of health care providers that are organized by geography or practice area. The Network is made up of both Doctors Health Providers and Payor Providers.

     Network PCP or Network Physician -- A PCP or other physician who participates in the Company's Network through employment in a Core Medical Group, through an exclusive or non-exclusive IPA Agreement, through a joint contracting venture, through a Global Capitation Agreement between the Company and a Payor with which each physician is affiliated, or through another arrangement.

     Option -- An option offered by this Prospectus to purchase Class B Common Stock of the Company pursuant to the terms of an Option Agreement which shall be entered into at the time the Option is granted and the material terms of which will be described in a Prospectus Supplement delivered with this Prospectus at the time such Option is offered.

     Option Agreement -- An agreement between the Company and an Option holder which sets forth all of the material terms and conditions applicable to the exercise of such Option.

     Payor -- An organization, such as an insurance company, employer, HMO, or HCFA, that pays or reimburses a health care provider or other entity for health care services to be provided to a patient or health plan.

     Payor Providers -- Health care providers that comprise part of the Company's Network but are contractually affiliated with Payors with which the Company has entered into Global Capitation Contracts. The Company does not have a direct contractual relationship with such providers, but, as a result of the Global Capitation Contract between the Company and such Payors, is responsible for managing the delivery of care by such providers and has the right to require such providers to comply with Company protocols and procedures.

     PCP -- Primary Care Physician. A physician practicing as a general practitioner or in the specialty of family practice, general internal medicine, or general pediatrics.

     Practice Participation Agreement -- An agreement entered into among the Company, a Core Medical Group and each of the physicians who is a member of such Core Medical Group, pursuant to which (1) each such physician sells to the Company certain assets of his medical practice, (2) each physician enters into an exclusive Employment Agreement with the Core Medical Group, (3) the Core Medical Group and the Company enter into a PSO Agreement, and (4) each physician enters into an Operating Agreement with each of the other member physicians of the Core Medical Group which governs the operation of the Core Medical Group.

     PSO Agreement -- Physician Services Organization Agreement. An agreement entered into between the Company and each Core Medical Group, pursuant to which the Core Medical Group appoints the Company to act as its exclusive agent to provide all assets, facilities and non-medical services necessary for the Core Medical Group's medical practice and to obtain managed care contracts with Payors on behalf of the Network physicians who are members of the Core Medical Group.

     Qualified IPO -- An IPO resulting in at least $35,000,000 of net proceeds to the Company after deducting underwriting discounts and commissions and offering expenses and reflecting an aggregate market valuation for the Corporation of at least $150,000,000.

     Securities -- The Options and the Class B Common Stock offered by this Prospectus.

ADDITIONAL TERMS

     In addition to the defined terms set forth above, readers may be assisted by the following definitions of terms that are generally used herein with the meanings commonly assigned to them in the health-care industry:

     carve-outs -- In connection with a Gatekeeper Capitation Contract, medical services that are not included in a capitated arrangement. Examples of typical carve-outs from Global Capitation Contracts include pharmacy, dental care, eye care, organ transplants, home health, mental health, infusion care, durable medical equipment, marketing and administration.

     capitated life -- An Enrollee who is a member in a managed care plan that pays a fixed amount to a provider pursuant to a capitation arrangement.

     capitation -- A method of paying health care providers in which a fixed amount is paid per Enrollee to cover a defined set of services over a specified period, regardless of the cost of the actual services provided.

     fee-for-service -- A method of reimbursing health care providers in which payment is made for each unit of service rendered.

     HMO -- Health maintenance organization. A managed care plan that integrates financing and delivery of a comprehensive set of health care services to an enrolled population.

     managed care -- A payment or delivery arrangement used by a Payor to control or coordinate use of health services with the goal of providing quality care at a lower cost, including capitation arrangements.

     managed care plan -- A health plan that uses managed care arrangements and has a defined system of selected providers that contract with the plan. Under managed care plans, Enrollees have a financial incentive to use participating providers that agree to furnish a broad range of services, and providers may be paid on a prenegotiated fee-for-service, capitated, per diem or salaried basis.

     Medicaid -- A program of federal matching grants to the states to provide health insurance for categories of the poor and medically indigent. States determine eligibility, payments and benefits consistent with federal standards.

     Medicare -- A federal program under the Health Insurance for the Aged Act to provide hospital and medical insurance for persons eligible for social security or railroad retirement benefits under the Social Security Act and who are over the age of 65 or disabled or other eligible individuals over the age of 65.

     risk sharing arrangement -- An arrangement or contract, such as a Global Capitation Agreement, pursuant to which the parties receive a fixed amount to provide or pay for defined services (usually including, but not limited to, hospital and other institutional services) regardless of the actual costs and share the benefits or risks under the arrangement in the event that the costs of such services are less than or exceed such fixed amount.

     subcapitation -- An arrangement in which a health services provider receiving capitated income pays subcontracting providers (for example, for specialty services) on a capitated basis with the subcontracting providers assuming the financial risk of providing all of the subcapitated medical services, the payment representing subcapitation.

     utilization -- The frequency, appropriateness and necessity with which a medical benefit is used, a service is performed, or a referral is made.

     utilization review -- The review of services delivered by a health care provider to evaluate the frequency, appropriateness, necessity, and quality of the prescribed services.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FACTORS LISTED BELOW IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

LIMITED OPERATING HISTORY; LOSSES

     The Company was incorporated in June of 1994 and commenced operations in February of 1995. Accordingly, the Company has a limited operating history. For the years ended June 30, 1996 and June 30, 1997, the Company recorded a net loss of approximately $6.6 million and $14.8 million, respectively. The Company is likely to record a net loss for the year ending June 30, 1998. At June 30, 1997, the Company had an accumulated deficit of approximately $25.2 million. There can be no assurance that the Company will achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

DEPENDENCE ON MANAGED CARE CONTRACTS

     The profitability of the Company depends on securing and maintaining contractual relationships with Payors, retaining such Payors' Enrollees and obtaining additional Enrollees, and successfully managing the expenses involved in the provision of services under those contracts without sacrificing the quality of medical care. The Company, as the party to the Global Capitation Contracts, is the recipient of the capitation payments. The amount of medical expenses for which the Company is liable under such contracts are difficult for the Company to control due to uncertainties relating to the general health of Enrollees and the costs of providing for their medical care. The Company has entered into four Global Capitation Contracts with three Payors. The inability of the Company to obtain and maintain such contracts and successfully manage such expenses would have a material adverse effect on the operating results and financial condition of the Company. In addition, there is a risk that the payments from such Payors will decrease over time or that the number of Enrollees could decrease, which events would also have a material adverse effect on the operating results and financial condition of the Company. Finally, two of the Company's contracts with Payors lapsed during fiscal year 1997 and the parties have continued to conduct business under such contracts which may be terminated upon notice. There can be no assurance that any of the Company's managed care contracts will not be terminated or discontinued or that the Company will be able to secure additional managed care contracts. The loss of any Payors or the failure to retain such Payors' Enrollees or obtain additional Enrollees could have a material adverse effect on the operating results and financial condition of the Company.

RISKS ASSOCIATED WITH CAPITATION PAYMENTS FOR MEDICAL SERVICES

     Under the Company's Global Capitation Contracts, the Company receives a predetermined amount per Enrollee per month or a percentage of the monthly insurance premium paid to the Payor with respect to such Enrollee ("capitation") in exchange for the Company's agreement to arrange for certain covered services under the Global Capitation Contract to each such Enrollee who has selected a Network PCP. Such contracts pass much of the business risk of providing care, such as overutilization, from the Payor to the Company. The Company seeks to control the costs of medical care by providing preventive medical services, managing the care patients receive and negotiating fees paid to various health care providers. However, the Company may not be able to control the extent to which Enrollees covered by such contracts require more frequent or extensive care than is anticipated. As a result, the Company's costs may be greater than expected, in which case anticipated earnings under such contracts may be reduced or eliminated. Any such reduction or elimination of earnings could have a material adverse effect on the Company's results of operations.

LIQUIDITY; RESTRICTIONS ON FINANCING

     Until the Company and its Payors attract an adequate number of capitated lives in the Company's Global Capitation Contracts, the Company expects to incur operating losses and experience negative operating cash flows. The Company believes that its cash and cash equivalents (including short-term investments) of $22,214,525 as of November 30, 1997 and internally-generated cash will be sufficient to fund the Company's operations through June 30, 1998. After June 30, 1998, the Company will require additional capital to fund operations, potential acquisitions, capital expenditures and other commitments. At that time, the Company will seek additional capital through internally generated funds or outside sources, but there is no assurance that the Company will be able to obtain such capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Cash Flow and Capital Resources."

     Under certain circumstances, the Company's Series D Preferred Stockholder has rights under the Company's Certificate of Incorporation and Shareholders and Voting Agreement to approve the incurrence by the Company of indebtedness (including both borrowed money and capitalized leases). In particular, the Company may not incur debt in excess of $750,000 without the approval of the holders of 51% of the outstanding shares of Series D Preferred Stock. In addition, the Company's ability to conduct equity financings may be affected by certain rights of consent of the holders of the Company's Series A, Series B, Series C and Series D Preferred Stock. There can be no assurance that such holders of Preferred Stock will grant their consent to the terms of any such financings. Also, certain provisions of the Company's Certificate of Incorporation may inhibit the Company's ability to attract additional financing due to certain anti-dilution protection provisions, affecting the conversion ratios of each series of Preferred Stock. Such anti-dilution provisions may be triggered upon the issuance of additional capital stock on terms more favorable than those on which the existing Preferred Stockholders obtained their stock. See " -- Dilution," "Description of Capital Stock" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Cash Flow and Capital Resources."

DILUTION

     The Company's stockholders are subject to dilution in various circumstances. The Company contemplates that it will continue to issue securities in connection with affiliation transactions, recruiting, and employee or contractor compensation. The Company may complete such transactions on terms as may be negotiated by the Company if it believes, in the exercise of its discretion, that such acquisitions or grants are beneficial, without any requirement that the Company's stockholders approve such transactions. The Company may also issue equity securities or securities convertible into equity securities in connection with additional financing transactions which could result in dilution to the then existing stockholders.

     Upon issuance of such additional equity in the Company, the percentage ownership interest of each then existing stockholder in the Company will be reduced proportionately and, depending upon the valuation at which such securities are issued, such issuances may be dilutive to the then existing stockholders. The Company cannot estimate the number, if any, of new physicians, IPAs or investors who will become stockholders of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity."

     Furthermore, shares of the various series of Preferred Stock are convertible into shares of Class C Common Stock at conversion ratios that increase upon the occurrence of certain events. Such adjustments to the conversion ratios could result in dilution to the holders of Common Stock. See "Description of Capital Stock." In particular, the conversion ratio with respect to the Series D Preferred Stock will be subject to adjustment based upon the medical expenses of Medicare patients and the number of Medicare patients in the Company's Medicare Global Capitation Contracts. Pursuant to this adjustment provision, the number of shares of Class C Common Stock into which the Series D Preferred Stock may be converted (based on the current investment of $20,000,000) could be increased to as much as 7,272,727, plus additional shares that may be issued with respect to dividends paid on the Series D Preferred Stock, by June 30, 1998. In such event, based upon the number of securities outstanding as of December 1, 1997, the Series D Preferred Stockholder would hold 37.9% of the outstanding capital stock of the Company on an as converted basis. Subject to certain conditions, the Series D Preferred Stockholder has agreed to purchase an additional 1,000,000 shares of Series D Preferred Stock which would be subject to the same adjustment mechanism. See "Description of Capital Stock."

VOTING LIMITATIONS

     Each of the classes of Common and Preferred Stock is entitled to elect a certain number of the Company's directors and has its own particular voting requirements. The holders of the Class A Common Stock are entitled to elect six of the Company's 20 directors (each a "Class A Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Class A Common Stock is present. The holders of the Class B Common Stock are entitled to elect eight of the Company's 20 directors (each a "Class B Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Class B Common Stock is present. The holders of the Series A Preferred Stock are entitled to elect one of the Company's 20 directors (each a "Series A Preferred Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Series A Preferred Stock is present. The holders of the Series B Preferred Stock are entitled to elect one of the Company's 20 directors (each a "Series B Preferred Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Series B Preferred Stock is present. The holders of the Series C Preferred Stock are entitled to elect two of the Company's 20 directors (each a "Series C Preferred Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Series C Preferred Stock is present. The holders of the Series D Preferred Stock are entitled to elect two of the Company's 20 directors (each a "Series D Preferred Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Series D Preferred Stock is present. Upon conversion of all of the Series A, Series B, Series C and Series D Preferred Stock to Class C Common Stock, the holders of shares of Class C Common Stock shall be entitled to elect six directors of the Company (each a "Class C Common Director"). Further, the Company must obtain the consent of the holders of the Company's Series D Preferred Stock in connection with a variety of significant corporate activities. See "Description of Capital Stock."

CONCENTRATION OF STOCK OWNERSHIP

     There is considerable concentration of ownership of the Company's capital stock (including notes convertible into the Company's securities, options and warrants, and assumes conversion of the Preferred Stock into Class C Common Stock) in the executive officers, directors and Preferred Stockholders, and, to a large extent, such stockholders control the business, policies and affairs of the Company. See "Principal and Management Stockholders".

     The executive officers and directors of the Company own 99.0% of the Class A Common Stock of the Company (which as of December 1, 1997 represents approximately 10.5% of the outstanding capital stock of the Company). The holders of Class A Common Stock are entitled to elect six of the 20 members of the Board of Directors.

     The executive officers and directors of the Company own, either directly or indirectly through their equity interests in Medical Holdings Limited Partnership ("MHLP") approximately 16.5% of the Class B Common Stock (which as of December 1, 1997 represents approximately 4.8% of the Company's outstanding capital stock). Five directors of the Company own approximately 29 % of the issued and outstanding capital stock of BMGGP, Inc., the general partner of MHLP. MHLP owns 79.8% of the Company's issued and outstanding Class B Common Stock (which as of December 1, 1997 represents approximately 23 % of the outstanding capital stock of the Company). The holders of Class B Common Stock are entitled to elect eight of the 20 members of the Board of Directors.

     One director of the Company is an executive officer of St. Joseph Medical Center, the holder of Series A Preferred Stock. The holder of Series A Preferred Stock is entitled to elect one of the Company's directors. One director of the Company is an officer of UniversityCare, LLC., the holder of Series B Preferred Stock. The holder of Series B Preferred Stock is entitled to elect one of the Company's directors. One of the directors of the Company is a director and an executive officer of Genesis Health Ventures, Inc., the holder of Series C Preferred Stock. The holder of Series C Preferred Stock is entitled to elect one of the Company's directors. Two directors of the Company are partners of The Beacon Group III -- Focus Value Fund, L.P., an affiliate of the Series D Preferred Stockholder. The holder of the Series D Preferred Stock is entitled to elect two of the Company's directors.

     As of December 1, 1997, on an as converted basis, the holder of the Series A Preferred Stock owns approximately 10.5% of the Company's outstanding capital stock, the holder of the Series B Preferred Stock owns approximately 4.6% of the Company's outstanding capital stock, the holder of the Series C Preferred Stock owns approximately 11.3% of the Company's outstanding capital stock, and the holder of the Series D Preferred Stock owns approximately 21.4% of the Company's outstanding capital stock. As of December 1, 1997, assuming the conversion of all of the outstanding shares of Preferred Stock into shares of Class C Common Stock, the owners of such Class C Common Stock would together own approximately 47.7% of the Company's outstanding capital stock.

POSSIBLE CHANGE IN CONTROL OF THE BOARD OF DIRECTORS

     The Series D Preferred Stockholder may exercise control over the Board of Directors under certain circumstances. If the Company fails to record positive net income and has incurred medical expenses with respect to Medicare Enrollees equal to or greater than 90% of Medicare Capitation Revenue for two consecutive quarters or three out of five quarters, then each of the two directors designated by the Series D Preferred Stockholder will be entitled to ten votes on all matters that come before the Board of Directors. Accordingly, in such circumstances, the Series D Preferred Stockholder will be able to cast 52% of the votes of the Board of Directors and will have the ability to control the business, policies and affairs of the Company. See "Description of Capital Stock."

UNCERTAINTY OF STRATEGY; ACQUISITION RISKS

     The Company's strategy is based upon assumptions relating to the rate of growth in the number of Enrollees under the Company's Global Capitation Contracts, the growth rate of the Network, the likely referral and other business practices of physicians and health care institutions in Maryland, Washington, D.C., Virginia and surrounding regions and assumptions relating to the rate and character of reimbursement for services provided through the various arrangements negotiated by the Company, including the continued willingness of Payors to enter into risk sharing arrangements. Certain of the Company's assumptions may prove to be incorrect. The failure of the Company to substantially increase the number of Enrollees under the Company's Global Capitation Contracts would have a material adverse effect on the operating results and financial condition of the Company. Thus, no assurance can be given that the Company's strategy will be successfully and profitably implemented.

     The Company's strategy depends, in part, on its ability to expand the size of its Network. The process of identifying, proposing, negotiating and implementing economically feasible transactions through which the Company affiliates with additional physicians is lengthy and complex. The failure of the Company to effectively recruit or otherwise obtain additional Network physicians could have a material adverse effect on the Company's ability to implement its strategy.

GOVERNMENTAL REGULATION

     GENERAL. The health care business generally, the activities of the Company, and the activities of PCPs and other health care providers in the Network are subject to extensive and pervasive federal and state regulation. The Company believes that its operations are in material compliance with applicable federal and state laws and regulations, as currently interpreted and applied. Nevertheless, federal and state laws and regulations, including the federal "fraud and abuse" laws, "Stark" and state law restrictions on physician self-referral, and the pervasive regulation of the activities of managed care entities, tend to be broadly written and lack extensive judicial interpretation. There can be no assurance that a review of the Company's operations and structure by regulatory authorities or courts might not result in a determination that could adversely affect the Company. Recent changes in the law permit an entity to request an advisory opinion from the Office of Inspector General ("OIG") of HCFA with respect to the anti-kickback and Stark statutes. The Company has not sought such an advisory opinion. Moreover, the regulatory environment in which the Company operates has changed materially in recent years, and future changes are likely, some of which could restrict the Company's existing structure or business relationships, limit its growth, or inhibit its financial operations or opportunities for success.

     INSURANCE. States heavily regulate the activities of insurance companies. The Company is not licensed as an insurance company because the Company does not believe its activities constitute the provision of insurance. The staff of the Maryland Insurance Commission has published its view that certain of the Company's (and similar managed care entities') proposed methods of payment to physicians and other providers by compensating Network physicians through capitation payment arrangements may require the Company and such other managed care entities to subject themselves to regulation as insurance companies in the future. The Company enters into Global Capitation Contracts or full risk contracts only with licensed HMOs to the extent allowed by applicable state law. In 1995, the National Association of Insurance Commissioners (the "NAIC") issued a report opining that such risk-sharing arrangements might constitute the business of insurance, to which state insurance licensing laws may apply. The NAIC further opined that such state licensing laws would not apply if the unlicensed entity, such as the Company, contracts to assume "downstream risk" from a duly licensed health insurer or HMO for health care provided to that insurance carrier's Enrollees. The NAIC's conclusions are not binding on the states. Maryland's attorney general has opined, in writing, that the arrangements with HMOs similar to the Company's are not subject to regulation as an insurer under Maryland law. There can be no assurance that the Company's efforts to structure the payment arrangements with HMOs to conduct itself in such a manner so as not to subject itself to regulation will be successful, and the imposition of such regulation could have a material adverse effect on the Company. If the Company were to be regulated as an insurer because it accepts capitation payments, the Company would be subject to substantial additional costs to comply with state regulations, including the maintenance of reserves in accordance with regulations, which could have a material adverse effect on the Company. See "Business -- Regulation -- Insurance."

     MEDICARE FRAUD AND ABUSE RULES. The Company has attempted to design its business relationships to qualify for "safe harbor protection" under the Medicare Fraud and Abuse Rules, where available, or for an exception under the federal and state laws discussed in "Business -- Governmental Regulation," including federal and state laws which prohibit "physician self-referrals." Such laws are broadly drafted, and their application to arrangements such as those described herein is often uncertain. Since inquiries under such laws are highly factual, it is not possible to predict with certainty how they may be applied to the arrangements between the Company and its Network of health care providers. For example, there is considerable uncertainty as to the applicability of the federal legislation known as "Stark II". Stark II extends prohibitions against physician self-referrals to a broad list of services payable under Medicare and Medicaid. Although the Company believes that it is and will be in compliance with these laws with respect to its own operations, including its contractual relationships with Core Medical Groups, IPAs and other providers, there can be no assurance that enforcement authorities will not assert that the Company, or certain transactions into which the Company has or will have entered, has violated or is violating such laws, or that if any such assertion were made, that the Company would prevail, or that any sanction imposed would not have a material adverse effect on the operations of the Company. Even the assertion of a violation of such laws could have a material adverse effect on the operating results and financial condition of the Company. See "Business -- Governmental

Regulation -- Medicare and Medicaid Fraud and Abuse Limitations" and
" -- Governmental Regulation -- Federal and State Law Regarding Restrictions on Physician Self-Referral."

     TAXATION. The Company enters into contracts with physicians and other health care providers, who are not employees of Core Medical Groups, as independent contractors. In accordance with federal and state tax guidelines pertaining to independent contractors, the Company does not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance with respect to such independent contractors. However, a determination by taxing authorities to the contrary with respect to the classification of such physicians or other health care professionals as independent contractors could have a material adverse effect on the operating results and financial condition of the Company.

ENROLLMENT IN MEDICARE MANAGED CARE PLANS

     The Company has entered and will enter into Global Capitation Contracts and other full risk contracts with HMOs and other managed care plans covering Medicare patients. The Company's profitability is highly dependent on its ability to attract existing patients and new Medicare patients to enroll in the Medicare managed care plans that have entered into Global Capitation Contracts with the Company. See "Business -- Strategy -- Medicare Managed Care." The Company's strategy depends on successful joint marketing efforts by such HMOs and the Company and the willingness of Medicare patients to enroll in managed care plans. There can be no assurance that the Company will be able to successfully attract a sufficient number of Medicare patients into Medicare managed care plans under contract with the Company or that such patients can be converted or recruited in accordance with the Company's strategy. The failure of the Company to attract a sufficient number of Medicare patients to Medicare managed care plans could have a material adverse effect on the operating results and financial condition of the Company.

RISKS OF CHANGES IN PAYMENT FOR MEDICAL SERVICES

     The profitability of the Company may be adversely affected by Medicare and Medicaid regulations, cost containment decisions of Payors and other payment factors over which the Company has no control. The federal Medicare program has undergone significant legislative and regulatory changes in the reimbursement and fraud and abuse areas, including the adoption of the resource-based relative value scale ("RBRVS") schedule for physician compensation under Medicare, which may have a negative impact on the Company's revenue. Efforts to control the cost of health care services are increasing. Future profitability in the changing health care environment, with differing methods of payment for medical services, is likely to be affected significantly by management of health care costs, pricing of services and agreements with Payors. Because the Company derives its revenues from the services provided by Network Physicians, further reductions in payments to physicians generally or other changes in payment for health care services could have a material adverse effect on the operating results and financial condition of the Company. See "Business -- Government Regulation."

COMPETITION

     The health care industry is highly competitive and is subject to continuing changes in how services are provided and how health care providers are selected and paid. Generally, the Company competes with any entity that contracts with Payors for the provision of prepaid health services (including but not limited to physician organizations affiliated with hospitals, IPAs and physician practice management companies) and Payors which own or operate health care delivery systems. The Company also competes with other companies, including entities such as managed care organizations which provide managed care and other services to health care providers, and companies that actually own all or some portion of medical groups. Such competitors may include local, regional and national entities.

     Some of these competitors provide traditional management services to primary care, multi-specialty and specialty physician groups, while other companies provide claims processing, utilization review and other more focused management services. Some competitors are significantly larger and better capitalized than the Company and have access to greater resources, provide a wider variety of services, have greater experience in providing health care management services, have longer established relationships with buyers of such services than does the Company, and, through actual employment of physicians or ownership of medical groups, can exercise more pervasive control over the clinical activities of the medical groups than does the Company. Such competition could increase the cost of and complexity of recruiting physicians to the Network. There can be no assurance that the Company will be able to recruit a sufficient number of physicians and thereby compete favorably in contracting with Payors or to expand or maintain the Network in existing or new markets. Any of the foregoing could have a material adverse effect on the operating results and financial condition of the Company.

INTANGIBLE ASSETS

     As a result of the Company's acquisitions since 1995, net intangible assets increased from $23,104 as of June 30, 1995 to $6,475,925 as of June 30, 1997.
The Company's policy is to amortize intangibles over a 10 to 30 year period. The intangible assets acquired during fiscal 1995, 1996 and 1997 are being amortized over 20 years using the straight-line method in the Company's consolidated financial statements. Such amortization is expected to significantly affect the Company's profitability in the near term. In addition, the Company's future acquisitions may generate additional intangible assets. As required under generally accepted accounting principles, the Company reviews the carrying value of intangible assets at each reporting period to determine if facts or circumstances exist which suggest that intangible assets may be impaired. If impairment is determined to have occurred, the value of such intangible assets will be adjusted downward. There can be no assurance that impairment of the Company's intangible assets will not occur. Such adjustment, if required, could have a material adverse effect on the operating results and financial condition of the Company. See Note 1 to Notes to Consolidated Financial Statements.

CONFLICTS OF INTEREST

     Certain conflicts of interest are inherent in the structure of the Company and its contractual and organizational relationships. For example, Scott M. Rifkin, M.D., Alan L. Kimmel, M.D., who are Directors, officers and stockholders of the Company, and Peter J. LoPresti, D.O., and J. David Nagel, M.D., currently Directors of the Company, are also members of Baltimore Medical Group, LLC, and are stockholders, officers and directors of BMGGP, Inc., the general partner of Medical Holdings Limited Partnership ("MHLP"), which as of December 1, 1997 owns approximately 83% of the Class B Common Stock. Further, D. Alexander Rocha, M.D., William D. Lamm, M.D., and Robert Graw, Jr., M.D., Directors of the Company, are also the respective Chairmen of Carroll Medical Group, LLC, Cumberland Valley Medical Group, LLC and Anne Arundel Medical Group, LLC. Mark Eig, M.D., a director of the Company, is a member of the Management Committee of Doctors Health Montgomery, LLC. Such members of management of the Company from time to time may find it necessary to take certain actions contrary to the interests of the Core Medical Group physicians (which may include such members of management), including decisions with respect to compensation of physicians (including setting of reimbursement rates for physicians and bonus pools), and reimbursement for inappropriate utilization of medical services. From time to time, the interests of such persons may conflict with those of the Company due to such relationships. See also the discussion in "Certain Transactions."

RESTRICTIONS ON TRANSFER OF SECURITIES AND POSSIBLE COMPELLED TRANSFER

     Purchasers of Securities will also be subject to a Shareholders Letter Agreement (the "Letter Agreement") which contains significant contractual restrictions on the resale or transfer of such Securities and provides that the Series D Preferred Stockholder may require after July 15, 1999 that all of the Securities held by each such purchaser be transferred to an unrelated third party in connection with a sale initiated by the Series D Preferred Stockholder to such third party of all of the Company's outstanding securities. In the event of such a required transfer, the holders of Class B Common Stock would receive the same per share consideration as the Series D Preferred Stockholder, on an as converted basis. All documents evidencing the Securities will carry a legend to reflect such restrictions. See "Description of Capital Stock -- Shareholders and Voting Agreement."

ABSENCE OF PUBLIC MARKET; PENNY STOCK RULES

     It is not currently anticipated that any of the Securities described in this Prospectus will be listed on an exchange or other public market or that a trading market will develop for the Securities. Consequently, resale of the Securities will be severely limited and prices of any Securities resold may be subject to volatility. See "Risk Factors -- Voting Limitations";
" -- Restrictions on Transfer of Securities and Possible Compelled Transfer" and "Description of Capital Stock."

     As it is not expected that any of the Securities will be traded on an exchange or quoted on Nasdaq, the Securities will be subject to Rule 15g-9 under the Exchange Act, which, among other things, requires that broker-dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's written consent prior to any transaction. If the Securities are deemed "penny stocks" under the Securities Enforcement and Penny Stock Reform Act of 1990, additional disclosure would be required in connection with trades in the Securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could additionally limit the liquidity of the Securities and the ability of the purchasers in this offering to sell their Securities in the secondary market.

FEDERAL AND STATE REGISTRATION REQUIREMENTS; POSSIBLE INABILITY TO EXERCISE OPTIONS

     Holders of Options will have the right to exercise such Options only if there is a current registration statement in effect with the Commission relating to the shares of Class B Common Stock issuable upon exercise of the Options and such shares are qualified with or approved for sale by various state securities agencies, or if, in the opinion of counsel for the Company, there is an applicable exemption from registration. The shares of Class B Common Stock underlying the Options are presently registered; however, there can be no assurance that the Company will be able to keep a registration statement covering the shares underlying the Options effective. If a registration statement covering such shares of Class B Common Stock is not kept current for any reason, or if the shares underlying the Options are not registered in the state in which a holder resides, the Options will not be exercisable and will be deprived of any value. See "Description of Capital Stock -- Description of Options."

KEY EMPLOYEES

     The Company depends to a significant extent on key management, technical and marketing personnel, and depends particularly on the efforts of Mr. Gold and Drs. Rifkin and Kimmel. The Company's growth and future prospects will depend in large part upon its ability to attract, motivate and retain highly qualified personnel. The loss of any key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the operating results and financial condition of the Company. See "Management."

POTENTIAL EXPOSURE TO PROFESSIONAL LIABILITY; AVAILABILITY OF INSURANCE

     In recent years, physicians, hospitals and other participants in the health care industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. The Company does not engage in the practice of medicine or provide medical services, nor does it control the practice of medicine or the provision of health care services by physicians and other providers within its provider networks or the compliance with regulatory requirements directly applicable to such providers and the provider network entities with whom they contract. Nonetheless, the Company maintains professional malpractice and general liability insurance in amounts deemed appropriate by management based on the nature and risks of the Company's business. In addition, each physician and other provider is required to maintain professional liability insurance coverage, and the Company generally is indemnified under each of the PSO or IPA Agreements for liabilities resulting from the negligent performance of services or other misconduct by such Network Physicians. Although the Company currently is not a party to any material litigation relating to the practice of medicine, there can be no assurance that the Company will not become involved in such litigation in the future, that any claim or claims arising from such litigation will not exceed the Company's insurance coverage or that such coverage will continue to be available, any of which could have a material adverse effect on the Company.

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Articles of Incorporation and Bylaws and agreements to which the Company is a party could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control of the Company, even when stockholders other than the Company's principal stockholders consider such a transaction to be in their best interest. For example, the Company's outstanding stock options to management and employees will vest upon a change in control of the Company, thereby potentially diluting the equity ownership of a purchaser of the Company's securities. The Company's Certificate of Incorporation requires, in certain instances, the approval of the holders of Series D Preferred Stock of the sale by the Corporation of all or substantially all of its assets, of certain mergers, and certain public offerings of the Company's common stock. Accordingly, such provisions may limit the price that certain investors might be willing to pay in the future for Securities and may discourage potential acquirers. See "Description of Capital Stock", "Description of Capital Stock -- Shareholders' and Voting Agreement" and "Principal and Management Stockholders."

ANTITRUST CONSIDERATIONS

     The Company, its physicians and other entities with which the Company contracts are subject to federal and state antitrust statutes as well as to the interpretations of such statutes by the courts. Because the Company will be contracting with Payors and with providers for the provision of health care services by providers who could be deemed to compete with each other for the provision of such services, and for other reasons, the Company, Network physicians and other entities with which the Company contracts could be subject to public and private investigations and enforcement actions under such statutes. The health care sector is undergoing significant change and is highly competitive. See "Risk Factors -- Competition." The Company has consulted with counsel concerning the appropriateness of its contracting activities under such statutes and believes that all of its present and proposed activities are consistent with such statutes and interpretive guidelines issued by the Department of Justice, the Federal Trade Commission and other regulatory agencies. There can, however, be no assurance that the Company will not be challenged on these grounds.

                                USE OF PROCEEDS

     Securities may be issued from time to time in connection with the affiliation of medical practices by the Company and in certain related circumstances described in "Plan of Distribution." In exchange for such Securities (and other consideration), the Company expects to receive certain enumerated assets of such practices or the consideration specified in the relevant contract. The Company will issue Securities primarily in connection with contractual affiliations with physicians and in such related circumstances and will not, except in connection with the exercise of the Options, receive cash proceeds in connection with the issuance of the Securities. See "Plan of Distribution -- IPA Arrangements," " -- Acquisition of Certain Assets of Medical Practices," and " -- Employment Arrangements."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below as of and for the Company's period ended June 30, 1995 and the years ended June 30, 1996 and 1997 have been derived from the audited consolidated financial statements of the Company. The selected financial data as of and for the three months ended September 30, 1996 and 1997, have been derived from the unaudited consolidated financial statements included herein which, in the opinion of the management of the Company, include all adjustments consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations and the financial position at and for each of the interim periods presented. Operating results for the three months ended September 30, 1997, are not necessarily indicative of the results that may be obtained for the entire year ending June 30, 1998. The data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, the notes thereto and the other financial and statistical information included elsewhere in this Prospectus.

                                                 PERIOD FROM                                              THREE MONTHS ENDED
                                              FEBRUARY 24, 1995                                             SEPTEMBER 30,
                                               (INCEPTION) TO       YEAR ENDED       YEAR ENDED      ----------------------------
                                                JUNE 30, 1995      JUNE 30, 1996    JUNE 30, 1997        1996            1997
                                              -----------------    -------------    -------------    ------------    ------------
                                                                                                             (UNAUDITED)
STATEMENTS OF OPERATIONS:
Capitation Revenue.........................      $        --        $    689,068    $  10,794,909    $  1,267,613    $  4,568,707
Net revenue................................          850,665           5,428,561       12,037,188       2,194,511       3,397,694
                                              -----------------    -------------    -------------    ------------    ------------
Total revenues.............................          850,665           6,117,629       22,832,097       3,462,124       7,966,401

Medical services expense...................               --             969,677       11,188,450       1,195,501       3,908,010
Care center costs..........................          776,865           5,287,348       11,635,163       2,103,519       3,293,743
General and administrative.................        1,877,735           6,082,902       12,760,687       2,670,080       3,166,519
Depreciation and amortization..............           27,508             435,573        1,512,772         224,384         476,581
Interest and other income..................          (99,673)           (272,666)        (246,889)        (69,038)       (296,440)
Interest expense...........................           23,915             226,908          781,964         148,215         328,069
                                              -----------------    -------------    -------------    ------------    ------------
Loss before income taxes...................       (1,755,685)         (6,612,113)     (14,800,050)     (2,810,537)     (2,910,081)
Income tax expense.........................               --                  --               --              --              --
                                              -----------------    -------------    -------------    ------------    ------------
Net loss...................................      $(1,755,685)       $ (6,612,113)   $ (14,800,050)   $ (2,810,537)   $ (2,910,081)
                                              -----------------    -------------    -------------    ------------    ------------
                                              -----------------    -------------    -------------    ------------    ------------
LOSS APPLICABLE TO COMMON STOCK:
Net loss...................................      $(1,755,685)       $ (6,612,113)   $ (14,800,050)   $ (2,810,537)   $ (2,910,081)
Less: preferred stock dividends
  and accretion............................          113,300             552,531        1,382,083         223,024         805,082
                                              -----------------    -------------    -------------    ------------    ------------
Loss applicable to common stock............      $(1,868,985)       $ (7,164,644)   $ (16,182,133)   $ (3,033,561)   $ (3,715,163)
                                              -----------------    -------------    -------------    ------------    ------------
                                              -----------------    -------------    -------------    ------------    ------------
Net loss per common share..................      $      (.31)       $      (1.17)   $       (2.42)   $      (0.47)   $      (0.54)
                                              -----------------    -------------    -------------    ------------    ------------
                                              -----------------    -------------    -------------    ------------    ------------
Dividends declared per common share........               --                  --               --              --              --
Weighted average number of shares
  outstanding(1)...........................        6,000,000           6,126,410        6,690,794       6,412,434       6,928,688
                                              -----------------    -------------    -------------    ------------    ------------
                                              -----------------    -------------    -------------    ------------    ------------

                                                                   JUNE 30,                            SEPTEMBER 30,
                                                  ------------------------------------------    ----------------------------
                                                     1995           1996            1997            1996            1997
                                                  -----------    -----------    ------------    ------------    ------------
                                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents......................   $   131,885    $ 1,419,295    $  4,737,828    $  6,620,516    $ 16,300,210
Working capital (deficit)......................        73,314        882,132      (5,072,878)      5,345,956      10,473,223
Total assets...................................     1,510,171     11,154,138      23,807,580      17,999,178      38,705,351
Long term obligations..........................       587,339      5,798,037       8,122,077       6,125,650       8,111,443
Redeemable convertible preferred stock.........     1,948,300      7,910,831      19,282,113      15,623,055      38,081,056
Redeemable Class A Common Stock................         8,000      2,400,000              --       5,600,000              --
Class A Common Stock...........................            --             --           8,100              --          16,200
Total stockholders' deficit....................    (1,845,467)    (9,077,851)    (20,213,241)    (15,017,412)    (23,579,471)

---------------
(1) All shares outstanding have been adjusted to reflect a 2-for-1 stock split-up effected in the form of a dividend effective September 30, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company derives substantially all of its revenue from (i) payments made by Payors to the Company pursuant to Global Capitation Contracts and Gatekeeper Capitation Contracts ("Capitation Revenue") and (ii) the contractual management and similar fees earned under its long-term PSO Agreements with Core Medical Groups ("Net Revenues"). The Company's Net Revenues include the reimbursement of all medical practice operating costs and the contractual management fees pursuant to the PSO Agreements and other agreements. Net Revenue is recognized when services are performed and collection of the related revenue is probable.

     The Company expects that during fiscal 1998 the greatest contributor to operating income will be Capitation Revenue. Raising the Company's level of profitability associated with Capitation Revenue will depend on (i) increasing the number of PCPs in the Company's Network and increasing the number of networks the Company manages; (ii) attracting patients to enroll in benefit plans of Payors that enter into Global Capitation Contracts with the Company (principally Medicare beneficiaries); (iii) securing additional, Global Capitation Contracts and maintaining existing Global Capitation Contracts with adequate reimbursement rates; and (iv) assisting PCPs in managing the delivery of high quality care at a cost less than the payments received under the Global Capitation Contracts. In general, as the number of new Enrollees increased both the Company's revenues and expenses significantly increased; however, many but not all expense items have decreased as a percentage of total revenues. Assuming that the number of Enrollees in Payor plans which have contracted with the Company continues to increase, the Company expects this trend to continue. In October 1997, the Company entered into a Global Capitation Contract with NYLCare Health Plans of the Mid-Atlantic ("NYLCare"). The NYLCare contract increased the number of physicians in the Network by approximately 1,400 PCPs and 5,700 specialists; and the number of the Company's Medicare Enrollees by approximately 9,900 and is expected to significantly increase Capitation Revenue, which increase is expected to be offset by a corresponding increase in medical services expense and general and administrative expenses.

     The Company expects to continue expanding the Network with both Payor Providers through additional Global Capitation Contracts and with Doctors Health Providers through additional managed care contracting arrangements with PCPs in individual and group physician practices, and, to a lesser extent than in the past, with PCPs who sell their assets to the Company and become employed by a Core Medical Group. Physicians who become Doctors Health Providers designate the Company as their exclusive agent for managed care contracting with Payors with which the Company has a Global Capitation Contract and they agree to provide health care services to Enrollees under the Company's Global Capitation Contracts. Physicians who become part of the Network as Payor Providers have not designated the Company as their agent for managed care contracting.

SOURCES OF REVENUE

     CAPITATION REVENUES. Under Global Capitation Contracts, the Company receives Capitation Revenue in the form of a fixed fee or a percentage of Enrollee premiums from a Payor in exchange for undertaking the obligation to provide or arrange for the provision of substantially all of the health care services required by the Enrollees (the majority of expenses associated with such activities are reported as "Medical Services Expense"). These services are provided by PCPs, specialists, hospitals and other health care providers which are part of the Company's Network. The Company also receives revenues from Gatekeeper Capitation Contracts pursuant to which the Payor compensates the Company only for primary care medical services. The Company derives no earnings from the Gatekeeper Capitation Contracts and will attempt to convert the managed care lives in such commercial gatekeeper contracts to Global Capitation Contracts when possible.

     Due to the Company's focus on Global Capitation Contracts, the Company is exposed to certain financial risks. The Company may influence, but does not control the clinical decisions made by health care providers. To the extent that Enrollees require more care than may be anticipated or require care that is not reimbursed by the Payor, aggregate capitation payments received by the Company may not be sufficient to cover the costs of treating the Enrollees. If the Capitation Revenue is not sufficient to cover the costs, the Company's operating income would be adversely affected.

     Capitation Revenue is prepaid monthly based on the consolidated number of Enrollees and is recognized as Capitation Revenue during the month the Company becomes responsible for the care of such Enrollees. During the year ended June 30, 1996, approximately $382,000 and $307,000 were recorded as Capitation Revenue from Global Capitation Contracts and Gatekeeper Capitation Contracts, respectively, in the Company's consolidated financial statements. During the year ended

June 30, 1997, approximately $9,253,000 and $1,542,000 were recorded as Capitation Revenue from Global Capitation Contracts and Gatekeeper Capitation Contracts, respectively, in the Company's consolidated financial statements. During the period ended June 30, 1995, the Company had no Global Capitation Contracts or Gatekeeper Capitation Contracts. During the three months ended September 30, 1997, approximately $4,275,000 and $294,000 were recorded as Capitation Revenue from Global Capitation Contracts and Gatekeeper Capitation Contracts, respectively.

     Based upon the number of Medicare Enrollees participating on December 1, 1997 in the NYLCare contract and the terms and conditions of the contract, the Company anticipates that it would receive monthly Capitation Revenue of between $3,500,000 to $4,000,000. The Company commenced operations under the NYLCare contract in October 1997 and generated revenue of approximately $3,750,000 and $4,050,000 in October 1997 and November 1997, respectively. Actual Capitation Revenue earned pursuant to the NYLCare contract may vary each month due to fluctuations in the number of Medicare Enrollees.

     In December 1997, the Company also executed a letter of intent with Genesis Health Ventures, Inc. ("Genesis") whereby the Company would assume responsibility for managing physician and institutional care, subject to certain exclusions, delivered to approximately 7,000 Medicare Enrollees of an HMO located on the Eastern Shore of Maryland in exchange for a capitation fee. The Company anticipates that the agreement will commence on January 1, 1998 and have a term of two years with annual renewals after the initial term has expired. Based upon the number of Medicare Enrollees who currently participate in the HMO and the terms and conditions of the contract, the Company anticipates that it would receive monthly Capitation Revenue of approximately $2,500,000 from this arrangement. Actual Capitation Revenue earned pursuant to the Genesis arrangement may vary each month due to fluctuations in the number of Medicare Enrollees.

     The Company's commercial Global Capitation Contract provides that the Company may earn incentive revenue or incur Medical Services Expense based upon the Enrollees' utilization of hospital and other institutional services. Under this contract, the Payor allocates a monthly capitation amount to an account as an estimate of hospital and other institutional expenses that will be incurred. Actual hospital and other institutional costs are charged against such account. The Company and the Payor share equally any profit or loss arising from such account caused by hospital and other institutional expenses that are less than, or exceed the estimated amount allocated to the account pursuant to a settlement following the applicable contract year. Included in Accrued Medical Services as of June 30, 1996 and 1997 and September 30, 1997 is approximately $68,000, $180,000 and $200,000 respectively, of estimated amounts due to the Payor under this arrangement.

     Under the Company's Medicare Global Capitation Contracts, the Company has assumed responsibility for managing and paying for substantially all of the medical care for the respective Payors' Enrollees. Consequently, the Company does not perform a settlement with the Payors under the Medicare contracts.

     The Company is responsible for the expenses of some or all of the medical services provided by its PCPs, specialists and other providers to which it refers Enrollees under Global Capitation Contracts. The cost of medical services is recognized in the period in which they are provided and includes an estimate of the cost of services which have been incurred but not yet reported. The estimate for accrued medical services is calculated by pricing the open authorizations for medical services from the Company's medical management system as well as projecting the associated costs using historical studies of claims paid and actuarial assistance. Estimates are continually monitored and reviewed and, as settlements are made estimates are adjusted, and differences are reflected in current operating results. As of June 30, 1996 and 1997 and September 30, 1997, approximately $405,000, $4,975,000 and $5,752,000, respectively, was recorded in Accrued Medical Services for incurred but not reported services.

     As of December 1, 1997, the Company believed there was not a sufficient number of Enrollees under the Company's Global Capitation Contracts to realize operating income in excess of the Company's operating costs. To the extent Enrollees do not enroll in such benefit plans in adequate numbers, it will have a material adverse effect on the operating results and financial condition of the Company. The Company's ability to manage successfully the cost of care under such contracts depends on the overall health of the Enrollees, its ability to manage appropriate and timely utilization of medical resources in coordination with the clinical decision-making authority of individual physicians and its ability to maintain favorable agreements with other health care providers (hospital and ancillary services). To the extent the Company is unable to provide or arrange for the provision of substantially all of the health care services required by its Enrollees at a cost less than the Capitation Revenue received, it will have a material adverse effect on the operating results and financial condition of the Company.

     NET REVENUE. The Company currently derives a portion of its total revenues from contractual management and similar fees earned pursuant to the PSO Agreements with Core Medical Groups which employ physicians who have transferred medical practice assets to the Company. The Company intends to increase the number of PCPs who are employees of the Core Medical Groups at a rate substantially lower than in the past, and the Company expects Capitation Revenue to grow at a faster rate than Net Revenue. Thus, Net Revenue as a percentage of total revenues is expected to decrease over time. The Company provides the Core Medical Groups with traditional practice management services (such as marketing, advertising, budgeting, physician acquisition, information systems and accounting services); billing and collection of patient care fees; office personnel; equipment and office space; maintenance of patient records and other medical practice management services. Under the PSO Agreements, the Core Medical Groups agree to comply with the terms of various managed care contracts, including the delivery of health care services, 24-hour coverage, coordination with the Company's care managers, utilization review, quality assurance and peer review programs and credentialing matters.

     As consideration for the services, assets, and facilities provided by the Company, most of the Core Medical Groups agree to pay the Company the cost of services, assets and facilities provided by the Company to the Core Medical Groups. Such amounts paid to the Company are reflected in the Company's financial statements as Net Revenue.

     In addition, pursuant to the PSO Agreements with most of the Core Medical Groups, the Company is entitled to compensation from the Core Medical Groups for reimbursement of all practice operating costs and the contractual management fees due, as defined and stipulated in the PSO Agreements. For the years ended June 30, 1996 and 1997, the Company recognized approximately $141,000 and $402,000, respectively, in operating income pursuant to these provisions of the PSO Agreements. During the three months ended September 30, 1997, the Company recognized approximately $104,000 in operating income pursuant to these provisions of the PSO Agreements.

RESULTS OF OPERATIONS

     The Company's operating results are significantly affected by the number of PCPs in the Network, the number of PCPs participating in Global Capitation Contracts, the number of Global Capitation Contracts in which the Company participates, and the number of Enrollees in benefit plans under Global Capitation Contracts with the Company. The following table summarizes the Company's history with respect to PCPs, executed Global Capitation Contracts and Enrollees in benefit plans under Global Capitation Contracts with the Company:

                                                                JUNE 30, 1995    JUNE 30, 1996    JUNE 30, 1997
                                                                -------------    -------------    -------------
Number of PCPs in the Network................................         24                59              197
Number of PCPs participating in Global Capitation
  Contracts..................................................          0                45*             110*
Number of Global Capitation Contracts........................          0                 3                3
Number of Global Capitation Contract Patients:
  Commercial.................................................          0             2,039            4,943
  Medicare...................................................          0               491            3,256

                                                               SEPTEMBER 30, 1997
                                                               ------------------
Number of PCPs in the Network................................           258
Number of PCPs participating in Global Capitation
  Contracts..................................................           109*
Number of Global Capitation Contracts........................             3
Number of Global Capitation Contract Patients:
  Commercial.................................................         5,561
  Medicare...................................................         3,509

---------------
* There is a lag between when physicians join the Network and when they become eligible to participate in Global Capitation Contracts as a result of the credentialing process and other internal Company controls.

     The following table sets forth for the period ended June 30, 1995, the years ended June 30, 1996 and 1997 and the three months ended September 30, 1996 and 1997 selected financial data expressed as a percentage of total revenues. Because of the Company's limited operating history, the limited period in which it has been assisting and managing PCPs, its limited experience with Global Capitation arrangements and the growth of the Company's revenues, the Company does not believe that the period to period comparisons, percentage relationships within periods and apparent trends set forth below are necessarily indicative of future operations.

                                                        PERIOD FROM
                                                     FEBRUARY 24, 1995
                                                      (INCEPTION) TO      YEAR ENDED    YEAR ENDED          THREE MONTHS ENDED
                                                         JUNE 30,          JUNE 30,      JUNE 30,     SEPTEMBER 30,    SEPTEMBER 30,
                                                           1995              1996          1997           1996             1997
                                                     -----------------    ----------    ----------    -------------    -------------
Capitation Revenue................................            0.0%             11.3%        47.3%           36.6%            57.3%
Net revenue.......................................          100.0%             88.7%        52.7%           63.4%            42.7%
                                                         --------         ----------    ----------    -------------    -------------
Total revenues....................................          100.0%            100.0%       100.0%          100.0%           100.0%
Medical services expense..........................            0.0%             15.8%        49.0%           34.5%            49.1%
Care center costs.................................           91.3%             86.5%        51.0%           60.8%            41.3%
General and administrative........................          220.7%             99.4%        55.9%           77.1%            39.7%
Depreciation and amortization.....................            3.3%              7.1%         6.6%            6.5%             6.0%
Interest and other income.........................          (11.7%)            (4.5%)       (1.1%)          (2.0%)           (3.7%)
Interest expense..................................            2.8%              3.7%         3.4%            4.3%             4.1%
Income tax expense................................            N/A               N/A          N/A             N/A              N/A
                                                         --------         ----------    ----------    -------------    -------------
Net loss..........................................         (206.4%)          (108.0%)      (64.8%)         (81.2%)          (36.5%)
                                                         --------         ----------    ----------    -------------    -------------
                                                         --------         ----------    ----------    -------------    -------------

COMPARISON OF THE YEARS ENDED JUNE 30, 1997, 1996 AND THE PERIOD ENDED JUNE 30, 1995.

     The period ended June 30, 1995 is not comparable to the fiscal years ended June 30, 1996 and 1997, as the period ended June 30, 1995 represents only approximately four months of operations. Therefore, a comparison of increases from June 30, 1995 to other periods is generally not meaningful.

     TOTAL REVENUES. The Company's total revenues increased to $22,832,097 for the year ended June 30, 1997 from $6,117,629 in 1996 and $850,665 in 1995.
Capitation Revenue increased to $10,794,909 ($9,252,877 due to Global Capitation Contracts and $1,542,032 due to Gatekeeper Capitation Contracts) or 47.3% of total revenues for the year ended June 30, 1997, compared to $689,068 ($382,068 due to Global Capitation Contracts and $307,000 due to Gatekeeper Capitation Contracts) or 11.3% of total revenues in 1996. During the period ended June 30, 1995, the Company had no Global Capitation Contracts. This increase in Capitation Revenue from 1996 to 1997 is primarily attributable to an increase in the number of PCPs affiliated with the Company from 59 to 197, the increase in the number of PCPs participating in Global Capitation Contracts from 45 to 110 and the increase in the number of Enrollees participating in the Company's Global Capitation Contracts from 2,530 to 8,199. The Company expects the Capitation Revenue to increase in total and as a percentage of total revenues due to the increase in the number of Enrollees participating in the Company's Global Capitation Contracts.

     MEDICAL SERVICES EXPENSE. Medical services expense for the year ended June 30, 1997 was $11,188,450 or 49.0% of the total revenues compared to $969,677 or 15.8% of total revenues in 1996. During the period ended June 30, 1995, the Company had no medical services expense. The increase in 1997 resulted from the increase in the number of PCPs participating in Global Capitation Contracts from 45 to 110, and the increase in the number of Enrollees under Global Capitation Contracts from 2,530 to 8,199. The Company expects these expenses to increase as the number of PCPs participating in and the number of Enrollees under Global Capitation Contracts with the Company grow.

     CARE CENTER COSTS. Care center costs increased to $11,635,163 for the year ended June 30, 1997 from $5,287,348 in 1996 and $776,865 in 1995. As a percentage of total revenues, care center costs decreased for fiscal year 1997 to 51.0% from 86.5% in 1996 and 91.3% in 1995. The increase in care center costs resulted from the increases in the number of physicians in the Core Medical Groups from 88 to 97. While these expenses are expected to increase as the Company continues adding physicians employed in Core Medical Groups, the Company expects that these expenses will continue to decline as a percentage of total revenues.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $12,760,687 for the year ended June 30, 1997 from $6,082,902 in 1996, and $1,877,735 in 1995. As a percentage of total revenues, general and administrative expenses for fiscal year 1997 decreased to 55.9% from 99.4% in 1996 and 220.7% in 1995. The increase in dollar amount resulted primarily from increased compensation expenses from expansion of the Company's corporate management team, as well as its marketing, acquisitions, network development and care management departments and additional operating costs incurred in adding physicians to the Company's Network and attracting Enrollees in benefit plans under Global Capitation Contracts. While these expenses are expected to increase as the Company adds PCPs, the Company expects that these expenses will continue to decline as a percentage of total revenues.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased to $1,512,772 for the year ended June 30, 1997 from $435,573 in 1996 and $27,508 in 1995. As a percentage of total revenues, these expenses changed to 6.6% for fiscal year 1997 from 7.1% in 1996 and 3.3% in 1995. The increase in dollar amount resulted primarily from intangible assets acquired in connection with the purchase of certain medical practice assets from PCPs, as well as the purchase of certain fixed assets.

     INTEREST AND OTHER INCOME. Interest and other income was $246,889 or 1.1% of the total revenues for the year ended June 30, 1997 compared to $272,666 or 4.5% of total revenues in 1996, and $99,673 or 11.7% of total revenues in 1995. Changes in interest and other income were due to the variations in the Company's balance of cash and cash equivalents during the respective periods.

     INTEREST EXPENSE. Interest expense was $781,964 or 3.4% of total revenues for the year ended June 30, 1997, compared to $226,908 or 3.7% of total revenues in 1996, and $23,915 or 2.8% of total revenues in 1995. These dollar increases resulted primarily from the increase in the level of the Company's borrowings.

     INCOME TAX EXPENSE. In light of the Company's losses and its full valuation allowance for deferred tax assets, for the years ended June 30, 1997 and 1996, and the period ended June 30, 1995, the Company did not require a provision for income taxes.

     NET LOSS. The Company had a net loss of $14,800,050 for the year ended June 30, 1997 compared to $6,612,113 in 1996 and $1,755,685 in 1995.

     LOSS APPLICABLE TO COMMON STOCK. In arriving at loss applicable to common stock, the Company's net loss is increased by dividends payable to the Redeemable Convertible Preferred Stockholders and accretion. The net loss applicable to common stock was $16,182,133 for the year ended June 30, 1997 compared to $7,164,644 in 1996 and $1,868,985 in 1995.

COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 30, 1997 TO THE THREE MONTHS ENDED SEPTEMBER 30, 1996

     TOTAL REVENUES. The Company's total revenues increased to $7,966,401 for the three months ended September 30, 1997 from $3,462,124 for the three months ended September 30, 1996. Capitation Revenue increased to $4,568,707 ($4,274,995 due to Global Capitation Contracts and $293,712 due to Gatekeeper Capitation Contracts) or 57.3% of total revenues for the three months ended September 30, 1997, compared to $1,267,613 ($926,613 due to Global Capitation Contracts and $341,000 due to Gatekeeper Capitation Contracts) or 36.6% of total revenues in 1996. This increase in Capitation Revenue from 1996 to 1997 is primarily attributable to an increase in the number of PCPs affiliated with the Company from 61 to 258, the increase in the number of PCPs participating in Global Capitation Contracts from 3,139 to 9,070. The Company expects the Capitation Revenue to increase in total and as a percentage of total revenues due to the increase in the number of Enrollees participating in the Company's Global Capitation Contracts and the new NYLCare contract, effective October 1, 1997, as discussed above.

     MEDICAL SERVICES EXPENSE. Medical services expense was $3,908,010 or 49.1% of total revenue for the three months ended September 30, 1997 compared to $1,195,501 or 34.5% of total revenue for the three months ended September 30, 1996. This increase resulted from the increase in the number of PCPs participating in Global Capitation Contracts from 45 to 109, and the increase in the number of Enrollees participating in the Company's Global Capitation Contracts from 3,139 to 9,070. The Company expects these expenses to increase due to the increase in the number of PCPs participating in Global Capitation Contracts with the Company and the new NYLCare contract, effective October 1, 1997, as discussed above.

     CARE CENTER COSTS. Care center costs increased to $3,293,743 or 41.3% of total revenues for the three months ended September 30, 1997 from $2,103,519 or 60.8% of total revenues for the three months ended September 30, 1996. The increase in the dollar amount of care center costs resulted from the increase in the number of physicians in Core Medical Groups from 59 to 98. The Company expects these expenses will continue to decline as a percentage of total revenues because the Company anticipates that it will not add a significant number of physicians to the Core Medical Groups in the future.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $3,166,519 or 39.7% of total revenue for the three months ended September 30, 1997 from $2,670,080 or 77.1% of total revenues for the three months ended September 30, 1996. This increase in dollar amount resulted primarily from increased compensation expenses from expansion of the Company's corporate management team, as well as its marketing, acquisitions, network development and care management departments and additional operating costs incurred in adding physicians to the Company's Network and attracting patients who enroll in benefit plans under Global Capitation Contracts. While these expenses are expected to increase as the Company adds PCPs, the Company expects that these expenses will continue to decline as a percentage of total revenues.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased to $476,581 or 6.0% of total revenues for the three months ended September 30, 1997 from $224,384 or 6.5% of total revenues for the three months ended September 30, 1996. The increase in dollar amount resulted primarily from intangible assets acquired in connection with the purchase of certain medical practice assets from PCPs, as well as the purchase of certain fixed assets.

     INTEREST AND OTHER INCOME. Interest and other income increased to $296,440 or 3.7% of total revenues for the three months ended September 30, 1997 from $69,038 or 2.0% of total revenues for the three months ended September 30, 1996. The increase in dollar amount resulted primarily from the increase in cash and cash equivalents and short-term investments.

     INTEREST EXPENSE. Interest expense increased to $328,069 or 4.1% of total revenues for the three months ended September 30, 1997 from $148,215 or 4.3% of total revenues for the three months ended September 30, 1996. These dollar increases resulted primarily from the increase in the level of borrowings.

     INCOME TAX EXPENSE. In light of the Company's loss and its full valuation allowance for deferred tax assets, for the three months ended September 30, 1997 and 1996, the Company did not require a provision for income taxes.

     NET LOSS. The Company had a net loss of $2,910,081 for the three months ended September 30, 1997 compared to $2,810,537 for the three months ended September 30, 1996.

     LOSS APPLICABLE TO COMMON STOCK. In arriving at loss applicable to common stock, the Company's net loss is increased by dividends payable to the Redeemable Convertible Preferred Stockholders and accretion. The net loss applicable to common stock was $3,715,163 for the three months ended September 30, 1997 compared to $3,033,561 for the three months ended September 30, 1996.

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

     CASH FLOW. Net cash used in operating activities was $9,243,439 for the year ended June 30, 1997, compared to $5,057,464 in 1996 and $1,292,824 in 1995.
The use of cash for operating activities for the year ended June 30, 1997 resulted primarily from (i) $14,800,050 in net losses, (ii) a $1,501,138 increase in prepaid expenses and other receivables offset by (iii) a $5,665,582 increase in accrued and other liabilities and (iv) depreciation and amortization of $1,512,772. Net cash used in operating activities was $3,271,565 for the three months ended September 30, 1997.

     Net cash used in investing activities was $4,396,624 for the year ended June 30, 1997, compared to $2,044,842 in 1996 and $410,489 in 1995. The Company
used $2,501,963, $2,129,464 and $238,926 of cash for the acquisition of certain assets of medical practices and other fixed assets during the year ended June 30, 1997 and 1996 and the period ended June 30, 1995, respectively. Net cash used in investing activities was $3,756,178 for the three months ended September 30, 1997.

     Net cash provided by financing activities was $16,958,596 for the year ended June 30, 1997, compared to $8,389,176 in 1996 and $1,835,198 in 1995. Net cash provided by financing activities was $18,590,125 for the three months ended September 30, 1997. See "Capital Resources."

     LIQUIDITY. As of June 30, September 30, and November 30, 1997, the Company had working capital (deficit) of $(5,072,878), $10,473,223 and $8,525,823, respectively. In July 1997, the Company received net proceeds of approximately $18,700,000 from the issuance of Series D Redeemable Convertible Preferred Stock. See "Capital Resource -- Beacon Financing" below. Until the Company attracts an adequate number of capitated lives in Global Capitation Contracts, the Company expects to incur operating losses and experience negative operating cash flows. The Company believes that its cash and cash equivalents (including short-term investments) of $22,214,525 as of November 30, 1997 and internally-generated cash will be sufficient to fund the Company's operations through June 30, 1998. Subsequent to June 30, 1998, the Company will require additional capital to fund operations, potential acquisitions, capital expenditures and other commitments. At that time, the Company will seek additional capital through internally-generated funds or outside sources, but there is no assurance that the Company will be able to obtain such capital. Certain provisions of the Company's Certificate of Incorporation may discourage potential investors from providing additional capital to the Company due to certain anti-dilution protection provisions, affecting the conversion ratios of each series of Preferred Stock. Such anti-dilution provisions may be triggered upon the issuance of additional capital stock on terms more favorable than those on which the existing Preferred Stockholders obtained their stock. See "Risk Factors -- Liquidity; Restrictions on Financing," " -- Dilution," and "Description of Capital Stock."

     The Company has assessed the impact of the year 2000 issue on its reporting systems and operations. The year 2000 issue exists because many computer systems and applications currently use two digit date fields to designate a year. Management of the Company has reviewed the estimated costs to become year 2000 compliant and believes the costs will not have a material impact on the Company's financial statements and future cash flows.

     CAPITAL RESOURCES. The Company has entered into the following financing transactions during the year ended June 30, 1997:

     GENESIS FINANCING. On September 4, 1996 and January 2, 1997, the Company sold an aggregate of 571,428 shares of Series C Preferred Stock to Genesis Health Ventures, Inc. (the "Series C Preferred Stockholder") for $10,000,000 in cash. The proceeds from such sales (the "Initial Genesis Funding") have been used to fund corporate expenses in conjunction with the business strategy and the acquisition of medical practices or managed care contracting rights.

     On January 31, 1997, the Company and the Series C Preferred Stockholder entered into a Note Purchase Agreement pursuant to which the Series C Preferred Stockholder established a $5,000,000 credit facility for the Company. The Company issued its Convertible Subordinated 11% Promissory Note ("Subordinated Debt Facility") to the Series C Preferred Stockholder. As of June 30, 1997 the entire $5,000,000 is outstanding on the Subordinated Debt Facility. Interest is accrued annually and will be paid at maturity in shares of Series C Preferred Stock based upon a per share value of $17.50 per share.

The Subordinated Debt Facility matures upon the earlier of January 31, 1999, a change in control or an initial public offering of the Company's Common Stock. The Subordinated Debt Facility may be converted at any time into 285,714 shares of Series C Preferred Stock. See "Description of Capital Stock."

     HBOC TRANSACTION. On May 14, 1997, the Company borrowed $2,000,000 from HBO & Company ("HBOC"), the Company's current information system vendor, and issued its subordinated promissory note to HBOC in the principal amount of $2,000,000. The Note is payable in full on May 14, 1998. The Company is currently negotiating to refinance this Note. See "Credit Facility Refinancing Negotiations."

     BEACON FINANCING. On July 7, 1997, the Company entered into a Preferred Stock Purchase Agreement, which was amended on July 15, 1997 (the "Series D Purchase Agreement"), with The Beacon Group III -- Focus Value Fund, L.P. ("Beacon") pursuant to which the Company agreed to sell to Beacon 3,000,000 shares of the Company's Series D Redeemable Convertible Preferred Stock (the "Series D Preferred Stock") for an aggregate purchase price of $30,000,000. The parties completed an initial purchase of 2,000,000 shares for $20,000,000 on July 15, 1997. The Company incurred issuance costs of approximately $1,289,000 in connection with the Series D financing including financing and due diligence fees. The $18,711,000 in net proceeds will be used to fund the expansion of the Company and operating losses. Under the Series D Purchase Agreement, the Company expects to complete a subsequent sale of 1,000,000 shares for $10,000,000 on or before June 30, 1998, subject to certain conditions set forth in the Series D Purchase Agreement. Such conditions include that no event or change shall have caused any material adverse effect on the Company's business, assets, liabilities, properties, condition, prospects, operations or results of operations of the Company. See "Description of Capital Stock" and "Risk
Factors -- Liquidity; Restrictions on Financing," and " -- Dilution."

     CHASE CREDIT FACILITY. The Company has established an $11,000,000 credit facility ("Credit Facility") with Chase Manhattan Bank, N.A. ("Chase") for the purpose of refinancing its NationsBank Credit Facility of $4,000,000, which was repaid in November 1997. In addition, the Credit Facility will support a $4,400,000 standby letter of credit which will be required under the Company's new Global Capitation Contract with NYLCare. The maturity date of the $11,000,000 Credit Facility will be November 1, 1998. The Credit Facility will be collateralized by the Company's cash assets under management with Chase Asset Management, Inc. and charge interest at an annual rate of approximately 6.5%.

                                    BUSINESS

GENERAL

     The Company is a physician driven managed care and medical management company which operates in conjunction with a comprehensive network of primary care physicians ("PCPs"), specialists, hospitals and other health care providers (the "Network"). As of December 1, 1997, the Network included approximately 9,500 physicians in Maryland, Washington, D.C. and Virginia, including approximately 1,700 PCPs, and 7,800 specialists (including obstetrician-gynecologists). Within the Company's Network are various smaller networks of physicians and other health care providers with various levels of affiliation with each other and with the Company.

     The Company's primary focus is managing the delivery of quality health care services to Enrollees of health maintenance organizations and other prepaid health insurance plans (collectively, "Payors"). A portion of the Company's Network includes certain medical groups, physician networks, independent practice associations ("IPAs") and other health care providers that have affiliated with the Company through a variety of contractual relationships whereby such providers have designated the Company as their agent for the purpose of negotiating Global Capitation Contracts and other managed care contracts ("Doctors Health Providers"). The Company's Network is designed to provide Payors with a single-source of well-managed health care providers and to give the Company access to, and increase its bargaining power for, managed care contracts. The Company's Network also includes physician networks affiliated with certain Payors with which the Company has contracted to provide management services on a capitated basis ("Payor Providers").

     Historically, physicians have provided medical care on a fee-for-service basis delivered through a fragmented system of health care providers, including individual or small groups of PCPs and specialists. The traditional system provided few incentives for the efficient utilization of resources and has contributed to increases in health care costs that are significantly higher than historical inflation rates. Concerns over the accelerating cost of health care have caused employers, individuals and the federal and state governments to turn to HMOs and other forms of managed care in an attempt to manage health care costs more effectively. The Company believes that overall enrollment in HMOs will continue to increase due to the fact that

HMOs generally offer lower overall premium costs than traditional health insurance which reimburses physicians on a fee-for-service basis.

     In an effort to manage their costs and minimize their risk, Payors are shifting from fee-for-service payments for physicians and are increasingly utilizing "capitation" arrangements. Under capitation arrangements, physicians receive a fixed monthly fee per assigned patient and agree to provide certain health care services required by such patient. Under these arrangements, physicians or managed care companies such as the Company assume the risk that they will be able to provide medical care at costs less than the capitation payment. The Company believes that traditional PCPs and small group specialty practices are at a disadvantage in a managed care environment because they have high operating costs, little bargaining power with Payors and little or no information or data regarding utilization of health care services or the total health care costs of treating their patients, and therefore are unable to assess the business risks of managed care. As a result of these trends, PCPs and specialists have begun to abandon traditional practices in favor of affiliating with larger organizations, such as the Company, to negotiate capitation rates and incentive payments with Payors, and to provide management and other services to physicians to manage the economic risk involved in providing health care.

     The Company's overall strategy is to deliver health care at a cost which is less than the revenues it receives under the capitation contracts it has with Payors (the "Global Capitation Contracts"). The Global Capitation Contracts obligate the Company to provide primary care, specialist, hospital and other services to the Enrollees of Payors' health plans. To achieve its strategy, the Company emphasizes preventive medical care services to reduce instances of high-cost, acute care episodes and manages certain medical cases to ensure proper and efficient treatment. The Company arranges for the cost-effective delivery of health care services through managed care contracts with various health care providers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     As a managed care company, the Company negotiates and enters into Global Capitation Contracts with Payors. Under such contracts, Payors pay the Company a fixed amount per month based on the number of Enrollees who have selected a PCP in the Network and the Company provides for the health care needs of such Enrollees (to the extent covered by the Global Capitation Contract). Through its contractual arrangements with its Network providers, the Company pays the health care costs of Enrollees. The Company also receives a management fee derived from revenues earned by certain physician medical groups it has organized (the "Core Medical Groups") pursuant to certain long-term management agreements between the Core Medical Groups and the Company ("PSO Agreement"). The PCPs who have affiliated with the Company designate the Company as their agent for the purpose of negotiating Global Capitation Contracts and other managed care contracts.

     As a medical management company, the Company coordinates the delivery of medical care by the various health care providers in the Network. Through a care management department consisting of physicians, nurses, social workers and other staff, the Company seeks to promote the wellness of patients, control costs, and encourage patient satisfaction through the delivery of medical management services. Such medical management services include case and disease management, utilization review and quality management services.

HISTORY OF THE COMPANY

     FORMATION. The Company was incorporated in Maryland in June 1994, commenced operations on February 24, 1995 and re-incorporated in Delaware in October 1997. The Company and its concept of a primary-care driven integrated health care network emerged from Baltimore Medical Group, P.A. ("BMGPA"), a professional association of primary care doctors which was formed in the Spring of 1993. The physicians of BMGPA planned the formation of one or more business entities to provide the management, administrative, contracting, recruiting and marketing services needed by the physicians. The Company was organized as a managed care and medical management company to provide, or cause to be provided, all of the business services that were required by BMGPA other than the provision of medical care to patients. In February 1995, the Company commenced operations by
(i) reorganizing BMGPA and facilitating the transfer of its laboratory assets to Baltimore Medical Group, LLC, the Company's first Core Medical Group, (ii) assuming exclusive management responsibility and control over the practice assets and employees of the 15 BMGPA physicians, and (iii) issuing Class B Common Stock of the Company to Medical Holdings Limited Partnership ("MHLP"), a Maryland limited partnership owned primarily by the 15 BMGPA physicians. Drs. Scott Rifkin, Alan Kimmel, J. David Nagel, Peter LoPresti, and Richard Diamond, five of the original members of Baltimore Medical Group, LLC, are currently directors of the Company.

     The Company received the BMGPA physicians' assets in a reorganization through MHLP. In February 1995, at the time of the establishment of Baltimore Medical Group, LLC, the BMGPA physicians transferred certain assets of their medical practices, excluding laboratory and other ancillary assets, to MHLP in exchange for an aggregate consideration of approximately $467,000, consisting of
(i) limited partnership interests in MHLP that are currently equal to approximately a 22.5% interest in MHLP, (ii) approximately $19,000 in cash, and (iii) promissory notes with an aggregate face value of approximately $443,000. In order to comply with applicable regulatory requirements, the laboratory and other ancillary assets were transferred directly to Baltimore Medical Group, LLC by BMGPA. MHLP simultaneously conveyed substantially all of its assets to the Company, and the Company issued to MHLP 4,400,000 shares of the Company's Class B Common Stock. The physician owners of BMGPA became members and employees of Baltimore Medical Group, LLC, and have continued the practice of medicine through Baltimore Medical Group, LLC. Pursuant to the PSO Agreement between the Company and Baltimore Medical Group, LLC, the Company (i) performs managed care contracting and practice management services for Baltimore Medical Group, LLC; (ii) leases the assets used by the Baltimore Medical Group, LLC physicians in their medical practices; and (iii) provides non-medical employees to Baltimore Medical Group, LLC. See "Business -- Operations -- Network Development."

     Under the MHLP Partnership Agreement and other related documents, shares of the Company's Class B Common Stock held by MHLP will be distributed to the partners of MHLP upon a change in control of the Company, an underwritten public offering of the Company's common stock, or certain events of liquidation of the Company. The General Partner of MHLP is BMGGP, Inc., a Maryland corporation, which owns a one percent (1%) interest in MHLP. The stockholders of BMGGP, Inc., are 17 of the initial members of Baltimore Medical Group, LLC, and the 17 initial limited partners of MHLP, including Drs. Rifkin, Kimmel, Nagel, Diamond and LoPresti. Accordingly, the members of Baltimore Medical Group, LLC, indirectly own shares of the Class B Common Stock through their limited partnership interests in MHLP and, for the initial 17 members of Baltimore Medical Group, LLC, as stockholders of BMGGP, Inc.

     EXPANSION. Since the formation of Baltimore Medical Group, LLC and MHLP, the Network has grown through various affiliations with physicians. Such affiliations have included physicians who have contractually agreed to participate in the Company's managed care contracts and physicians who have sold certain assets of their medical practices and acquired limited partnership interests in MHLP and membership interests in one of the Company's five Core Medial Groups: Baltimore Medical Group, LLC, Carroll Medical Group, LLC, Cumberland Valley Medical Group, LLC, Doctors Health Montgomery, LLC, or Anne Arundel Medical Group, LLC. In some instances, physicians have received shares of the Company's Class B Common Stock directly in lieu of partnership interests in MHLP. See the Chart on page 25 for a diagram of the various contractual and other relationships among the Company, Network providers and stockholders.

     As of December 1, 1997 the Company had obtained the right to negotiate and execute managed care contracts for 326 PCPs through agreements with individual PCPs, independent IPAs and independent medical groups and through acquisitions of assets of the medical practices of PCPs who became employees of a Core Medical Group. The Company expects it will continue to expand its Network through Global Capitation Contracts which bring Payor Providers into the Network and through managed care contractual arrangements with individual physicians, independent IPAs and existing practice groups in which such physicians agree to serve managed care patients through the Company's Global Capitation Contracts. In addition, the Company is pursuing acquisition and expansion opportunities in the Baltimore and Washington metropolitan areas, other regions in the State of Maryland, the Commonwealth of Virginia and surrounding regions. While the Company also expects to add physicians to its Core Medical Groups by acquiring their assets, such transactions are expected to play a smaller role in the Company's expansion strategy.

     In October 1997, the Company entered into a Medicare Global Capitation Contract with NYLCare whereby the Company agreed to manage the delivery of health care to NYLCare Medicare HMO Enrollees. The medical services under the NYLCare contract will be provided substantially by Payor Providers within NYLCare's own network. NYLCare Enrollees also have the option of selecting any of the Company's Providers. The Company has also executed a letter of intent with Genesis to enter into a similar arrangement whereby the Company would assume responsibility for managing all physician and institutional care, subject to certain exclusions, delivered to the Enrollees of a Medicare HMO program on the Eastern Shore of Maryland. The addition of these two contracts extends the geographic scope of the Company's operations into the Richmond metropolitan area and other regions of Virginia and the Eastern Shore of Maryland. These contracts represent the commencement by the Company of a different operational model of providing medical management services by assisting Payors in managing their own networks as opposed to the model whereby the Company managed its own Doctors Health Provider network and negotiated contracts on behalf of the Doctors Health Providers. The Company intends to continue to operate under both models; however, it is presently anticipated that the greater contributor to revenue and income in the near term is likely to result from managing the networks of Payors.

     Set forth below is an organizational chart reflecting, as of December 1, 1997, the equity, contractual and other relationships among the Company, its stockholders, and participants in the Company's Network.

                                    [CHART]

STRATEGY

     The Company believes the evolution of managed care in the health care industry has created an opportunity to provide health care more efficiently and profitably than is possible under the traditional "fee-for-service" or "HMO network" models. Through the Doctors Health Provider network and its medical management services, the Company has enhanced its bargaining power to negotiate favorable Global Capitation Contracts with Payors. The Company has also capitalized on its expertise in managing the delivery of health care in an efficient and cost-effective manner by entering into strategic partnerships with Payors to manage the existing provider networks of such Payors. The key elements of the Company's strategy are as follows:

     NETWORK DEVELOPMENT. The Company has constructed its Network by entering into various affiliation arrangements with PCPs, specialists, hospitals and other health care providers in the Baltimore and Washington metropolitan areas, Northern Virginia and surrounding regions to enable it to assume risk under Global Capitation Contracts for certain health care services. With respect to Doctors Health Providers, the Company obtains the right to negotiate and execute managed care contracts on behalf of individual physicians, independent IPAs and medical groups, and PCPs who have sold their practice assets to the Company and become employed by a Core Medical Group. With respect to Payor Providers, the Company obtains the right to manage the delivery of health care provided by the health care professionals within the Payor's existing provider network.

     EFFECTIVELY MANAGE THE DELIVERY OF MEDICAL CARE. The Company believes that much of the high cost of health care and patient dissatisfaction is caused by excessive utilization of high cost services and the lack of incentives in the health care system to help patients avoid high-cost, episodic care. Accordingly, the Company coordinates the delivery of health care services among the physicians, hospitals, and other providers within the Network to (i) focus on wellness and health promotion programs managed by the Company and individual PCPs, (ii) reduce specialist and other provider costs through early and effective care management services; and (iii) reduce medical costs, particularly inpatient costs, through more efficient utilization of alternative medical care strategies such as outpatient or home care, where medically appropriate. Through these procedures, the Company believes that it can reduce the overall cost of medical care to its Enrollees and increase patient satisfaction.

     MEDICARE MANAGED CARE. An important element of the Company's strategy is the enrollment of Medicare-eligible persons in the Medicare managed care plans with which the Company contracts. Compensation rates for Medicare patients are considerably higher than for non-Medicare patients, reflecting the greater historical expense of providing care to Medicare patients. Accordingly, an important component of the Company's strategy is to (i) obtain access to significant numbers of Medicare patients through various contractual arrangements with Payors and PCPs; (ii) work closely with managed care plans with which the Company contracts to educate Medicare fee-for-service patients of the PCPs about the advantages of Medicare managed care plans in order to encourage those patients to enroll in a Medicare managed care plan; and (iii) attract new Medicare patients to enroll in Medicare HMOs with whom the Company contracts. Through application of its medical management procedures, the Company believes that it can reduce the costs of delivering medical care to Medicare Enrollees.

     ATTRACTIVE TO PHYSICIANS. The Company seeks to be attractive to physicians, particularly to PCPs. The Company is dedicated to the creation of professionally managed networks that facilitate physicians focusing on the practice of medicine using clinical protocols and procedures developed in cooperation with fellow physicians and other sources. The Company also believes that it provides doctors with the opportunity to benefit from the Company's greater bargaining power in negotiating capitated managed care contracts as a result of the size and quality of the Network. Further, the Company believes it affords affiliated physicians a greater degree of clinical autonomy than is generally permitted in most managed care contractual arrangements.

     STRATEGIC PARTNERING WITH PAYORS. The Company has also increased the size of its Network by entering into Global Capitation Contracts with Payors to manage the delivery of health care by the providers in the existing network of such Payors. Under such contracts, the Company is paid a monthly capitation amount and assumes the risk for providing the health care required by the Payors' Enrollees. The Company believes it can capitalize on its expertise in managing the efficient delivery of health care so that the resulting cost of delivering the health care is less than the capitation payment received under such contracts.

OPERATIONS

     The Company's operations consist of (i) negotiating Global Capitation Contracts and other risk arrangements with Payors; (ii) providing and developing medical management services to Enrollees and Payors, including physician credentialing, care management, utilization review, referral management and disease management; (iii) recruiting of physicians and other health care providers to further expand and develop the Network, including the negotiation and execution of managed care contracting agreements with individual physicians, independent groups and IPAs; (iv) providing traditional practice management to PCPs who practice medicine through the Core Medical Groups; and (v) marketing to recruit new Enrollees. For information regarding the amounts of revenue derived from the various aspect of the Company's business, see "Management's Discussion and Analysis and Results of Operations -- Sources of Revenue" and " -- Results of Operations" and the Company's Audited Consolidated Statements of Operations and Notes 1 and 3 thereto set forth in the "Financial Statements" section of this Prospectus.

     MANAGED CARE CONTRACTING. The Company negotiates for and enters into Global Capitation Contracts with Payors to arrange for health care services to be provided to the Enrollees in the Payors' health insurance plans. As of November 30, 1997, the Company had 19,819 Enrollees covered by its Global Capitation Contracts. Of these Enrollees, 5,976 participated in the Company's commercial Global Capitation Contracts and 13,843 participated in the Company's Medicare Global Capitation Contracts.

     Global Capitation Contracts typically obligate the Company to provide and pay for all physician services (except for negotiated carve-outs) and, in certain contracts, hospital and ancillary services for a percentage of the premium or a fixed capitation payment. The payment from a Payor to the Company is typically calculated based on the number of Enrollees of the Payor who have selected the Company's PCPs. Most of such Global Capitation Contracts have terms of approximately one to three years and, after the initial term, are typically renewable for one-year terms unless canceled by either party. In its Global Capitation Contracts, the Company currently attempts to assume risk for all services, except mental health and pharmacy. Eye care, home health and durable medical equipment also may be carved out of the Company's risk due to more competitive terms for these services being available to Payors based on their existing national relationships. The Payor in each contract also retains a percentage of the premium to perform marketing, enrollment and certain administrative services.

     The Company also is a party to certain capitation contracts pursuant to which the Payor compensates the Company only for primary care medical services ("Gatekeeper Capitation Contracts"). The Company derives no earnings from the Gatekeeper Capitation Contracts and will attempt to convert the managed care lives in such commercial gatekeeper contracts to Global Capitation Contracts when possible.

     During fiscal 1997, the Company had Medicare Global Capitation Contracts with Health Care Corporation of the Mid-Atlantic ("HCCMA") and Chesapeake Health Plan, Inc., a subsidiary of United Health Care of the Mid-Atlantic ("Chesapeake"), resulting in revenue of $7,653,000. The Company's one commercial Global Capitation Contract, with Free State Health Plan, Inc., a subsidiary of Blue Cross-Blue Shield of Maryland ("Free State"), generated revenue of $1,600,000 in fiscal 1997.

     In October 1997, the Company entered into a Medicare Global Capitation Contract with NYLCare which has an initial term of three years. Pursuant to the NYLCare agreement, NYLCare has designated the Company as its "Network Manager" responsible for managing the health care needs of approximately 9,900 NYLCare Medicare managed care patients who reside in certain portions of Maryland, Washington, D.C. and Virginia. Initially, substantially all of the health care will be provided through NYLCare's existing network of approximately 1,400 PCPs and 5,700 specialists. However, NYLCare Enrollees may select a PCP from the Doctors Health Provider Network or utilize any of the other providers in the Network. The Company will manage the delivery of health care provided by the Payor Providers within NYLCare's network through the Company's care management department.

     Based upon the number of Medicare Enrollees participating in the NYLCare contract on December 1, 1997, and the terms and conditions of the contract, the Company anticipates that it would receive monthly Capitation Revenue of between $3,500,000 and $4,000,000. The Company commenced operations under the NYLCare contract in October 1997 and generated revenue of approximately $3,750,000 and $4,050,000 in October 1997 and November 1997, respectively. Actual Capitation Revenue earned pursuant to the NYLCare contract may vary each month due to fluctuations in the number of Medicare Enrollees.

     In December 1997, the Company executed a letter of intent with Genesis whereby the Company would assume responsibility for managing the physician and institutional care, subject to certain exclusions, delivered to approximately 7,000 Medicare Enrollees of an HMO located on the Eastern Shore of Maryland in exchange for a capitation fee. The Company anticipates that the agreement will commence on January 1, 1998 and have a term of two years with annual renewals after the initial term has expired. Based upon the number of Medicare Enrollees who currently participate in the HMO and the terms and conditions of the contract, the Company anticipates that it would receive monthly Capitation Revenue of approximately $2,500,000 from this arrangement. Actual Capitation Revenue earned pursuant to the Genesis arrangement may vary each month due to fluctuations in the number of Enrollees. It is anticipated that, at the outset, the Enrollees will be serviced primarily by Payor Providers. The Company will manage the delivery of health care provided by the Payor Providers within the HMO's network through the Company's care management department.

     The initial terms of the Company's Medicare Global Capitation Contracts with HCCMA and Chesapeake expired during fiscal year 1997. However, the terms of the HCCMA contract provide for automatic renewal of the contract for a period which ends December 31, 1997. The terms of the Chesapeake contract provide for automatic renewal of the contract in one year increments, the current term of which expires May 31, 1998. The Chesapeake contract may, however, be terminated by either party for cause with 90 days notice and without cause with 120 days notice. Similarly, the Company's commercial Global Capitation Contract with Free State terminated during fiscal year 1997, but the Company and Free State have orally agreed to continue to conduct business pursuant to such contract until the parties complete negotiations for the terms of a new agreement. The initial term of the NYLCare contract ends in October 2000. It is expected that the arrangement with Genesis would commence on January 1, 1998 and have a term of two years with annual renewals after the initial term has expired.

     MEDICAL MANAGEMENT. The Company believes the most successful approach to managing capitation risk and the costs associated with that risk is through the care management process. Care management seeks to promote the wellness of patients, control costs, encourage patient satisfaction and coordinate and integrate the health care services provided by the Company's Network. The Company's care management program consists of credentialing, utilization review, referral management, case management, disease management and quality management. These programs seek to improve and preserve the quality of health care services provided by the Company's Network and control the cost of medical care. Under two of the Company's Global Capitation Contracts, Payors have delegated to the Company utilization review and care management. The Company employs 13 care management personnel with experience in medical director, nursing, social work, case management, and other patient care management. All of the Company's care management staff are either physicians, registered nurses or licensed social workers.

     CREDENTIALING. All Doctors Health Providers must complete the Company's credentialing process. In accordance with the Company's credentialing policies and procedures, these physicians submit a comprehensive application to the Company's credentialing staff. The application materials are reviewed by the Company and submitted to an external credentialing verification organization, which provides primary source verification of information submitted in the application. The application is then submitted to the Company's physician credentialing committee and Medical Director for approval. The Company believes its credentialing process helps ensure the quality of the PCPs and specialists in the Network and promotes the quality of care provided to patients.

     REFERRAL AND UTILIZATION MANAGEMENT. The Company also performs referral and utilization management. Referral and utilization management encourages PCPs in the Network to provide cost-effective, quality care by emphasizing preventive medicine and by eliminating unnecessary tests, procedures, surgeries, hospitalizations and referrals to specialists. The Company's utilization management staff reviews for medical appropriateness selected referrals by PCPs in the Network under the Company's Global Capitation Contracts to other providers for the use of ancillary services, and for inpatient hospital admissions. The Company utilizes health care management guidelines that are widely accepted in the health care industry to review referrals for clinical appropriateness. The Company shares the guidelines with physicians and prepares and provides other educational programs regarding utilization and referrals, including comparative data, to the PCPs. The PCPs provide information regarding referrals to the Company's utilization management staff which reviews referrals for services not provided by such PCPs. The Company's utilization management coordinator and Medical Directors perform a network assessment and appropriateness review. Utilization and referral management is a critical component of the Company's operations because it promotes the effective and efficient use of medical resources, controls the cost of medical care, and contributes to the Company's ability to negotiate and obtain favorable shared risk arrangements with Payors.

     DISEASE MANAGEMENT PROGRAM. The Company promotes wellness and seeks to avoid hospitalizations, reduce length of in-patient stays, and otherwise reduce costs associated with high-frequency and high-cost chronic patient conditions through its disease management program. The Company's program is currently focused on three of the most expensive and debilitating ailments suffered by patients: congestive heart failure, diabetes and asthma. The disease management process involves physicians and employees from many of the Company's departments, including utilization management, case management, education specialists, physician liaisons and contracting. The Company gathers data and other information regarding these conditions, such as morbidity and mortality statistics, length of stay and hospital admission rates, and other data related to the cost of care associated with such conditions. The Company also identifies patients participating in its Global Capitation Contracts that are at risk or suffering from one or more of these conditions. Physicians design a recommended disease-specific medical approach, and the Company's employees involved in disease management, using the resources of many of

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the Company's departments, develop a plan to provide cost-effective, high quality care to patients suffering from these chronic diseases. Specifically, the Company establishes utilization and referral parameters, develops specialized pharmaceutical and nutritional programs, provides education to patients, monitors specific cases and provides patient support.

     The Company develops its clinical protocols in consultation with physicians and other sources. Physicians in the Company's Network remain free to diverge from the protocols when they determine that it is medically appropriate to do so. The Company's contracts with physicians and other health care providers expressly state that the Company will not interfere with the physician's relationship with and responsibility to the patient. While the clinical protocols and procedures may assist the physician in providing cost-effective and high quality care, the physician remains free and has the duty under all of the Company's contracts to treat patients as he or she deems necessary, and not to discriminate against patients covered by the Company's managed care plans.

     CASE MANAGEMENT PROGRAM. The Company's case management program also focuses on patient satisfaction and cost savings by identifying patients whose diagnoses will require significant medical care. The Company's staff of case managers coordinate all aspects of the care of such patients, including development of a care plan in coordination with the patient's PCP. The care plan includes evaluating whether a particular treatment is appropriate, whether there are alternate sites to provide the treatment, and the availability of community resources to meet treatment needs. Management believes effective case management will assist PCPs and other health care professionals to slow the progression of the disease, ensure patient compliance with the required treatment, reduce hospital admissions and lengths of stay, as well as improve patient satisfaction. The Company believes that integrated health care, with the PCP at its core, is both less expensive and provides better health care for the vast majority of patients.

     QUALITY MANAGEMENT PROGRAM. In order to help ensure the quality of health care services to patients and manage the costs of health care, the Company's care management department administers a quality management program which monitors patient satisfaction and the quality of medical records. The care management department conducts reviews of random samples of cases to monitor consistency with the Company's policies and procedures regarding referral management, utilization management and case management. The Company's care management department has developed and implemented its policies and procedures in compliance with the standards as specified by certain national accreditation organizations for the health care industry.

     NETWORK DEVELOPMENT. Consistent with the Company's strategy to focus on primary care providers, the Company has developed its Network by establishing contractual arrangements with PCPs through (i) independent IPAs and independent medical groups; (ii) consolidation of physicians in Core Medical Groups through asset purchase and employment transactions; and (iii) Global Capitation Contracts with Payors to manage such Payor's existing Payor networks. The Company has also affiliated with various specialists, hospitals and other health care providers through a variety of contractual arrangements.

     INDEPENDENT PRACTICE ASSOCIATIONS. Historically, the Company has expanded the Network by contracting with physicians in a variety of IPA arrangements in which individual PCPs authorize the IPA to negotiate managed care contracts on their behalf and the IPA then authorizes the Company to negotiate such contracts on behalf of the IPA. In some cases, the Company contracts with or through an existing IPA, while in other cases the Company assists physicians who may wish to establish an IPA. The Company may contract with IPAs on (i) an exclusive basis, pursuant to which a physician is obligated to conduct all managed care contracting through the Company; (ii) a non-exclusive basis, pursuant to which a physician may contract for managed care with others but agrees to take all patients referred by the Company; or (iii) other contractual terms which may involve a physician contracting for managed care through others or choosing to accept or deny patients referred by the Company. As of December 1, 1997, the Company had 229 PCPs in the Network pursuant to IPA arrangements.

     CORE MEDICAL GROUPS. Since the Company's inception, sole proprietors or small medical groups have organized to conduct group medical practices as Core Medical Groups affiliated with the Company. Each Core Medical Group is comprised of a group of physicians under common management and is designed to provide a full and coordinated spectrum of medical services to patients and meet Payors' needs. The Core Medical Groups have been formed in five geographic markets in Maryland. As of December 1, 1997, 97 PCPs were participating in the Company's Network as employees of five Core Medical Groups.

     In typical Core Medical Group transactions, the Company purchases from a PCP or medical group of PCPs certain medical practice assets as well as contract rights under certain business contracts of the medical practice and assumes specified liabilities or obligations. The PCP receives a combination of cash and Class B Common Stock of the Company, the aggregate value of which is determined by negotiation between such PCP and the Company.

     Such PCPs enter into Employment Agreements with the Core Medical Group with a term of ten years. The Company provides managed care contracting and practice management services to the Core Medical Groups (and indirectly to its Physicians) pursuant to 30 year PSO Agreements (with automatic, renewable ten year terms) entered into between the Company and each Core Medical Group. The Company's structure and the clinical independence of the Core Medical Groups enable the Core Medical Groups' member physicians to retain their autonomy and control over clinical decisions through their ownership interests in the Core Medical Groups.

     MANAGING PAYOR NETWORKS. The Company has entered into Global Capitation Contracts with certain Payors pursuant to which the Company is responsible for managing the delivery of health care by the providers within an existing network established by the Payor. The providers in such Payor networks are contractually obligated to provide medical services to the Enrollees of each such Payor. By virtue of the Company's Global Capitation Contract with the Payor, the Payor's providers are obligated to accept as patients any Enrollee of the Company who selects such provider and to follow, generally to the same extent required of Doctors Health Providers, the procedures and protocols of the Company's care management department. The addition of such physicians and other health care providers in such Payor's networks has substantially increased the size of the Company's overall Network. As of December 1, 1997, the Company had approximately 7,100 PCPs and specialists in the Network as Payor Providers as a result of such Global Capitation Contracts involving the management of Payor networks.

     CONTRACTING WITH SPECIALISTS. The Company contracts with specialist physicians for the provision of services to the Company and its affiliated PCPs in a variety of ways, typically consisting of contractual arrangements involving discounted fee-for-service or sub-capitation compensation arrangements. As of December 1, 1997, the Company had approximately 2,100 specialists (including obstetrician-gynecologists but excluding Payor providers) in its Network pursuant to various contractual arrangements.

     CONTRACTING WITH HOSPITALS AND OTHER PROVIDERS. The Company contracts with hospitals ("Participant Hospitals") to participate in the Network through hospital managed care agreements ("Hospital Agreements") pursuant to which the Company will agree to make the hospital the referral hospital of choice within a specific service area for specified categories of managed care patients and specified categories of service. Each Participant Hospital must meet cost and quality standards and agree to cooperate with the Company in the implementation of utilization review, to include pre-admission guidelines and processes, patient care and cost tracking, information exchanges and management reporting systems and the development of innovative pricing arrangements. Certain arrangements with hospitals in Maryland require the approval of the Maryland Health Services Cost Review Commission, which approval has been granted on a case by case basis. The Company has entered into Hospital Agreements with the University of Maryland Medical System, St. Joseph Medical Center, Inc., Suburban Hospital, Doctors Hospital and Georgetown University Hospital. The Company also enters into contracts with other health care providers to participate in the Network.

     PRACTICE MANAGEMENT SERVICES. Pursuant to the Company's PSO Agreements, the Company's operations include the delivery of certain practice management services to the PCPs who are members of the Core Medical Groups. Such services include administrative, legal and accounting services, lease negotiations, and financial, billing and collection services. The practice management services provided by the Company also include maintaining the financial and business books and records of the Core Medical Groups, providing legal support, providing marketing and advertising, and paying for costs and expenses incurred in connection with the operation and administration of the Core Medical Group's practice of medicine.

     The Company operates a billing center in White Marsh, Maryland which generates and delivers bills to patients and Payors, and collects amounts owed. As of December 1, 1997, the Company provided billing services for 97 PCPs and two laboratories. The Company does not intend to increase significantly the number of PCPs who receive these services.

     MARKETING TO RECRUIT NEW ENROLLEES. The Company has developed and is implementing a marketing program in conjunction with HCCMA, Chesapeake and NYLCare to enroll Medicare-eligible patients in HCCMA's and Chesapeake's Medicare HMOs, respectively. The Company may participate in similar marketing programs with other Payors in the future.

          Set forth below is a chart depicting the Company's Network.

                                    [CHART]

GOVERNMENTAL REGULATION

     The health care business generally, the activities of the Company, and the activities of PCPs and other health care providers in the Network are subject to extensive and pervasive federal and state regulation. The Company believes that its operations are in material compliance with applicable federal and state laws and regulations, as currently interpreted and applied. Nevertheless, federal and state laws and regulations, including the federal "fraud and abuse" laws, "Stark" and state law restrictions on physician self-referral, and the pervasive regulation of the activities of managed care entities, tend to be broadly written and lack extensive judicial interpretation. There can be no assurance that a review of the Company's operations and structure by regulatory authorities or courts might not result in a determination that could adversely affect the Company. Moreover, the regulatory environment in which the Company operates has changed materially in recent years, and future changes are likely, some of which could restrict the Company's existing structure or business relationships, limit its growth, or inhibit its financial operations or opportunities for success.

     MEDICARE AND MEDICAID FRAUD AND ABUSE LIMITATIONS. Under the Social Security Act, it is a felony, punishable by imprisonment or fines or both, to make false statements of material fact in Medicare or Medicaid billing, or knowingly and willfully to offer, pay, solicit or receive, directly or indirectly, any form of remuneration in exchange for referring any patients or arranging or furnishing any item or service reimbursable by the Medicare or Medicaid programs (the "fraud and abuse" or "anti-kickback" rules). Criminal prosecutions are controlled by the Justice Department. The Department of Health and Human Services ("DHHS"), through the Office of the Inspector General (the "OIG"), may bring civil actions for monetary penalties and to exclude individuals from participating in the Medicare or Medicaid programs for violations of the fraud and abuse rules. The fraud and abuse rules are broadly drafted, and have been broadly interpreted by courts. Read literally, the fraud and abuse rules may prohibit not only kick-backs but many legitimate business arrangements and joint venture activities. Many states have adopted rules similar to the fraud and abuse rules. While the Company believes that its activities do not violate the fraud and abuse rules, there can be no assurance that federal or state regulators might not challenge some of the Company's activities.

     Concerned that legitimate business arrangements were being stifled by the fraud and abuse rules, Congress directed DHHS to promulgate regulations which establish "safe harbor" exceptions to the fraud and abuse rules. Initial safe harbors were adopted in July 1991, and others have been proposed and adopted from time to time. Some of these safe harbors are applicable to the activities of the Core Medical Groups, its employee physicians, and the Company, including provisions related to space and equipment leases, personal service and management contracts, the sale of practices, bona fide employment relationships, group practices, physician incentive plans and managed care contracting activities. Basically, all lease and services agreements must be in writing, describe all services to be provided, be on commercially reasonable terms, and require payment consistent with fair market value in arms length transactions which is not determined by taking into account the volume or value of referrals of Medicare and Medicaid business. The Company believes that its lease and management activities generally fall within the safe harbors. However, no independent appraisal or fairness opinion concerning the fair market value of such leases or services agreements or the reasonableness of the consideration received by the Company therefor has been secured, and there can be no assurance that federal or state regulators might not challenge some of the transactions or practices of the Company. Failure to comply with a safe harbor exception or the lack of a safe harbor with respect to a transaction does not itself result in, or constitute a violation of, the fraud and abuse rules.

     RECENT FEDERAL LEGISLATION. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the Balanced Budget Act of 1997 ("BBA") created significant new fraud and abuse related provisions. One of the new programs created was the opportunity to obtain an advisory opinion from the Office of the Inspector General of the Department of Health and Human Services ("OIG") regarding whether proposed transactions would violate either the anti-kickback statute or the physician self-referral statute ("Stark"). Written advisory opinions bind all parties to the advisory opinion, and are to be issued within a sixty-day time period. The Company has not requested an advisory opinion with respect to any of its transactions.

     In addition, HIPAA created a new safe harbor from the Medicare and Medicaid fraud and abuse limitations for risk-sharing arrangements between providers and managed care organizations. Regulations implementing this new safe harbor are currently under development. However, the statutory provision appears to be intended to expand the previously existing safe harbors for price reductions and enrollee incentives between providers and managed care plans and offer additional protection to organizations such as the Company which assume capitation risk from Payors. Although regulations implementing this new safe harbor are being developed, the Company believes that its contractual relationships with Payors which enroll Medicare beneficiaries in managed care plans fall within the safe harbor protections.

     The BBA also created a new Part C for the Medicare Program, which is intended, among other things, to expand the managed care options open to Medicare beneficiaries. The BBA also creates two new options for beneficiaries who do not wish to participate in either a managed care program or traditional Medicare programs. The BBA creates the opportunity for provider sponsored organizations, or PSOs, to form and offer a Medicare managed care product for Medicare beneficiaries only. In the past, Medicare required that all HMOs which offered a Medicare product also offer a commercial HMO product. The BBA also contains provisions which are intended to offer relief in some instances from overly restrictive state insurance requirements imposed on PSOs. The Company intends to closely monitor the development of these new and significant changes to the Medicare program.

     FEDERAL AND STATE LAW REGARDING RESTRICTIONS ON PHYSICIAN SELF-REFERRAL. Federal law, generally referred to as the "Stark II" legislation, as well as the physician self-referral laws of Maryland and Virginia and some other states in which the Company may operate in the future, prohibit "physician self-referrals," which may be defined generally as referrals to another provider by a physician with a financial interest in the provider. If a physician has a financial interest in the provider, including a direct or indirect ownership or investment interest, or a compensation arrangement with a provider (including the physician's own Core Medical Group), and no exception is applicable, the physician may not refer to the provider, and neither the physician nor the provider may bill for any service rendered pursuant to a prohibited self-referral. The fundamental difference between the fraud and abuse rules and Stark II is that the former require some form of intent to induce referrals to support a finding of violation, while Stark II makes intent irrelevant. Under Stark II, if a physician refers a Medicare or Medicaid patient or test to an entity in which he or she has a financial interest, and if no exception applies, a violation has occurred.

     Stark II extended a prior ban on physician self-referral on laboratory services ("Stark I") to a broad list of designated health services payable under Medicare and Medicaid, including radiology and other diagnostic services, radiation therapy services, physical and occupational therapy, durable medical equipment, enteral and parenteral supplies, equipment, orthotics, outpatient prescription drugs, home health services, and inpatient and outpatient hospital services. If a prohibited self-referral occurs, and is not within an exception,
(i) neither the patient nor the Payor may be billed; (ii) Payors can recover all amounts previously billed and paid in respect of non-excepted self-referrals; and (iii) the referring physician and the provider are jointly and severally liable to repay any amounts paid in respect of non-excepted self-referrals. Both state and federal law also impose substantial monetary (up to $15,000 for each prohibited referral and up to $100,000 for participating in a "circumvention scheme") and other penalties for violations, including possible exclusion from the Medicare and Medicaid programs.

     The Maryland fraud and abuse law and Stark II have not been judicially interpreted and there is considerable uncertainty concerning how they will be interpreted, including specifically how broadly the exemptions and exceptions to their application will be applied. Regulations have been promulgated which apply to Stark I and some, but not all, of Stark II. Certain PCPs participating in the Company's Network will have both an ownership interest in and a compensation arrangement with the Company, and certain PCPs will have similar relationships with the Core Medical Groups and with IPA entities. Certain PCPs will refer patients among themselves within their practices and as part of the Network. The Company believes that it is not an entity to which referrals can be made, and that the referrals of patients by PCPs in the Network should fall within one or more of the exceptions permitted by Stark II and the state self-referral laws. Future regulations or statutes might require the Company to restructure its relationships with its Network, and violation of Stark II by the Company or its Core Medical Groups could result in significant fines and financial losses which could adversely affect the Company.

     The federal government has implemented regulations which provide a physician incentive plan exception to the Stark II rules. These regulations complement a safe harbor for arrangements between entities such as the Company and Medicare HMOs which will be permitted although they might create incentives for physicians to limit care to Enrollees of Medicare or Medicaid HMOs. The Company has entered into arrangements with physicians which it believes fall within the safe harbor for physician incentive plans.

     CIVIL MONETARY PENALTIES, CORPORATE COMPLIANCE PROGRAM. The HIPAA and the BBA created significant new civil monetary penalties for violations of the Medicare and Medicaid prohibitions. The acts also created a new class of violations intended to prohibit the offering of incentives by providers to Medicare or Medicaid beneficiaries to induce such beneficiaries to use the providers' services. These and other activities indicate that the federal government is committed to expending significant resources to uncover and punish actions which it believes violate the anti-kickback provisions, the Stark provisions, and other provisions of the law intended to reduce improper or fraudulent billing. The Company believes that its strategy, which is intended to focus on and expand managed care business, is consistent with these new initiatives and that the new federal initiatives do not pose a threat to the Company's business. The Company endeavors to comply with all of the

Medicare and Medicaid rules and regulations. However, in part due to the complexity of the Medicare and Medicaid regulations, it is possible that the Company might inadvertently bill for services which are determined not to be reimbursable, or otherwise violate Medicare or Medicaid rules and regulations. The Company has established a corporate compliance program which is intended to oversee compliance with the various regulations in order to avoid inadvertent violations.

     ANTITRUST. PCPs who participate in the Network are separate legal entities and may be deemed to be competitors subject to a range of antitrust laws which prohibit anti-competitive behavior, including price fixing, division of markets, and group boycotts and refusals to deal. The Federal Trade Commission has published guidelines for the formation and activities of managed care contracting networks, and the Company intends to comply with those guidelines in developing networks. Nevertheless there is no assurance that review of the Company's business by courts or state or federal regulatory authorities, or private antitrust challenges by competitors, will not result in a determination that could adversely affect the operation of the Company and its Network.

     INSURANCE. States heavily regulate the activities of insurance companies and HMOs. The Company is not registered as an insurance company or HMO with any state, and does not believe that its activities constitute the business of insurance, but there can be no assurance that state regulators might not challenge some of the Company's present or future activities as falling within the business of insurance, or that the Company might not be required to become a licensed insurer at some time in the future. The Company can not, without an HMO or insurance license, offer or sell to individuals or companies health insurance or the opportunity to purchase health insurance from the Company or hold itself out or advertise as an insurer or HMO.

     On August 10, 1995, the National Association of Insurance Commissioners ("NAIC") issued a report opining that risk-transferring arrangements may constitute the business of insurance to which state licensing laws apply. The NAIC opined that such licensing laws would not apply to arrangements such as the Company's Global Capitation Contracts or full risk contracts because the Company assumes "downstream risk" from a duly licensed health insurer or HMO for health care provided to that carrier's Enrollees. The NAIC's conclusions are not binding on the states.

     In Maryland, licensed HMOs are permitted to enter into capitation arrangements with entities like the Company which assume the obligation to pay providers directly as long as the HMO has obtained approval for the form of the "administrative service provider contract" with the entity. In particular, an administrative service provider is not required to be licensed as an HMO if such provider accepts the risk of providing and paying for the medical services required by Enrollees of an HMO. In connection with accepting such risk, the Company organizes networks of physicians, provides administrative, care management, utilization review, referral management and other services necessary to profitably accept managed care risk. All of the Company's Global Capitation Contracts are administrative service provider contracts with licensed HMOs.

     The Attorney General of the State of Maryland has issued an advisory opinion that calls into question the ability of an unlicensed entity to provide health care services under Global Capitation Contracts in situations where a licensed HMO was not the entity contracting with the insured. The Company has no such arrangements and no present intention to enter into any such arrangements. The Company has no present plans to become an HMO or insurance company licensed to offer health insurance in Maryland and intends to continue to offer services under Global Capitation Contracts only under administrative service provider contracts.

     Some states impose requirements on entities which contract with HMOs and insurers, and such requirements might impose significant costs on the business of the Company, which might adversely affect the business or operations of the Company. The Company is required under its Global Capitation Contracts to either post a letter of credit or create a segregated fund for the benefit of health care providers which provide services to Enrollees under Global Capitation Contracts to which the Company is a party. These added financial requirements have not created any financial burden to date for the Company.

     CORPORATE PRACTICE OF MEDICINE AND THE PROHIBITION AGAINST FEE SPLITTING. Physicians must be licensed in order to practice medicine. Both Maryland law and the ethical rules of the American Medical Association and Medical Chirurgical Society of Maryland prohibit fee splitting, which is generally defined, as relevant here as a physician soliciting professional patronage through an agent or a person who profits from the act of the represented physician, or from paying or agreeing to pay any sum to any person for bringing or referring a patient. Similar language in other states, but not in Maryland, Virginia, nor any of the other states contiguous to Maryland, has been coupled with the corporate practice of medicine doctrine to question management agreements pursuant to which non-physicians in a management company obtain substantial financial benefits from a physician practice. The Company's management has no evidence that Maryland or its neighboring states would choose to follow those states which have sought to prohibit management agreements as fee splitting, and Maryland, in particular, expressly permits entities organized as LLCs to engage in the practice of medicine.

     The corporate practice of medicine doctrine is founded in state medical licensure statutes which prohibit the practice of medicine without a license. Corporations, which cannot be licensed, are therefore prohibited from practicing medicine. The corporate practice doctrine was originally designed to protect the public against commercial exploitation of medicine by middlemen intervening in the doctor-patient relationship to make a profit. It is unlawful to practice medicine in Maryland without a license. Practicing medicine with an unauthorized person or aiding such person in the practice of medicine is grounds for disciplinary action, including license revocation.

     To permit physicians to practice medicine in a corporate form, Maryland and each of the contiguous states, including the Commonwealth of Virginia, has adopted a professional corporations ("PC") statute. Under Maryland's Professional Service Corporations statute, a corporation that is eligible to be a PC may not organize under any other corporate form. This precludes use of a general corporation to render professional services. A PC may only render professional services through individuals licensed or otherwise authorized to provide them. The majority of the directors and officers of the PC must be qualified persons. Moreover, a PC may only issue stock to a licensed individual, general partnership comprised entirely of licensed members, or a PC organized to perform the same professional service, and stock may only be transferred to a qualified person. Consequently, a non-licensed individual could serve as a director, but could not own stock or vote in the PC.

     A Maryland limited liability company ("LLC") may render professional services, including medical services. There is no requirement that all members of an LLC organized to perform professional services be licensed. Each of the Core Medical Groups is organized as an LLC in accordance with Maryland law. The Company does not employ any physicians to provide medical services, and operates in strict accord with Maryland law.

     The Company will operate as management company on behalf of the Core Medical Groups and will enter into managed care contracts with managed care companies in which the Core Medical Groups and IPAs and other physician groups participate. The management of the Company believes that, under the presently applicable interpretations of Maryland law and ethical rules applicable to the practice of medicine in Maryland, the activities of the Company under the PSO Agreement are not in conflict with or violation of any applicable legal or ethical requirements imposed on the practice of medicine or on fee splitting. The Company charges a management fee for some services, but the physicians in the Core Medical Groups do not share fees with members of other Core Medical Groups or with the Company.

     FUTURE REGULATION. The health care industry is subject to extensive regulation and is in a state of change. A variety of legislative proposals to substantially reform the payment for and delivery of health care services have been presented at both the federal and state levels in the past several years. Among issues addressed by such legislation have been means to control or reduce public and private spending on health care, to reform the payment methodology for health care goods and services by both the public (Medicare and Medicaid) and private sectors, limitations on federal spending for health care benefits, and universal access to health care. Reform proposals may continue to be considered by the legislatures of both the federal and state level in the future; however, it is uncertain what proposals may be made in the future or whether any such proposals will be enacted as law. Elements of reform proposals, if acted upon by federal, state or private Payors for health care goods and services, may result in reduced or limited payment for health care services or in controlled or limited access to certain health care services generally. There can be no assurance what effect such reforms may have on the business of the Company, and no assurance can be given that any such reforms would not have an adverse effect on the Company's revenues and/or earnings. There can be no assurance that future statutes or regulations, or future interpretations of existing statutes or regulations, will not make it difficult or impossible for the Company to conduct its business in the manner presently contemplated and described herein. In any such event, the management of the Company will attempt to restructure the business of the Company in order to comply with any such new statutes, regulations or interpretations. There can be no assurance, however, that the Company will be able to do so, or that such restructuring will not adversely impact the business of the Company.

     Future regulations, statutes or interpretations might require the Company to restructure its relationships with the Network providers and the Core Medical Groups, and a violation of Stark II by the Company or its Core Medical Groups could result in significant fines and financial losses which could adversely affect the Company.

COMPETITION

     The Company's Network competes with other provider networks and medical groups, including those established by hospitals, other individual physicians, and IPAs in obtaining managed care contracts with Payors and for quality physicians to participate in the Network. The Company believes that it can successfully compete with other entities seeking managed care contracts with Payors because of the Company's large number of PCPs and specialists, thereby providing Payors and their Enrollees with access to a large number of health care providers under the Company's medical management program. The Company also has an increasing geographic coverage of PCPs and specialists with extensive coverage in the Baltimore metropolitan area and surrounding regions. However, there are a large number of physicians who could join other provider networks which compete for managed care contracts.

     The Company competes with certain HMOs, other Payors, other provider networks, medical groups, and hospitals, some of which have greater resources than the Company, to attract PCPs to participate in the Company's Network. Further, large established traditional indemnity insurance companies also are entering the managed care field and may compete with the Company for PCPs. Certain of the Company's competitors (i) employ physicians, (ii) own such physicians' medical practices, clinics or medical groups and (iii) exercise broad control over clinical decisions of such physicians and their medical practices. The Company competes for PCPs based upon the type and amount of compensation offered to PCPs, the level of clinical autonomy afforded the physician and the level and extent of care management services provided to the physician. The Company believes it can effectively compete with other groups in attracting PCPs and other physicians because the Company is driven by primary care physicians and primary care strategies. Further, the Company believes that it provides its affiliated PCPs with greater clinical autonomy than may be offered by hospitals, HMOs or insurance companies.

EMPLOYEES

     As of December 1, 1997, the Company had approximately 500 employees, of which approximately 150 were full-time employees in its corporate headquarters in Owings Mills, Maryland and operations center in White Marsh, Maryland, and approximately 350 were assigned by the Company to work in physician offices. An additional 130 physicians, medical staff and laboratory personnel were employed by the Core Medical Groups.

PROPERTIES

     The Company leases approximately 25,800 square feet in Owings Mills, Maryland for its corporate headquarters. The term of the lease continues until 2001. The Company also has entered into a sublease through 1999 and a lease through 2002 for approximately 18,770 square feet in White Marsh, Maryland for its billing and claims processing operation. The Company also leases physician offices of varying sizes, generally ranging from approximately 900 square feet to more than 5,000 square feet. The Company anticipates that as it continues to grow, expanded facilities will be required. The Company does not anticipate significant difficulties in obtaining additional or new facilities. On July 1, 1997, the Company leased approximately 2,500 square feet of office space in McLean, Virginia for use as the headquarters of the Company's operations in Northern Virginia.

LEGAL PROCEEDINGS

     The Company is not currently subject to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's Charter provides that there shall be 20 Directors, six of which are to be elected by the holders of Class A Common Stock, eight of which are to be elected by the holders of Class B Common Stock, one of which is to be elected by the holders of Series A Preferred Stock, one of which is to be elected by the holders of Series B Preferred Stock, two of which are to be elected by the Series C Preferred Stock, and two of which are to be elected by the holders of the Series D Preferred Stock. As of December 1, 1997, there were only 18 Directors elected to the Board with two vacancies representing one Director to be elected by the holders of each of the Class A Common Stock and the Series C Preferred Stock, respectively. Pursuant to the Charter, the two vacancies may be filled by vote of the remaining directors elected by the holders of Class A Common Stock or the Series C Preferred Stock, respectively. All of the Company's directors serve until the next annual meeting of the Company.

     The directors and executive officers of the Company are as follows:


NAME                                 AGE   POSITION WITH THE COMPANY
----                                 ---   -------------------------
Scott M. Rifkin, M.D. ............   38    Chairman, Director, Executive Vice President of Corporate
                                             Development
Stewart B. Gold...................   56    President, Chief Executive Officer and Director
John R. Dwyer, Jr. ...............   41    Executive Vice President, Chief Financial Officer, Treasurer and
                                             Director
Alan L. Kimmel, M.D. .............   44    Executive Vice President for Medical Policy and Practice; Chief
                                             Medical Officer and Director
Paul A. Serini....................   38    Executive Vice President of Strategic Operations and Director of
                                             Legal Affairs, Secretary and Director
Elizabeth A. Beale................   43    Senior Vice President of Operations
Michael Cimerola..................   41    Vice President of Network Development
James A. Gast.....................   35    Vice President of Administration and Assistant Secretary
Cindy E. Gates-Belz...............   34    Vice President of Care Management
Tracey Goessel, M.D. .............   40    Vice President and Associate Medical Director
Elizabeth A. Hennessey............   47    Vice President of Information Technology
Thomas F. Mapp....................   41    Vice President and Corporate Counsel
Kyle R. Miller....................   35    Vice President of Finance and Assistant Treasurer
John Mulholland, M.D. ............   65    Vice President and Associate Medical Director
Theresa A. Spoleti................   39    Vice President of Managed Care Products and Services
Robert A. Barish, M.D. ...........   44    Director
Richard L. Diamond, M.D. .........   47    Director
Mark H. Eig, M.D. ................   47    Assistant Medical Director and Director
John W. Ellis.....................   45    Director
Albert Herrera, M.D. .............   39    Director
Robert G. Graw, Jr., M.D. ........   56    Vice President of Physician Practice Operations; Director
Richard R. Howard.................   48    Director
William D. Lamm, M.D. ............   45    Assistant Medical Director and Director
Peter J. LoPresti, D.O. ..........   35    Director
Thomas G. Mendell.................   51    Director
J. David Nagel, M.D. .............   57    Director
D. Alexander Rocha, M.D. .........   42    Director
Eric R. Wilkinson.................   42    Director

     Scott M. Rifkin, M.D. is the Chairman, Executive Vice President of Corporate Development and a Director of the Company designated by the holders of Class A Common Stock. Dr. Rifkin has been a Director of the Company since 1995. Dr. Rifkin is a co-founder of Baltimore Medical Group, LLC and currently is its President and a Management Committee member. Baltimore Medical Group, LLC was founded in February 1995. Dr. Rifkin has also served as Medical Director of Fairfield Nursing Center since 1989 and as Director of Pre-Admission Consultation Service at Union Memorial Hospital since 1990. In addition, Dr. Rifkin has been engaged in the private practice of medicine since 1988. Dr. Rifkin is also an expert in long-term care issues and has advised the State of Maryland on this subject.
                                       37

     Stewart B. Gold is the Chief Executive Officer, President and a Director of the Company designated by the holders of Class A Common Stock. He has been a Director of the Company since 1995. Prior to joining the Company in 1994, Mr. Gold was Chief Executive Officer and President of Veritus Services Inc., an arm of Blue Cross of Western Pennsylvania from 1992 to 1993, where he was responsible for the for-profit ventures in managed care, utilization and information systems. From 1991 to 1992, Mr. Gold served as President and Chief Executive Officer of Health Care Affiliated Services, Inc.

     John R. Dwyer, Jr., is the Executive Vice President, Chief Financial Officer, and Treasurer of the Company, and has been a Director of the Company designated by the holders of Class A Common Stock since May 1996. Prior to joining the Company in May 1996, he was a principal in the Washington, D.C.-based private investment bank of Graham, Hamilton & Dwyer, Inc. Before joining Graham, Hamilton & Dwyer, Inc. in October 1990, Mr. Dwyer was the President of Dimetrics, Inc., a wholly-owned subsidiary of Talley Industries in California, a position he held since August 1987. Before joining Dimetrics, Inc., Mr. Dwyer was the President of Merrick East, Inc. from April 1985 to July 1987, an entity subsequently acquired by Dimetrics. Before joining Merrick East, Inc., Mr. Dwyer practiced law with Arent, Fox, Kinter, Plotkin and Kahn in Washington, D.C. from September 1981 to March 1985.

     Alan L. Kimmel, M.D. has served as Chief Medical Officer since December 1997 and has served as the Executive Vice President for Medical Policy and Practice, Medical Director, and Director of the Company designated by the holders of Class A Common Stock since 1995. Dr. Kimmel is a co-founder of Baltimore Medical Group, LLC and the Company, is the Chairman of Baltimore Medical Group, LLC and has had an active clinical practice of Internal Medicine in Baltimore since 1982. Dr. Kimmel's professional memberships include American College of Physicians, American Society of Internal Medicine, Baltimore City Medical Society and the Southern Medical Association.

     Paul A. Serini is the Company's Executive Vice President of Strategic Operations and Director of Legal Affairs, a position he has held since February 1995, and has been a Director of the Company designated by the holders of Class A Common Stock since May 1996. From 1990 to 1995, Mr. Serini was a partner in the Baltimore and Washington offices of the law firm of Venable, Baetjer and Howard, LLP, where he headed the business transaction group's Health Care Strategic Business Unit.

     Elizabeth A. Beale has been the Company's Senior Vice President of Operations since December 1997 and Vice President of Marketing and Physician Recruiting from January 1996 to December 1997. Prior to joining the Company in 1995, from 1991 to 1995 Ms. Beale was employed as the Vice President/Management Director of HRS Maine, Inc., a joint venture company owned by Blue Cross of Western Pennsylvania and Blue Cross/Blue Shield of Maine. HRS Maine provides health care and workers' compensation cost management services for 200,000 employees.

     Michael Cimerola has been the Company's Vice President of Network Development since December 1997 and Director of Network Development from October 1996 to December 1997. Prior to joining the Company in 1996, Mr. Cimerola served Mercy Medical System as Director of Financial Services from 1991 to October 1996 and Director of Administrative Services from 1987 to 1991.

     James A. Gast serves as Vice President of Administration. Prior to joining the Company in February 1996, Mr. Gast served as Corporate Counsel at The Bank of Baltimore from September 1991 until the bank was acquired by First Fidelity Bancorporation. From 1988 to 1991, Mr. Gast served as Corporate Counsel at Hale Intermodal Transport Co., an international shipping company.

     Cindy E. Gates-Belz has been the Company's Vice President of Care Management since December 1997 and Director of Care Management from October 1995 to December 1997. Prior to joining the Company in 1995, Ms. Gates-Belz served CoreSource, Inc. as Vice President of Healthcare Management Policies and Programs from February 1995 to October 1995 and Director of Healthcare Management from December 1993 to February 1995. From October 1990 to December 1993, she was a Managed Care Specialist for Blue Cross and Blue Shield of Maryland.

     Tracey Goessel, M.D. serves as the Company's Vice President and Associate Medical Director, a position she has held since March 1997. Prior to joining the Company, Dr. Goessel was Medical Director and Vice President, Medical Affairs for Health Cost Consultants from 1994 to 1997 and Vice President, Medical Affairs for PHP HealthCare from 1996 to 1997. In 1993, Dr. Goessel served as Acting Medical Director of Pacific Review Services. Prior to that, she was an Assistant Professor in the Department of Surgery at the Johns Hopkins Hospital.

     Elizabeth A. Hennessey is the Company's Vice President of Information Technology, a position she has held since August 1996. Ms. Hennessey joined the Company in July 1995 as Director, Information Systems. Prior to joining the Company, Ms. Hennessey served as Director, Information Systems for University of Maryland's faculty practice, University Physicians, Inc. since 1989.

     Thomas F. Mapp serves as Vice President and Corporate Counsel of the Company. Prior to joining the Company in 1995, he was in the private practice of law. From 1986 to 1994, Mr. Mapp practiced with the law firm of Venable, Baetjer and Howard, LLP.

     Kyle R. Miller, the Company's Vice President of Finance, joined the Company in August 1996. From 1984 until he joined the Company, Mr. Miller was employed by Arthur Andersen LLP, CPAs where he was a senior manager in the firm's health care audit and business consulting division. Mr. Miller is a member of the American Institute of Certified Public Accountants (AICPA).

     Theresa A. Spoleti has been the Company's Vice President of Managed Care Products and Services since January 1996. Prior to joining the Company in 1995, Ms. Spoleti was Director of Management Services Organization, then Director of Physician Alliances, at Greater Baltimore Medical Center, from 1992 to June of 1995. From 1987 to 1992, she was a principal in Management Consulting at Health Care Systems Associates (HSA), Inc. in Potomac, Maryland.

     Robert A. Barish, M.D. has served as a Director of the Company since July 1997 designated by the holders of the Series B Preferred Stock. Dr. Barish is currently the Chief Executive Officer of UniversityCare, LLC, the Company's Series B Preferred stockholder. Dr. Barish previously served as the Director of Emergency Medical Services at the University of Maryland Medical Center and as a Professor of Surgery and Medicine at the University of Maryland School of Medicine.

     Richard L. Diamond, M.D. is a Director of the Company designated by the Class B stockholders, a position he has held since June 1997. Dr. Diamond has been a physician in the private practice of adult medicine since 1981. Dr. Diamond also is a director and the treasurer of BMGGP, Inc., the general partner of Medical Holdings Limited Partnership and has served on the Management Committee and as Treasurer of Baltimore Medical Group, LLC.

     Mark H. Eig, M.D. has served as Director of the Company designated by the holders of Class B Common Stock and Assistant Medical Director since May 1996. Dr. Eig has practiced internal medicine and critical care medicine in Silver Spring, Maryland since 1980 and is on the Management Committee of Doctors Health Montgomery, LLC. Dr. Eig currently serves on the Board of Directors for the Jewish Social Service Home Health Agency and as the Chairman for their utilization review Committee and Professional Advisory Committee. Dr. Eig also serves as the Chairman for Holy Cross Hospital Pharmacy and Therapeutics Committee and Montgomery County Medical Society Emergency Medical Service Committee.

     John W. Ellis, CPA has served as a Director of the Company since 1995 as a designee of the Series A Preferred Stockholder. Mr. Ellis is currently the Chief Financial Officer and Treasurer of St. Joseph Medical Center. Inc. (the Series A Preferred Stockholder), a position he has held since June 1992. Prior to joining St. Joseph Medical Center, Mr. Ellis served as Vice President, Finance of Maryland General Hospital from June 1989 to June 1992.

     Albert Herrera, M.D. has been a Director of the Company designated by the holders of Class B Common Stock since August 1997. Dr. Herrera has been in the private practice of medicine in Alexandria, Virginia since 1989. Dr. Herrera also serves on the Board of Directors and on the Medical Advisory Committee of Doctors Health of Virginia, Inc.

     Robert G. Graw, Jr., M.D. is a Director of the Company designated by the holders of Class B Common Stock, a position he has held since May 1996. He has been in the private practice of General Pediatrics and Pediatric Hematology and Oncology since 1975 in Davidsonville, Maryland. From 1965 through 1975, Dr. Graw held several positions with the National Institute of Health, where he performed clinical medical research with the National Cancer Institute in childhood malignancy and bone marrow transplantation. Since April 1996, Dr. Graw has served as the Company's Vice President of Medical Practice Operations and is chairman of Anne Arundel Medical Group, LLC and a member of the Management Committee of Carroll Medical Group, LLC. Dr. Graw is currently President and Managing Partner of the Pediatric Group, President of Nighttime Pediatrics, Inc. and Nighttime Pediatrics North, and past Chief of Pediatrics at Anne Arundel Medical Center in Annapolis, Maryland.

     Richard R. Howard has served as a Director designated by the holders of Series C Preferred Stock of the Company since September 1996. He has served as a director of Genesis Health Ventures, Inc. since May 1985 and as Chief Operating Officer of Genesis Health Ventures, Inc. since June 1986. He joined Genesis Health Ventures, Inc. in September 1985 as Vice President of Development. Mr. Howard's background in health care includes two years as the Chief Financial Officer of HGCC.

Mr. Howard's experience also includes over ten years with Fidelity Bank, Philadelphia, Pennsylvania and one year with Equibank, Pittsburgh, Pennsylvania.

     William D. Lamm, M.D. has served as a Director of the Company designated by the holders of Class B Common Stock since May 1996 and has been in the private practice of medicine since 1983. Dr. Lamm's professional memberships include The American Medical Association, the American Academy of Family Practice and the Medical and Chirurgical Faculty of Maryland. Dr. Lamm is President of the Medical Staff at Memorial Hospital and is on the Board of Trustees with both Memorial Hospital and Western Maryland Health System. Dr. Lamm has served as the Chairman of Cumberland Valley Medical Group, LLC and Assistant Medical Director of the Company since May 1996.

     Peter J. LoPresti, D.O. has been a Director of the Company designated by the holders of Class B Common Stock since February 1995. Dr. LoPresti has been a physician in private practice since 1992. Dr. LoPresti is a co-founder of Baltimore Medical Group, LLC and currently is a member of the Management Committee of Baltimore Medical Group, LLC.

     Thomas G. Mendell has been a Director of the Company designated by the holders of Series D Preferred Stock since July 1997. In addition, Mr. Mendell has been a Partner of The Beacon Group, an affiliate of the Series D Preferred Stockholder, since its founding. Mr. Mendell also serves as a director of Catalina Marketing Corporation (NYSE) and several private companies. From November 1986 to December 1993, Mr. Mendell was a Partner of Goldman Sachs & Co.

     John Mulholland, M.D. has served as Vice President and Associate Medical Director of the Company since July 1995. Prior to joining Doctors Health, Dr. Mulholland served as President of the Union Memorial Hospital Foundation in Baltimore from 1992 to 1994, and as Associate Medical Director of Blue Cross--Blue Shield of Maryland from 1994 to 1995. From 1972 to 1992, Dr. Mulholland was Chief of Medicine at Union Memorial Hospital.

     J. David Nagel, M.D. has served as a Director of the Company designated by the holders of Class B Common Stock, and as Director of Legislative Affairs since February 1995. Dr. Nagel has been in the private practice of medicine since 1968 and is a past president of the Medical and Chirurgical Faculty of Maryland. Dr. Nagel is a co-founder of Baltimore Medical Group, LLC and currently is a member of Baltimore Medical Group, LLC.

     D. Alexander Rocha, M.D. has served as a Director of the Company designated by the holders of Class B Common Stock since May 1996 and is currently the President of North Carroll Family Physicians, where he has served since November 1989. Dr. Rocha has been Chairman of Carroll Medical Group, LLC since December 1995.

     Eric R. Wilkinson has been a Director of the Company designated by the holders of Series D Preferred Stock since July 1997. In addition, since December 1995, Mr. Wilkinson has been a Partner of The Beacon Group, an affiliate of the Series D Preferred Stockholder. From March 1994 to December 1995, Mr. Wilkinson served as a Principal of The Beacon Group. Mr. Wilkinson also serves as a director of several private companies. From March 1989 to March 1994, Mr. Wilkinson served as a Partner and a director of Apax Partners, a $300 million overseas private equity fund.

     COMMITTEES OF THE BOARD OF DIRECTORS.

     The Finance and Audit Committee has responsibility for reviewing and supervising the financial controls of the Company. The Finance and Audit Committee makes recommendations to the Board of Directors of the Company with respect to the Company's financial statements and the appointment of independent auditors, review significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning the scope of audits and reports and reviews the performance of overall accounting and financial controls of the Company. The Finance and Audit Committee consists of John Ellis, Chairman, Stewart B. Gold, Scott M. Rifkin, M.D., John R. Dwyer, Jr., Paul A. Serini, and Robert G. Graw, Jr., M.D. During fiscal year 1997, there were six meetings of the Finance and Audit Committee.

     The Employee Compensation Committee has the responsibility for reviewing the performance of the executive officers of the Company and recommending to the Board of Directors of the Company annual salary and bonus amounts for all officers of the Company. The Employee Compensation Committee also administers the Company's Omnibus Stock Plan. The Employee Compensation Committee consists of Stewart B. Gold, Scott M. Rifkin, M.D., Alan L. Kimmel, M.D., Mark H. Eig, M.D., and John Ellis. During fiscal year 1997, there were five meetings of the Employee Compensation Committee.

     To the extent permitted by law, the authority of the Board to act on all matters is vested in and exercised by the Executive Committee. The Executive Committee consists of Stewart B. Gold, Scott M. Rifkin, M.D., Alan L. Kimmel, M.D., Richard R. Howard, Thomas G. Mendell and Eric R. Wilkinson. During fiscal year 1997, there were four meetings of the Executive Committee and one written consent of the committee in lieu of meeting.

     DIRECTOR COMPENSATION.

     The Company does not currently pay the Directors any fees for serving on the Board of Directors, although the Company may consider a change in this policy in the future.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers (the "Named Executive Officers") during the fiscal years ended June 30, 1996 and 1997:

                       SUMMARY COMPENSATION TABLE (1)(2)

                                                                                                   SECURITIES
                                                                                                   UNDERLYING        ALL OTHER
NAME                                                                    YEAR     SALARY ($)(3)     OPTIONS #      COMPENSATION (4)
----                                                                    ----     -------------     ----------     ----------------
Stewart B. Gold,
Chief Executive Officer..............................................   1996         253,848               0             9,442
                                                                        1997         300,777               0            12,407
Scott M. Rifkin, M.D.,
Chairman and Executive Vice President of Corporate Development.......   1996         126,923         200,000             9,211
                                                                        1997         225,577          60,000            12,407
John R. Dwyer, Jr.,
Chief Financial Officer..............................................   1996          32,250         140,000               772
                                                                        1997         195,750          60,000            12,407
Paul A. Serini,
Executive Vice President of Strategic Operations.....................   1996         203,010         100,160            41,529(5)
                                                                        1997         175,673          60,000            11,907
Alan L. Kimmel, M.D.,
Executive Vice President for Medical Policy and Practice
and Chief Medical Officer............................................   1996          75,962               0             5,399
                                                                        1997         160,385          60,000             6,887

---------------
(1) In accordance with SEC rules, perquisites constituting less than the lesser of $50,000 or 10% of the total salary and bonuses are not reported.
(2) See "Option Grants," "Option Exercises and Year-End Values" and "Omnibus Stock Option Plan" for disclosure regarding outstanding stock options.
(3) Includes payments made in fiscal year 1998 with respect to services performed by Mr. Gold and Drs. Rifkin and Kimmel through June 30, 1997 in the amounts of $75,000, $75,000 and $60,000, respectively.
(4) Includes matching contributions under the Company's 401(k) Plan and reimbursement for health, life and long-term disability insurance.
(5) Includes $37,500 paid in lieu of salary.

     Options granted to the Named Executive Officers during the fiscal year ended June 30, 1997 are set forth in the following table. For disclosure regarding the terms of stock options, see " -- Omnibus Stock Option Plan." No stock appreciation rights ("SARs") were granted during the fiscal year ended June 30, 1997.

                     OPTION GRANTS DURING FISCAL YEAR 1997

                                                                                                    POTENTIAL REALIZABLE
                                                                                                            VALUE
                                                                                                      AT ASSUMED ANNUAL
                                                                                                          RATES OF
                                           #           % OF TOTAL                                        STOCK PRICE
                                       SECURITIES       OPTIONS        EXERCISE OR                    APPRECIATION FOR
                                       UNDERLYING    GRANTED TO ALL    BASE PRICE                      OPTION TERM(2)
                                        OPTIONS       EMPLOYEES IN      PER SHARE     EXPIRATION    ---------------------
NAME                                   GRANTED(1)     FISCAL YEAR        ($/SH)          DATE          0%          5%
----                                   ----------    --------------    -----------    ----------    ---------   ---------
Stewart B. Gold.....................         --             --               --              --            --          --
Scott M. Rifkin, M.D. ..............     60,000           10.6%           $7.50         11/6/06     $       0   $       0
John R. Dwyer, Jr. .................     60,000           10.6%           $.005         11/6/06     $ 209,700   $ 341,760
Paul A. Serini......................     60,000           10.6%           $.005         11/6/06     $ 209,700   $ 341,760
Alan L. Kimmel, M.D. ...............     60,000           10.6%           $7.50         11/6/06     $       0   $       0


NAME                                     10%
----                                  ---------
Stewart B. Gold.....................
Scott M. Rifkin, M.D. ..............  $  94,680
John R. Dwyer, Jr. .................  $ 544,380
Paul A. Serini......................  $ 544,380
Alan L. Kimmel, M.D. ...............  $  94,680

---------------
(1) Unless otherwise noted, these options vest on the fifth anniversary of the grant date, but the vesting may be accelerated at the rate of 20% per year in the event the Named Executive Officer satisfies certain performance criteria during the Company's fiscal year.
(2) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of the term for the appreciated stock price.

     No stock options were exercised by the Named Executive Officers during the fiscal year ended June 30, 1997. There were no stock appreciation rights outstanding during the fiscal year ended June 30, 1997. The following table sets forth certain information regarding unexercised options held by each of the Named Executive Officers as of June 30, 1997:

      OPTION EXERCISES AND FISCAL YEAR-END VALUES DURING FISCAL YEAR 1997

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED
                                                                            OPTIONS AT             VALUE OF UNEXERCISED
                                                                         FISCAL YEAR-END           IN-THE-MONEY OPTIONS
                                                                         (JUNE 30, 1997)          AT JUNE 30, 1997($)(1)
NAME                                                                  EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                                                  -------------------------   -------------------------
Stewart B. Gold..................................................            0             0            N/A           N/A
Scott M. Rifkin, M.D. ...........................................            0       260,000              0      $699,975
John R. Dwyer, Jr. ..............................................       28,000       172,000              0      $209,000
Paul A. Serini...................................................      100,160        60,000       $350,059      $209,700
Alan L. Kimmel, M.D. ............................................            0        60,000            N/A             0

---------------
(1) The value is calculated on the basis of the difference between (i) the option exercise price and (ii) the estimated value of the common stock at June 30, 1997 as determined by the Board of Directors of the Company, multiplied by the numbers of shares of common stock underlying the option.

     OMNIBUS STOCK OPTION PLAN.

     On August 9, 1995, the Company adopted the Omnibus Stock Option Plan (the "Omnibus Plan"). All employees, officers, directors and other key contributors to the Company may participate in the Omnibus Plan. The aggregate number of shares of Common Stock which may be issued under the Omnibus Plan is 6,175,000. The Omnibus Plan authorizes the grant of options to purchase Common Stock intended to qualify as incentive stock options or non-qualified options as well as stock appreciation rights and restricted or unrestricted share awards. The Omnibus Plan is administered by the Employee Compensation Committee of the Board of Directors which, subject to the provisions of the Omnibus Plan, has full authority (i) to select the individuals to participate in the Omnibus Plan, (ii) grant awards provided under the Omnibus Plan, (iii) modify, renew or extend outstanding grants in accordance with the Omnibus Plan, (iv) interpret the Omnibus Plan, and (v) adopt, amend or rescind rules and regulations for carrying out the Omnibus Plan.

     The option exercise price for each option is determined by the Employee Compensation Committee, but in the case of incentive stock options shall not be less than 100% of the estimated fair market value of the shares on the grant date and in the case of non- qualified stock options shall be as determined by the Employee Compensation Committee. Incentive stock options may be granted only to employees of the Company. The terms of each option may not exceed ten years from the grant date.

     Pursuant to the Omnibus Plan, the Company may award shares of Common Stock to such participants and in such amounts and for such consideration, including no consideration or such minimum consideration as may be required by law, as it determines. Restricted shares may be issued pursuant to the Omnibus Plan, subject to forfeiture if the restrictions do not lapse.

     The Company may also grant to any participant who holds an outstanding stock option the right to surrender such option (to the extent such option is otherwise exercisable) and to receive from the Company an amount equal to the excess, if any, of the fair market value of the Class A Common Stock with respect to which such option is surrendered on the date of such surrender over the exercise price of the surrendered option.

     Unless earlier terminated, the Omnibus Plan will terminate in 2005.

     EMPLOYMENT AGREEMENTS.

     The Company has entered into employment agreements with Mr. Gold, Mr. Dwyer, Dr. Rifkin, Mr. Serini and Dr. Kimmel.

     Pursuant to the employment agreement with Mr. Gold, Mr. Gold's base salary is $280,000 per annum and he is eligible to receive an annual bonus based on performance as determined by the Employee Compensation Committee of the Board of Directors. In 1994, pursuant to his original employment agreement, Mr. Gold received 1,200,000 shares of Class A Common Stock in exchange for $6,000 in cash and services rendered to the Company, which shares vested over a two-year period.

During fiscal year 1997, Mr. Gold earned $100,000 ($75,000 of which was paid in fiscal year 1998) in deferred compensation. Such deferred compensation was for services performed for the Company from November 1994 to June 30, 1997 and in consideration of his agreement to remove certain bonus pool provisions from his employment agreement. In July 1997, Mr. Gold received an option to purchase 800,000 shares of Class A Common Stock at an exercise price of $5.00 per share. The option, which was also granted in consideration for changes in his employment agreement, vests ratably annually over five years. In connection with the sale of Series D Preferred Stock in July, 1997, Mr. Gold agreed to adjust the exercise price of certain options granted in July 1997 in the event the exercise price of the warrant held by Genesis was not increased from $5.00 per share to $7.00 per share. Mr. Gold's options would be adjusted to provide for the purchase of 500,000 shares of Class A Common Stock at an exercise price of $6.00 per share and 300,000 shares of Class A Common Stock at an exercise price of $5.00 per share. The employment agreement with Mr. Gold terminates in April 2000 and, unless notice of termination is given will be automatically extended for succeeding 12-month periods. In the event that Mr. Gold is terminated by the Company other than for "cause," including as a result of a change in control of the Company, he will be entitled to 50% of his base salary which would have been due through the remainder of the term at the time such payments would otherwise be made in accordance with the terms of his employment agreement.

     Pursuant to the employment agreement with Dr. Rifkin, Dr. Rifkin receives a base salary of $187,500 per year representing 75% of his working time. Pursuant to the employment agreement, Dr. Rifkin received 200,000 shares of Class A Common Stock in 1994 in exchange for $1,000 in cash and services rendered to the Company and was also granted an option to purchase an additional 200,000 shares of the Company's Class A Common Stock that will be exercisable upon the earlier to occur of (i) a change in control of the Company, (ii) termination of his employment without cause or under circumstances constituting "constructive termination," or (iii) December 9, 1997. The options become vested and nonforfeitable on December 9, 1997 and have an aggregate exercise price of $12.50. In July 1997, Dr. Rifkin received options to purchase up to 100,000, 20,000 and 20,000 shares of Class A Common Stock at exercise prices of $5.00, $10.00 and $15.00, respectively. The 1997 options were granted in consideration of Dr. Rifkin's agreement to remove certain provisions from his employment agreement. Each 1997 option vests ratably annually over five years. The employment agreement with Dr. Rifkin terminates in April 2000 and, unless notice of termination is given, it will be automatically extended for succeeding 12-month periods on the same terms as previously in effect. In the event that Dr. Rifkin's employment is terminated by the Company other than for "cause," including as a result of a change in control of the Company, he will be entitled to all or a portion of his base salary and bonus in accordance with the terms of his employment agreement. In the event Dr. Rifkin is unable to perform in his duties under the employment agreement for three consecutive months or periods aggregating three months in a 12-month period, the Company is required to pay Dr. Rifkin his base salary until one year after the end of the term of the employment agreement. The Company may either terminate the employment agreement or continue his employment following a disability, but is nevertheless required to continue the payment of his base salary.

     Pursuant to the employment agreement with Mr. Dwyer, Mr. Dwyer receives a base salary of $195,000 per annum. Pursuant to a stock option agreement issued in connection with his employment, Mr. Dwyer received an option to purchase 140,000 shares of Class A Common Stock at an exercise price of $5.50. In addition, in November 1996, Mr. Dwyer received an option to purchase 60,000 shares of Class A Common Stock at an exercise price of $.005 per share. The employment agreement with Mr. Dwyer terminates in April 2000 and, unless notice of termination is given by either party it will be automatically extended for the succeeding 12-month periods. In the event that Mr. Dwyer is terminated by the Company other than for "cause," including as a result of a change in control of the Company, he will be entitled to all or a portion of his base salary and bonus in accordance with the terms of his employment agreement.

     Pursuant to the employment agreement with Mr. Serini, Mr. Serini receives a base salary of $175,000 per annum. Mr. Serini will be entitled to participate in the Bonus Pool to the extent determined by the Chief Executive Officer, and the standards by which such bonus will be determined for each applicable year will be established upon agreement between Mr. Serini and the Chief Executive Officer. Pursuant to the employment agreement, Mr. Serini received options to purchase 100,160 shares of Class A Common Stock which are currently exercisable at an exercise price of $.005. In addition, in November 1996, Mr. Serini received an option to purchase 60,000 shares of Class A Common Stock at an exercise price of $.005 per share. The employment agreement with Mr. Serini terminates in April of 2000 and, unless notice of termination is given by either party, it will be automatically extended for succeeding 12-month periods. In the event that Mr. Serini is terminated by the Company other than for "cause," he will be entitled to all or a portion of his base salary and bonus in accordance with the terms of his employment agreement.

     Pursuant to the employment agreement with Dr. Kimmel, Dr. Kimmel receives a base salary of $150,000 representing 50% of his working time. Pursuant to the employment agreement, in 1994, Dr. Kimmel received 200,000 shares of Class A Common Stock in exchange for $1,000 in cash and services rendered to the Company. In July 1997, Dr. Kimmel received options to purchase 100,000, 70,000 and 70,000 shares of Class A Common Stock at exercise prices of $5.00, $10.00 and $12.50, respectively. The 1997 options were granted to Dr. Kimmel in consideration for his agreement to remove certain provisions from his employment agreement. The 1997 options vest ratably annually over five years. The employment agreement with Dr. Kimmel terminates in April 2000 and, unless notice of termination is given, it will be automatically extended for succeeding 12-month periods on the same terms as previously in effect. In the event that Dr. Kimmel's employment is terminated by the Company other than "for cause," he will be entitled to 50% of his base salary which would have been due through the remainder of the term at the time such payments would otherwise be made, in accordance with the terms of his employment agreement.

     In addition to the employment agreements summarized above, the Company and each of the named executive officers are parties to the Shareholders Agreement which includes certain provisions for the repurchase by either the Company or other parties to the Shareholders Agreement upon the occurrence of certain events including the termination of such executive officer's employment. See "Description of Capital Stock -- Shareholders' and Voting Agreement."

     KEY MAN LIFE INSURANCE.

     The Company maintains and is the beneficiary of key man life insurance on Mr. Gold and Drs. Rifkin and Kimmel in the face amounts of $6,000,000, $3,000,000 and $3,000,000, respectively. The Company maintains disability insurance on Mr. Gold and Dr. Kimmel in the face amounts of $6,000,000 and $1,000,000, respectively. Substantially all of the proceeds of these policies will be utilized to repurchase shares of Class A Common Stock pursuant to the provisions of the employment agreements with Mr. Gold and Drs. Rifkin and Kimmel.

     EMPLOYEE BENEFIT PLAN.

     Effective January 1, 1996, the Company adopted a 401(k) Plan covering all its officers and employees. Subject to certain limitations, participants may elect to defer a portion of their compensation as contributions to the Plan. The Company will make matching contributions of 50% of each participant's contribution up to six percent of the participant's salary. Participants vest in the Company's contributions at the rate of 20% per year beginning in fiscal 1997.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     Mr. Gold, the Company's President and Chief Executive Officer, and Dr. Rifkin, the Company's Chairman, and Dr. Kimmel, the Company's Executive Vice President and Chief Medical Officer, are the only officers or directors of the Company who presently serve on the Employee Compensation Committee. During fiscal year 1997, the members of the Employee Compensation Committee were Messrs. Gold and Ellis, Ms. Linda Dembiec and Drs. Rifkin and Eig. Ms. Dembiec resigned form the Board of Directors and from the Employee Compensation Committee in November 1996. No director was named as her replacement. See
" -- Employment Agreements" and "Certain Transactions."

                              CERTAIN TRANSACTIONS

     In connection with the various transactions resulting in the organization of the Company in 1994 and early 1995, the physicians of BMGPA received consideration in exchange for certain assets of their practices. The Company received the BMGPA physicians' assets in a reorganization through Medical Holdings Limited Partnership, a Maryland limited partnership ("MHLP"), a significant stockholder of the Company. The BMGPA physicians transferred certain assets of their medical practices to MHLP in exchange for an aggregate consideration of approximately $467,000, consisting of (i) limited partnership interests in MHLP that are currently equal to approximately a 22.5% interest in MHLP, (ii) approximately $19,000 in cash, and (iii) promissory notes with an aggregate face value of approximately $443,000. MHLP simultaneously conveyed substantially all of its assets to the Company, and the Company issued to MHLP 4,400,000 shares of the Company's Class B Common Stock. The physician owners of BMGPA became members and employees of Baltimore Medical Group, LLC, and have continued the practice of medicine through Baltimore Medical Group, LLC. The General Partner of MHLP is BMGGP, Inc., a Maryland corporation, which owns a one percent (1%) interest in MHLP. The stockholders of BMGGP, Inc., are 17 of the initial members of Baltimore Medical Group, LLC, and the 17 initial limited partners of MHLP, including Drs. Rifkin, Kimmel, Nagel, Diamond, and LoPresti. Accordingly, the members of Baltimore Medical Group, LLC, indirectly own shares of Class B Common Stock through their limited partnership interests in MHLP and, for the initial 17 members of Baltimore Medical Group, LLC, as stockholders of BMGGP, Inc.

     Also in connection with the formation of the Company, Mr. Gold, and Drs. Rifkin and Kimmel, as founders and promoters of the Company received 1,200,000, 200,000 and 200,000 shares of Class A Common Stock, respectively, in exchange for $6,000, $1,000 and $1,000, respectively, in cash and services. See "Management -- Executive Compensation."

     Two of the Company's executive officers and nine directors are practicing physicians with Core Medical Groups affiliated with the Company. Drs. Rifkin and Kimmel, who are directors, officers and stockholders of the Company, and Drs. Nagel, LoPresti and Diamond, who are directors of the Company, are members of the Management Committee, officers and employees of Baltimore Medical Group, LLC. Dr. Lamm is the Chairman and an employee of Cumberland Valley Medical Group, LLC, and an employee and director of the Company. Dr. Rocha is the Chairman and an employee of Carroll Medical Group, LLC and is a Director of the Company. Dr. Eig is an employee and member of the Management Committee of Doctors Health Montgomery, LLC and is a Director of the Company. Dr. Graw is a director of the Company and the chairman of Anne Arundel Medical Group, LLC and a member of the management committee of Anne Arundel Medical Group, LLC.

     The Company and each of the Core Medical Groups have entered into a PSO Agreement pursuant to which the Company compensates the Core Medical Groups for the medical services rendered to Enrollees and the Company receives certain management fees. During the period ended June 30, 1995 and the fiscal years ended June 30, 1996 and 1997, the Company received management fees from Baltimore Medical Group pursuant to its PSO Agreement in the amount of approximately $74,000, $141,000 and $402,000, respectively. Pursuant to PSO Agreements with the Core Medical Groups, the Company has received compensation for providing certain facilities and employees. See "Business -- Operations."

     Mr. Dwyer, who is Executive Vice President, Chief Financial Officer, Treasurer and a Director of the Company was previously a principal of Graham, Hamilton & Dwyer ("GHD"), which provided financial advisory services to the Company until April 30, 1996. In 1995, GHD received $100,000 for such services, and in December 1995, the three principals of GHD each received warrants to purchase 16,000 shares of Class A Common Stock. Until April 30, 1996, Mr. Dwyer was a principal at GHD and provided investment advice to the Company.

     Mr. Serini, who is an Executive Vice President and a director of the Company, was previously a partner with the firm of Venable, Baetjer and Howard, LLP, which has provided legal services to the Company since its inception.

     During the year ended June 30, 1997, the Company paid approximately $296,000 to Med Mutual for professional liability insurance on behalf of the Core Medical Groups in connection with the PSO Agreements.

     Pursuant to a Stock Purchase Agreement dated September 4, 1996 (the "Stock Purchase Agreement"), the Company agreed that it would (i) advise Genesis, of all substantive discussions and plans with respect to the delivery of long term care, pharmacy services, durable medical equipment and home health care services (the "Services") for the Company, (ii) provide Genesis with all information needed by Genesis to submit a proposal to provide the Services and (iii) provide Genesis with an opportunity to provide the Services on commercially reasonable terms. In addition, the Company has agreed that it will not enter into exclusive arrangements with third parties that would preclude Genesis from competing to provide Services to the Company. Genesis and the Company have agreed that commitments regarding the Services shall not prevent the Company from purchasing the Services from third parties other than Genesis.

     In January 1997, the Company issued its Convertible Subordinated 11% Promissory Note to Genesis with principal amount up to $5,000,000 due January 31, 1999. Interest accrues in shares of Series C Preferred Stock based upon a per share value of $17.50. The principal is convertible into shares of Series C Preferred Stock based upon a per share value of $17.50.

     In January, 1997, the Company entered into an Agreement and Plan of Merger with Medicap, Inc. ("Medicap"), Medicap Newco, Inc., ("Newco") and Noah Investments, LLC ("Noah"), pursuant to which Medicap was merged with and into Newco, a wholly-owned subsidiary of the Company. Medicap was engaged in the business of seeking business opportunities to place Medicare patients in nursing homes and similar long term care facilities in Global Capitation Contracts. Noah was the sole stockholder of Medicap, and the owners of Noah are Alan Rifkin and certain other persons. Alan Rifkin is the brother of Scott Rifkin, M.D., the Chairman, an executive officer, and a stockholder of the Company. Pursuant to the Merger Agreement, Noah received 20,000 shares of the Company's Class A Common Stock and the separate existence of Medicap ceased. In connection with the merger, the Company also entered into a Consulting Agreement with Alan Rifkin pursuant to which Mr. Rifkin will advise the Company with respect to the development of business opportunities for the management of global capitation of Medicare patients in nursing homes or similar long term facilities and introduce the Company to potential sources of equity financing and joint venture partners. Pursuant to the Consulting Agreement, Alan Rifkin received an option to purchase 20,000 shares of the Company's Class A Common Stock under the Company's Omnibus Plan. Alan Rifkin is a Vice President of Newco.

     Effective April, 1997 (as amended on July 1, 1997), the company entered into a Hospital Agreement with St. Joseph Medical Center, Inc. ("St. Joseph"), the sole owner of the Company's Series A Preferred Stock, which agreement provides that the Company and St. Joseph will engage in a variety of cooperative transactions to deliver quality medical care to Enrollees who require certain hospital services.

     Effective July 1, 1997, the Company entered into a Hospital Agreement with University of Maryland Medical System, Inc. ("UMMS"), which provides that the Company and UMMS will engage in a variety of cooperative transactions to deliver quality medical care to Enrollees who require certain hospital services. In addition, the Company has entered into managed care contracting agreements with University Care, LLC and University Physicians, Inc., which are affiliates of UMMS, pursuant to which these entities have agreed to exclusively participate in the Company's Medicare Global Capitation Contracts. These agreements have a term of 10 years. University Care is the Company's Series B Preferred Stockholder.

     On July 15, 1997, the "Management Stockholders" (consisting of Mr. Gold and Drs. Rifkin and Kimmel), Medical Holdings Limited Partnership ("MHLP"), St. Joseph Medical Center ("SJMC"), University Care, LLC ("UCare"), Genesis Health Ventures, Inc. ("Genesis") and The Beacon Group III-Focus Value Fund, L.P. ("Beacon") executed a Shareholders' and Voting Agreement (the "Shareholders Agreement"). The Shareholders Agreement includes certain provisions regarding corporate governance, restrictions on transfer of Common Stock or securities convertible into Common Stock, and a provision granting Beacon a right to require cooperation with respect to certain transfers of the Company's securities. See "Description of Capital Stock -- Shareholders and Voting Agreement."

     In December 1997, the Company executed a letter of intent with Genesis pursuant to which the Company expects to manage all physician and institutional care, subject to certain exclusions, delivered to approximately 7,000 Medicare Enrollees of an HMO located on the Eastern Shore of Maryland in exchange for a capitation fee. See "Management's Discussion and Analysis and Results of Operation -- Sources of Revenue" and "Business -- Operations."

     The Company has entered into the acquisition transactions set forth below with certain of its directors who are physicians. These transactions were entered into on commercially reasonable terms, substantially similar to the terms of its acquisition transactions with other PCPs, and the consideration paid in connection with such acquisitions was based on the fair market value of the medical practice assets or services acquired.

     In September, 1996, the Company purchased certain assets of the medical practice of Dr. Eig, a director of the Company. Dr. Eig was elected to the Board of Directors in May 1996 and as Chairman of Doctors Health Montgomery, LLC in September 1996. Dr. Eig received 32,000 shares of Class B Common Stock and options to acquire 2,000 shares of Class B Common Stock, valued at $3.50 per share, cash in the amount of $5,000 and a promissory note with a face value of approximately $38,000 as consideration for the acquisition.

     In December, 1996, the Company purchased certain assets of the medical practice of Dr. Graw, a director of the Company since May 1996. In connection with the acquisition, Dr. Graw's limited liability partnership, which he owns with other physicians, received a limited partnership interest in MHLP equivalent to up to 148,000 shares of Class B Common Stock, an option to acquire a limited partnership interest equivalent to 40,000 shares of Class B Common Stock, exercisable at $7.50 per share, and cash for the practice's collectable accounts receivable, which will not exceed $625,000. The Company estimates that the collected accounts receivable will be approximately $425,000 and that $200,000 will constitute a loan payable to the Company upon repayment terms and conditions to be determined. The Company has delegated to Dr. Graw's practice, and the practice will perform, certain practice management business functions, which the Company ordinarily performs for its physicians at its headquarters. The Company reimburses Dr. Graw's practice for the expenses it incurs in performing the business management services.

     In the ordinary course of business during fiscal year 1997, the Company advanced funds on behalf of certain Core Medical Groups to certain physician medical practices. The Company and the Core Medical Groups anticipate that such advances will be repaid in future periods, although such repayment schedules have not been determined. As of November 30, 1997, the Company had advanced the following amounts to the medical practices of certain directors of the Company:
Dr. LoPresti, $227,000, Dr. Lamm, $156,000, Dr. Rocha, $63,000, Dr. Graw,
$153,000.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

     The following tables set forth as of December 1, 1997, certain information with respect to the beneficial ownership of each class of voting stock by: (i) each person known to the Company to beneficially own more than 5% of each such class; (ii) each director of the Company; (iii) each of the Named Executive Officers of the Company; and (iv) all directors and executive officers of the Company as a group. The Company believes that the beneficial owners of the classes of stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, except as noted below. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares of stock subject to options currently exercisable or exercisable within 60 days of December 1, 1997 ("Current Options") are deemed outstanding for computing the percentage of the person holding such option, but are not deemed outstanding for computing the percentage of any other person.

                              CLASS A COMMON STOCK

NAME                                                                                             NUMBER        PERCENT OF CLASS
----                                                                                            ---------      ----------------
Stewart B. Gold..............................................................................   1,200,000            74.1%
Scott M. Rifkin, M.D. .......................................................................     400,000(1)         22.0%
John R. Dwyer, Jr. ..........................................................................      44,000(2)          2.6%
Paul A. Serini...............................................................................     100,160(3)          5.8%
Alan L. Kimmel, M.D. ........................................................................     200,000            12.3%
Genesis Health Ventures, Inc. ...............................................................     500,000(4)         23.6%
Directors and Executive Officers as a group (28 Persons)(6)..................................   2,004,160(5)         99.0%

---------------
(1) Includes 200,000 shares in respect of Current Options.
(2) Consists of 28,000 shares in respect of Current Options and 16,000 shares in respect of a presently exercisable Warrant.
(3) Consists of shares in respect of Current Options.
(4) Consists of shares in respect of a presently exercisable Warrant.
(5) Includes 404,160 shares in respect of Current Options and 16,000 shares in respect of presently exercisable Warrants.
(6) Certain management stockholders of Class A and Class B Common Stock and the holders of all shares of Preferred Stock are parties to a Shareholders' and Voting Agreement (the "Shareholders Agreement"). The Shareholders Agreement contains provisions that significantly control matters concerning corporate governance and restrictions on transfer of such shares. The holders of 1,600,000 shares of Class A Common Stock and the holder of an option to purchase 200,000 shares of Class A Common Stock are subject to the Shareholders Agreement.

                              CLASS B COMMON STOCK


NAME                                                                                             NUMBER        PERCENT OF CLASS
----                                                                                            ---------      ----------------
Medical Holdings Limited Partnership........................................................   4,400,000(1)          79.8%
Mark H. Eig, M.D. ..........................................................................      34,000(2)            .6%
Albert Herrera, M.D. .......................................................................       4,558(3)            .1%
Directors and executive officers as a group (28 persons)....................................     912,558(3)(4)       16.5%

---------------
(1) Drs. Rifkin, Kimmel, Nagel, LoPresti and Diamond are Directors of the Company and are officers or directors of the managing general partner of Medical Holdings Limited Partnership ("MHLP"). The address of Medical Holdings Limited Partnership is 10451 Mill Run Circle, 10th Floor, Owings Mills, Maryland 21117. The beneficial ownership of Class B Common Stock of Drs. Rifkin, Kimmel, Nagel, Lopresti, Lamm and Diamond through equity interests in MHLP is 66,000 shares each. The beneficial ownership of Class B Common Stock of Dr. Rocha through MHLP is 330,000 shares. The beneficial ownership of Class B Common Stock of Dr. Graw is up to 148,000 shares. MHLP is a party to the Shareholders' and Voting Agreement (the "Shareholders Agreement") which contains provisions that significantly control matters concerning corporate governance and restrictions on transfer of such shares. See "Description of Capital Stock -- Shareholders' and Voting Agreement."
(2) Includes 2,000 shares in respect of Current Options.
(3) Includes 112 shares owned by Mount Vernon Internal Medicine of which Dr. Herrera has a controlling interest.
(4) Include 2,000 shares in respect of Current Options.

                SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK


NAME                                                                                              NUMBER        PERCENT OF CLASS
----                                                                                             ---------      ----------------
St. Joseph Medical Center (1)................................................................   1,000,000(2)          100%
Directors and Executive Officers as a Group (28 persons).....................................           0               0

---------------
(1) St. Joseph's Medical Center, Inc. is entitled to designate one Director of the Company. Its address is 7520 York Road, Towson, Maryland 21204. St. Joseph's Medical Center, Inc. is a party to a Shareholders' and Voting Agreement (the "Shareholders Agreement"). The Shareholders Agreement contains provisions that significantly control matters concerning corporate governance and restrictions on transfer of such shares. See "Description of Capital Stock -- Shareholders' and Voting Agreement."
(2) Convertible into 2,000,000 shares of Class C Common Stock, which, assuming conversion of all currently outstanding Preferred Stock, will equal approximately 22.0% of the maximum outstanding Class C Common Stock.

                SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

NAME                                                                                                NUMBER      PERCENT OF CLASS
----                                                                                               ---------    ----------------
UniversityCare, LLC (1)........................................................................   438,068(2)          100%
Directors and Executive Officers as a Group (28 persons).......................................         0               0

---------------
(1) Mr. Barish, Director of the Company, is President of UniversityCare, LLC. UniversityCare, LLC's address is University Physicians Professional Building, 419 W. Redwood Street, Baltimore, Maryland 21201. UniversityCare, LLC is a party to a Shareholders' and Voting Agreement (the "Shareholders Agreement"). The Shareholders Agreement contains provisions that significantly control matters concerning corporate governance and restrictions on transfer of such shares. See "Description of Capital
    Stock -- Shareholders' and Voting Agreement."
(2) Convertible into 876,136 shares of Class C Common Stock, which, assuming conversion of all currently outstanding Preferred Stock, will equal approximately 9.6% of the maximum outstanding Class C Common Stock.

                SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK


NAME                                                                                                NUMBER      PERCENT OF CLASS
----                                                                                               ---------    ----------------
Genesis Health Ventures, Inc. (1).............................................................   857,142(2)(3)        100%
Directors and Executive Officers as a group (28 persons)......................................         0                0

---------------
(1) Mr. Richard Howard, a Director of the Company, is President and Chief Executive Officer of Genesis Health Ventures, Inc. for which the address is 148 West State Street, Kennett Square, Pennsylvania 19348. Genesis Health Ventures, Inc. is a party to a Shareholders' and Voting Agreement (the "Shareholders Agreement"). The Shareholders Agreement contains provisions that significantly control matters concerning corporate governance and restrictions on transfer of such shares. See "Description of Capital
    Stock -- Shareholders' and Voting Agreement."
(2) Includes 285,714 shares issuable upon conversion of a Note in the principal amount of $5,000,000 convertible at a price of $17.50 per share.
(3) Convertible into 2,142,855 shares of Class C Common Stock, which assuming conversion of all currently outstanding Preferred Stock, will equal approximately 23.6% of the maximum outstanding Class C Common Stock.

                SERIES D REDEEMABLE CONVERTIBLE PREFERRED STOCK


NAME                                                                                               NUMBER      PERCENT OF CLASS
----                                                                                              ---------    ----------------
The Beacon Group III -- Focus Value Fund, L.P. (1)...........................................   2,034,666(2)          100%
Directors and Officers as a Group (28 Persons)...............................................           0               0

---------------
(1) Messrs. Mendell and Wilkinson, Directors of the Company, are partners of The Beacon Group and affiliates of The Beacon Group III -- Focus Value Fund, L.P. for which the address is 399 Park Avenue, New York, NY 10022. The Beacon Group III -- Focus Value Fund, L.P. is a party to a Shareholders' and Voting Agreement (the "Shareholders Agreement"). The Shareholders Agreement contains provisions that significantly control matters concerning corporate governance and restrictions on transfer of such shares. See "Description of Capital Stock -- Shareholders' and Voting Agreement."
(2) Convertible into 4,069,332 shares of Class C Common Stock, subject to adjustment as described in Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
    Resources -- Beacon Financing" and "Description of Capital Stock -- Series A, Series B, Series C and Series D Preferred Stock, which, assuming conversion of all currently outstanding Preferred Stock, will equal approximately 44.8% of the maximum outstanding Class C Common Stock.

     The following tables set forth certain information as of December 1, 1997 with respect to the percentage Common Stock ownership of the Company assuming conversion of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock into Class C Common Stock. The following tables do not assume conversion of any outstanding notes, options or warrants.

                      STOCKHOLDERS OF DOCTORS HEALTH, INC.
                              CLASS A STOCKHOLDERS

                                                                                                                  PERCENTAGE OF
NAME                                                                                                  SHARES        OWNERSHIP
----                                                                                                ----------    -------------
Stewart B. Gold..................................................................................    1,200,000          7.8%
Alan L. Kimmel, M.D. ............................................................................      200,000          1.3%
Scott M. Rifkin, M.D. ...........................................................................      200,000          1.3%
Noah Investments, LLC............................................................................       20,000           .1%
  Total..........................................................................................    1,620,000         10.5%

                              CLASS B STOCKHOLDERS

Medical Holdings Limited Partnership.............................................................    4,400,000         28.6%
Other Primary Care Physicians....................................................................      977,290          6.4%
  Total..........................................................................................    5,377,290         35.0%

                            CLASS C STOCKHOLDERS(1)

St. Joseph Medical Center, Inc. .................................................................    2,000,000         13.0%
UniversityCare, LLC..............................................................................      876,136          5.7%
Genesis Health Ventures, Inc. ...................................................................    1,428,570          9.3%
The Beacon Group III -- Focus Value Fund, L.P. ..................................................    4,069,332         26.5%
  Total Class C Stock............................................................................    8,374,038         54.5%
  Total Class A, B and C Stock...................................................................   15,371,328        100.0%

---------------
(1) Assumes conversion of the Series A, B, C and D Preferred Stock.

                    PHYSICIAN AND NON-PHYSICIAN OWNERSHIP OF
                              DOCTORS HEALTH, INC.

NAME                                                                                               NUMBER       PERCENT OF CLASS
----------------------------------------------------------------------------------------------   -----------    ----------------
Physicians (Class A and Class B Stockholders).................................................     5,777,290           37.6%
Other Class A Stockholders....................................................................     1,220,000            7.9%
Investor Stockholders (St. Joseph Medical Center, Inc., UniversityCare, LLC, Genesis Health
  Ventures, Inc., The Beacon Group III-Focus Value Fund, L.P.)................................     8,374,038           54.5%
     Total....................................................................................    15,371,328          100.0%

CHANGES IN CONTROL

     The Shareholders Agreement and the Company's Charter contain certain provisions which could result in a change in control of the Company at a future date. The Company's Charter provides that if for either two consecutive fiscal quarters or three fiscal quarters out of five consecutive quarters the Company fails to record positive net income as reflected on the Company's financial statements and has incurred medical expenses with respect to Medicare Enrollees equal to or greater than 90% of Total Capitation Revenue, then each of the two directors designated by the Series D Preferred Stockholder will be entitled to ten votes on all matters that come before the Board of Directors. In such circumstances, the Series D Preferred Stockholder will control 52% of the votes of the Board of Directors and will have the ability to control the business, policies and affairs of the Company.

     The Shareholders Agreement and the Letter Agreement require the parties to such agreements, in certain circumstances, to transfer all of their shares of Common Stock and securities convertible into Common Stock upon notice from the Series D Preferred Stockholder of its intent to transfer all of the Company's issued and outstanding shares of Common Stock and securities convertible into Common Stock to an unrelated third party. See "Description of Common
Stock -- Shareholders' and Voting Agreement."

                          DESCRIPTION OF CAPITAL STOCK
GENERAL

     The Company may offer under this Prospectus one or more of the following categories of its Securities: (i) shares of its Class B Common Stock, par value $0.01 per share; (ii) Options to purchase Class B Common Stock; and (iii) any combination of the foregoing, either individually or as units consisting of one or more of the types of Securities described in clauses (i) and (ii). The terms of any specific offering of Securities, including the terms of any units offered, will be set forth in a Prospectus Supplement relating to such offering. As of December 1, 1997, the Company has issued 191,290 shares of Class B Common Stock and Options exercisable for 96,000 shares of Class B Common Stock pursuant to the Registration Statement of which this Prospectus is a part.

     Pursuant to the Company's Certificate of Incorporation filed in the State of Delaware in October, 1997, the Company is authorized to issue 50,000,000 shares of Common Stock, par value $0.01, per share ("Post-Conversion Common Stock"), 20,700,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), 10,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), 29,050,000 shares of Class C Common Stock, par value $0.01 per share (the "Class C Common Stock") (the Class A Common Stock, the Class B Common Stock and the Class C Common Stock are hereinafter collectively referred to as the "Common Stock"), 1,000,000 shares of Series A Convertible Preferred Stock, par value $5.00 per share (the "Series A Preferred Stock"), 438,068 shares of Series B Convertible Preferred Stock, par value $11.25 per share (the "Series B Preferred Stock"), 1,500,000 shares of Series C Convertible Preferred Stock, par value $17.50 per share (the "Series C Preferred Stock"), 5,750,000 shares of Series D Preferred Stock, par value $10.00 per share (the "Series D Preferred Stock") (the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock are hereinafter collectively referred to as the "Preferred Stock"). Shares of the Preferred Stock are convertible into shares of Class C Common Stock.

     As of December 1, 1997, 1,620,000 shares of Class A Common Stock are issued and outstanding and held by four holders of record, 5,377,290 shares of Class B Common Stock are issued and outstanding and held by approximately 262 holders of record, 1,000,000 shares of Series A Preferred Stock are issued and outstanding and held by one holder of record, 438,068 shares of Series B Preferred Stock are issued and outstanding and held by one holder of record, 571,428 shares of Series C Preferred Stock are issued and outstanding and held by one holder of record, and 2,034,666 shares of Series D Preferred Stock are issued and outstanding and held by one holder of record.

     The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Articles of Amendment and Restatement (the "Charter"), Bylaws, Shareholders and Voting Agreement (the "Shareholders' Agreement") and the Shareholders Letter Agreement (the "Letter Agreement"), copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. Subject to the rights, privileges and restrictions described below, each issued and outstanding share of the Common Stock entitles the holder thereof to one vote on all matters to be voted on by the stockholders of the Company. Each share of issued and outstanding Preferred Stock entitles the holder thereof to one vote for each share of Common Stock into which such share of Preferred Stock is convertible. There are no preemptive rights or sinking fund provisions with respect to any of the Company's capital stock.

     All shares of the Company's capital stock are subject to significant restrictions on transfer and all certificates for such shares carry a legend to reflect such restrictions. The Securities may be transferred only as permitted by the Shareholders' and Voting Agreement and the Shareholders Letter Agreement and the Charter.

     The Shareholders' Agreement contemplates that the Company may redeem shares of its stock upon an "Involuntary Transfer" resulting generally from the insolvency of a stockholder or upon divorce of an individual stockholder. Voluntary transfers are permitted only after a stockholder offers its stock, upon the same terms and conditions contained in the offer it wishes to accept, to certain principal and management stockholders on the terms set out in the Shareholders Agreement. See "Description of Capital Stock -- Shareholders' and Voting Agreement." Individual Stockholders may in certain circumstances make estate planning transfers for the benefit of themselves or family members subject to certain conditions.

COMMON STOCK

     Except as otherwise provided in the Charter, holders of Common Stock are entitled to one vote per share with respect to all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive dividends when, and if declared by the Board of Directors, out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of any Preferred Stock then outstanding. The Company has not declared any cash dividends with respect to any of its outstanding Common Stock since its inception and
                                       50
does not anticipate declaring any such dividends in the foreseeable future. The Company's Charter restricts its ability to declare and pay cash dividends on its Common Stock until such time as all outstanding shares of Preferred Stock have been redeemed or converted and all accrued dividends and interest payable with respect to such shares of Preferred Stock have been paid.

     In general, the rights corresponding to each class of the Company's Common Stock may be altered by an amendment to the Company's Certificate of Incorporation which requires the affirmative vote of a majority of the votes attributable to all of the outstanding Common and Preferred Stock.

     CLASS A COMMON STOCK.

     The holders of the Class A Common Stock, voting separately as a class, are entitled to elect six of the 20 directors of the Company (each a "Class A Director"). The affirmative vote of a majority of the stock of Class A Common Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect a Class A Director. The holders of Class A Common Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Class A Common Stock then outstanding may remove any Class A Director by the affirmative vote of 80% of all of the votes entitled to be cast for such Class A Director.

     CLASS B COMMON STOCK.

     The holders of the Class B Common Stock, voting separately as a class, are entitled to elect eight of the 20 directors of the Company (each a "Class B Director"). The affirmative vote of a majority of the stock of Class B Common Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect a Class B Director. The holders of Class B Common Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Class B Common Stock then outstanding may remove any Class B Director by the affirmative vote of at least a majority of all of the votes entitled to be cast for such Class B Director. Upon issuance in accordance with the terms of this Prospectus, the shares of Class B Common Stock being offered hereby will be fully paid and non-assessable.

     CLASS C COMMON STOCK.

     Upon the conversion of all of the Series A Preferred Stock then outstanding into shares of Class C Common Stock, the holders of such Class C Common Stock into which such Series A Preferred Stock has been converted, voting as a single sub-class ("Class C Series A Common Stock"), shall be entitled to elect one of the 20 directors of the Company (a "Class C Series A Director"). Upon the conversion of all of the Series B Preferred Stock then outstanding into shares of Class C Common Stock, the holders of such Class C Common Stock into which such Series B Preferred Stock has been converted, voting as a single sub-class ("Class C Series B Common Stock"), shall be entitled to elect one of the 20 directors of the Company (a "Class C Series B Director"). Upon the conversion of all of the Series C Preferred Stock then outstanding into shares of Class C Common Stock, the holders of such Class C Common Stock into which such Series C Preferred Stock has been converted, voting as a single sub-class ("Class C Series C Common Stock"), shall be entitled to elect two of the 20 directors of the Company (each a "Class C Series C Director"). Upon the conversion of all of the Series D Preferred Stock then outstanding into shares of Class C Common Stock, the holders of such Class C Common Stock into which such Series D Preferred Stock has been converted, voting as a single sub-class ("Class C Series D Common Stock"), shall be entitled to elect two of the 20 directors of the Company (each a "Class C Series D Director"). Except with respect to the election of Directors, the affirmative vote of a majority of the stock of Class C Common Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast by the holders of shares of such Class C Series A Common Stock, Class C Series B Common Stock, Class C Series C Common Stock, or Class C Series D Common Stock, as the case may be, shall be sufficient to elect a Class C Series A Director, Class C Series B Director, Class C Series C Director, or Class C Series D Director, respectively. The Class C Series A Common Stock, Class C Series B Common Stock, Class C Series C Common Stock, or Class C Series D Common Stock, as the case may be, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of such subclass outstanding may remove the Class C Series A, Class C Series B, Class C Series C, or Class C Series D Director, respectively, by the affirmative vote of 80% of all of the votes entitled to be cast for such Director.

     The Charter of the Company includes a provision pursuant to which, upon completion of a firm commitment underwritten initial public offering, each share of the Company's Class A Common Stock, Class B Common Stock, and Class C Common Stock shall be converted, without any action on the part of the stockholder or the Company, into an identical share of the Company's Post-Conversion Common Stock, and all special rights granted to the holders of Class A, Class B, and Class C Common Stock and to all holders of Series A, Series B, Series C, and Series D Preferred Stock shall cease and terminate.

SERIES A, SERIES B, SERIES C AND SERIES D PREFERRED STOCK

     VOTING RIGHTS. Except with respect to the election and removal of directors, every holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall be entitled to cast that number of votes equal to the full number of shares of Class C Common Stock into which such holder's Preferred Stock is then convertible.

     SERIES A. The holders of Series A Preferred Stock voting as a single class, are entitled to elect one director (a "Series A Director"). The affirmative vote of a majority of the shares of Series A Preferred Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote as a class; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect the Series A Director. The holders of Series A Preferred Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Series A Preferred Stock then outstanding, may remove the Series A Director by the affirmative vote of at least 80% of all of the votes entitled to be cast for such Series A Director.

     SERIES B. The holders of Series B Preferred Stock, voting as a single class, are entitled to elect one director (a "Series B Director"). The affirmative vote of a majority of the shares of Series B Preferred Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote as a class; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect the Series B Director. The holders of Series B Preferred Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Series B Preferred Stock then outstanding, may remove any Series B Director by the affirmative vote of at least 80% of all of the votes entitled to be cast for such Series B Director.

     SERIES C. The holders of Series C Preferred Stock, voting as a single class, are entitled to elect two directors (each, a "Series C Director"). The affirmative vote of a majority of the shares of Series C Preferred Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote as a class; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect Series C Directors. The holders of Series C Preferred Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Series C Preferred Stock then outstanding, may remove any Series C Director by the affirmative vote of at least 80% of all of the votes entitled to be cast for such Series C Director.

     SERIES D. The holders of Series D Preferred Stock, voting as a single class, are entitled to elect two directors (each, a "Series D Director"). The affirmative vote of a majority of the shares of Series D Preferred Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote as a class, including the election of a Series D Preferred Director. The holders of Series D Preferred Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Series D Preferred Stock then outstanding, may remove any Series D Director by the affirmative vote of at least 80% of all of the votes entitled to be cast for such Series D Director.

     SPECIAL DIRECTOR APPROVAL REQUIREMENT. No dividends may be declared or paid upon, nor shall any other distribution be made with respect to, any shares of any other class or series of stock of the Company without the consent of each of the directors elected by the holders of Preferred Stock senior in rank, with respect to dividends, to such stock on which such dividend or other distribution would be paid.

     SPECIAL PREFERRED STOCKHOLDER APPROVAL REQUIREMENT. So long as any shares of a series of Preferred Stock are outstanding, the Company may not effect any of the following actions without first obtaining the approval of the holders of at least a majority of the then outstanding shares of such series of Preferred
Stock: (i) alter or change the powers, preferences or rights of the shares of such series of Preferred Stock or otherwise amend the Charter so as to affect adversely the rights of such series of Preferred Stock; (ii) increase the authorized number of shares of such series of Preferred Stock; or (iii) authorize the issuance of, issue, or sell any additional shares of such series of Preferred Stock.

     In the event that the Company fails to meet an obligation under its Charter to redeem any shares of Preferred Stock, then the Company may not incur any additional indebtedness without first obtaining the prior written consent of the holders of the
                                       52

Preferred Stock to be redeemed, voting as a separate class, unless the proceeds of such indebtedness are used to pay all overdue redemption payments in respect of Preferred Stock, including payments of accrued but unpaid dividends or interest. Furthermore, with certain exceptions, no shares of any class of stock of the Company may be redeemed or otherwise acquired by the Corporation without the consent of the holders of a majority of the then outstanding shares of each series of Preferred Stock, voting as a separate class, that, at the time of such redemption or acquisition, is senior in rank with respect to Redemptions, to the stock to be redeemed or acquired.

     The Company is generally prohibited from taking certain actions without the separate affirmative vote of at least 51% of the outstanding shares of the Series D Preferred Stock, including any of the following: (1) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Corporate Bylaws; (2) effect a merger, consolidation or sale of substantially all of the Company's assets in any manner which transfers more than 33 1/3% of the Company's voting securities; (3) increase the number of Directors above twenty; (4) voluntarily liquidate, dissolve or wind up the Company; (5) authorize or issue any new series or class of securities or issue additional shares of Common or Preferred Stock; (6) declare or distribute any dividend or distribution on any shares of its capital stock except for accruals required by the terms of any series of Preferred Stock; (7) effect certain transactions involving consideration from the Company in excess of $750,000; (8) adopt or approve the annual budget or business plan of the Company; (9) incur indebtedness in excess of $750,000; and (10) effect certain redemptions of capital stock.

     SPECIAL PREFERRED STOCKHOLDER NOTICE PROVISIONS. The Company shall provide at least 30 days prior written notice to each holder of Preferred Stock of any liquidation, dissolution or winding up of the affairs of the Company which will give rise to the liquidation rights of each series of Preferred Stock (described below). Unless waived by the affirmative vote of the holders of at least a majority of each series of Preferred Stock, the sale, lease or exchange of all or substantially all the property and assets of the Company or the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding-up. In addition, the Company must provide 15 days written notice to the holders of shares of each series of Preferred Stock prior to the occurrence of any of the following events: (i) the declaration of a dividend or other distribution on any of the Company's securities that are junior or PARI PASSU in rank to such series of Preferred Stock; (ii) the authorization of the issuance to the holders of its Common Stock of securities or rights exercisable, convertible or exchangeable into shares of Common Stock; or (iii) the authorization of any reorganization, reclassification or recapitalization of any of the Company's securities that are junior or pari passu in rank to such series of Preferred Stock; (iv) the authorization of the consolidation or merger of the Company with or into any other person, the sale or transfer of a substantial portion of its capital stock, business or assets to another person, or any other similar business combination or transaction; or (v) the authorization of the dissolution, liquidation or winding up of the Company.

     REDEMPTION. Upon its own initiative and with proper notice, the Company may redeem all, but not less than all, of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock at any time commencing on the fifth anniversary of the Issue Date of the Series D Preferred Stock. Each of the above series of Preferred Stock may be redeemed for a price equal to the sum of the issue price of such series of Preferred Stock plus all accumulated accrued but unpaid dividends thereon, including accrued but unpaid interest on such dividends. The Company may not initiate a redemption of the Series D Preferred Stock.

     The original holder of Series A Preferred Stock may initiate redemption of its shares upon the occurrence of a "Special Redemption Event," as defined in the Financing Transaction Agreement between said holder and the Company. Upon the Company's issuance of securities adverse to Series A Preferred Stock, all outstanding Series A Preferred Stock shall be entitled to redemption upon written notice to the Company within 90 days after the issuance of the adverse securities. In addition, a holder of at least 50% of the outstanding Series A Preferred Stock, may, at any time from and after the fifth anniversary of the Issue Date of the Series D Preferred Stock, require the Company to redeem all outstanding Series A Preferred Stock. The redemption price paid to holders varies depending upon the triggering event.

     The holders of Series B Preferred Stock may initiate redemption of their shares as long as UniversityCare, LLC, the University of Maryland Medical System, Inc., or any of their affiliates is a holder of record in the event of the adoption or interpretation of any law or regulation under the IRC of 1986, as amended, that reasonably may be construed as prohibiting or otherwise materially adversely affecting the tax exempt status of the University of Maryland Medical System, Inc. or University Physicians, Inc. due to the continued ownership of the Series B Preferred Stock by UniversityCare, LLC. In such event, the holders, upon meeting certain prerequisites must first attempt to sell, through commercially reasonable efforts, such shares to a third party. In the event that the holder is unable to find a purchaser, the Company's redemption shall become effective. Upon the Company's issuance of securities adverse to Series B Preferred Stock, the holders of all then outstanding Series B Preferred Stock shall be entitled to redemption upon 90 days written notice. The redemption price paid to holders varies depending upon the triggering event.

     The holders of at least 50% of the outstanding shares of Series C Preferred Stock may initiate the Company's redemption of all of the outstanding shares of Series C Preferred Stock at any time from and after the fifth anniversary of the Issue Date of the Series D Preferred Stock. The redemption price shall be the greater of the then Fair Market Value of the redeemed Series C Preferred Stock and an amount per share equal to the weighted average price paid by a holder of Series C Preferred Stock plus accrued but unpaid dividends thereon.

     The holders of at least 66 2/3% of the outstanding shares of Series D Preferred Stock may initiate the Company's redemption of all of the outstanding shares of Series D Preferred Stock at any time from and after the fifth anniversary of the Issue Date of the Series D Preferred Stock. The holders of at least 66 2/3% of the outstanding shares of Series D Preferred Stock may also initiate the Company's redemption of all of the outstanding shares of Series D Preferred Stock if prior to a qualified underwritten initial public offering ("qualified IPO"), any action taken by the Executive Committee is negated by the Board of Directors or if the Board of Directors elects not to conduct the management of the Company in accordance with the Charter (specifically Article V, Section 2). Upon receiving notice from holders of Series D Preferred Stock of an intent to exercise such right of redemption, the Board shall have ten business days to rescind or negate its action, thus avoiding any obligation of the Company to redeem the Series D Preferred Stock. The redemption price paid to holders varies depending upon the triggering event.

     No redemption of any series of Preferred Stock may occur until the Company has redeemed all of the Preferred Stock senior to that series of Preferred Stock sought to be redeemed.

     CONVERSION. Upon the consummation of a firm commitment underwritten initial public offering (an "IPO"), each share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock shall automatically be converted into shares of Post Conversion Common Stock, at the then effective Conversion Ratio applicable to such series. Upon the consummation of a Qualified IPO, each share of Series D Preferred Stock shall automatically be converted into shares of Class C Common Stock at the then effective Series D Conversion Ratio. Upon written notice to the Company prior to the consummation of an IPO, holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have the right at any time to convert any and all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock owned by such holder into Class C Common Stock at the then effective Conversion Ratio applicable to such series.

     As of December 1, 1997, the conversion ratio for Series A, B and D of the Preferred Stock is two shares of Class C Common Stock for each share of Series A, B and D Preferred Stock held. The conversion ratio for the Series C Preferred Stock is 1.25 shares of Class C Common Stock for each share of Series C Preferred Stock held. The conversion ratio for each series of Preferred Stock is subject to adjustment from time to time upon the occurrence of certain events including a stock dividend, a stock split, a reverse stock split, or a similar restructuring of the Company's capital stock. In each such event, the conversion ratio for each series will be adjusted so that the holder of any shares of such series thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of such events, had such shares of such series been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier.

     In the event that the Company is a party to any other transactions such as a merger, consolidation, sale of all or substantially all of the Company's assets where, as a result of such transaction, shares of Common Stock are converted into the right to receive stock, securities or other property, each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Preferred Stock would have been entitled upon such transaction and appropriate adjustments shall be made to the applicable conversion ratio to the end that the provisions set forth above shall thereafter be applicable, as nearly as may be reasonably possible, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Preferred Stock.

     In addition, the applicable conversion ratio for each series of Preferred Stock shall be subject to adjustment in the event that the Company issues shares of Common Stock or other securities convertible into or exchangeable or exercisable for shares of Common Stock or other securities convertible into Common Stock (such convertible securities may be referred to as "Common Stock Equivalents") at a price per share (including any exercise or exchange price) that is less than $2.50 per share and less than the price at which (in general) such series of Preferred Stock was originally issued (as adjusted for any stock split or dividend). The applicable conversion ratio will be adjusted by multiplying (x) the applicable conversion ratio in effect prior to the triggering event by (y) one plus a fraction the numerator of which is the difference between $2.50 and the issue price of the newly issued shares and the denominator of which is $2.50. Such adjustment shall not be made in the case of certain securities issued by the Company pursuant to its Amended and Restated Omnibus Stock Plan or similar plan, shares of Common Stock issuable upon conversion, exercise or exchange of any Common Stock Equivalents outstanding prior to the date such series of Preferred Stock were issued, and shares of Series D Preferred Stock issued to Beacon and any stock dividends issued with respect thereto (such securities are referred to as "Excluded Securities").

     The conversion ratio for the Series C Preferred Stock is also subject to adjustment in the event that the Company issues shares of Common Stock or Common Stock Equivalents at a price per share (including exercise, conversion or exchange prices) that is equal to or greater than the issue price for the Series D Preferred Stock but less than the issue price for the Series C Preferred Stock (such issue prices are subject to adjustment in the event of stock splits, dividends, etc.). The Series C Preferred Stock conversion ratio will be adjusted after such event by multiplying (x) the conversion ratio in effect for the Series C Preferred Stock on the day immediately prior to such date by (y) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common stock outstanding on such date and (2) the number of additional shares of Common Stock issued or for which the Common Stock Equivalents may convert or be exercised or exchanged, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on such date and (B) the number of shares of Common Stock which the aggregate consideration receivable by the Company for the total number of shares of Common Stock issued or for which the Common Stock Equivalents may convert or be exercised or exchanged would purchase at the Series C Preferred Stock issue price on such date. The above adjustment is also not applicable with respect to Excluded Securities.

     The conversion ratio applicable to shares of Series D Preferred Stock shall be adjusted in certain other cases involving distributions by the Company on its outstanding Common Stock (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Company by way of dividend or spin-off). In such event or events, an adjustment will be made to the conversion ratio applicable to shares of Series D Preferred Stock to prevent dilution to the holders of the Series D Preferred Stock.

     The conversion ratio applicable to shares of Series D Preferred Stock will also be adjusted up or down based on the ability of the Company to achieve certain performance benchmarks with respect to the number of the Company's Medicare Enrollees and Medical Loss Ratio as such terms are defined in a letter agreement between the Company and Beacon. Pursuant to this adjustment provision, the number of shares issuable to holders of Series D Preferred Stock (based upon the current investment of $20,000,000) could be reduced to 3,636,364 shares of Class C Common Stock or increased to 7,272,727 shares of Class C Common Stock, and additional shares of Series D Preferred Stock may be issued with respect to the payment of dividends on the Series D Preferred Stock.

     The Company has also entered into a separate agreement with Beacon which provides that if the 105th U.S. Congress makes certain changes in the Medicare program resulting in reduced payments to health maintenance organizations and medical management companies such as the Company, the adjustment to the conversion ratio will be such that the number of shares issuable upon conversion of the Series D Preferred Stock (based upon the current investment of $20,000,000) could be reduced to 3,636,364 shares of Class C Common Stock or increased to 10,000,000 shares of Class C Common Stock. The Company believes, based upon the legislation thus far adopted and proposed by the 105th Congress, that such changes are not likely to occur. The Series D Preferred Stockholder has agreed to purchase an additional 1,000,000 shares of Series D Preferred Stock which would be subject to the same adjustment mechanism described above.

     Furthermore, in the event that the Company consummates an IPO of its Common Stock prior to June 30, 1998 at a price per share less than $13.00, the conversion ratio for the Series D Preferred Stock will be adjusted upward but not downward by multiplying (x) the conversion ratio in effect just prior to the IPO by (y) a fraction the numerator of which is $13.00 and the denominator of which shall be the IPO price.

     The special voting and approval rights of the holders of the Preferred Stock and their rights to require the redemption of the Preferred Stock or to convert such Preferred Stock into Class C Common Stock may prevent the Company from consummating one or more transactions, including equity and debt financings that could be beneficial to the Company's stockholders. The special voting rights of the Preferred Stockholders could also prevent the Company from entering into various transactions such as mergers, consolidations, or transfers of all or substantially all of the assets of the Company which might result in a change in control of the Company.

     DIVIDENDS. Prior to April 1, 2000, cash dividends at the rate of $0.325 per share per annum accrue on the Series A Preferred Stock. Such dividends are cumulative and will accrue, whether or not earned or declared or payment is legally
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

available, from and after the 24th day of February, 1995 and bear interest on accrued but unpaid amounts at the rate of 6.5% per annum, compounded quarterly. Such accrued dividends and interest are payable only upon the liquidation of the Company or the redemption of the Series A Preferred Stock and if not paid prior to April 1, 2000, the amount of such accrued but unpaid dividends and interest payments will become an unsecured obligation of the Company. On or after April 1, 2000, holders of the Series A Preferred Stock are entitled to receive, when legally available, cash dividends at the per annum rate of 100 basis points over the Wall Street Journal Prime Rate as of the last business day prior to April 1, 2000 based on the original issue price of the Series A Preferred Stock. So long as any shares of Series A Preferred Stock are issued and outstanding, no dividends may be declared and no other distribution may be made, with the exception of dividends declared and paid to with respect to the Series D Preferred Stock, with respect to any other class or series of stock or equity interest of the Company without the consent of each director elected by the holders of the Series A Preferred Stock.

     Prior to April 1, 2000, cash dividends at the rate of $0.90 per share per annum accrue on the Series B Preferred Stock. Such dividends are cumulative and will accrue, whether or not earned or declared or payment is legally available, in equal quarterly installments, commencing on the first day of January, 1996 and bear interest on accrued but unpaid amounts at the rate of 8.0% per annum, compounded quarterly. Such dividends and interest are payable only after all dividends and interest accrued on or with respect to all other series of Preferred Stock have been paid and only upon the liquidation of the Company or the redemption or conversion of the Series B Preferred Stock and if not paid prior to April 1, 2000, the amount of such accrued but unpaid dividends and interest payments will become an unsecured obligation of the Company. On and after April 1, 2000, dividends shall accrue on shares of Series B Preferred Stock and, when legally available shall be paid, at the per annum rate equal to 100 basis points over the Wall Street Journal Prime Rate as of the last business day prior to April 1, 2000 of the original issue price of the Series B Preferred Stock. Such dividends and interest are payable only after all dividends and interest accrued on or with respect to all other series of Preferred Stock have been paid.

     Prior to April 1, 2000 cash dividends shall accrue on shares of Series C Preferred Stock at the rate of $1.40 per share on the original issue price of each share. Such dividends are cumulative and will accrue, whether or not earned or declared or payment is legally available, from and after the date of issuance of such shares and bear interest on accrued but unpaid amounts at the rate of 8.0% per annum, compounded quarterly. Such accrued dividends and interest are payable only upon the liquidation of the Company or the redemption or conversion of the Series C Preferred Stock and if not paid prior to April 1, 2000, the amount of such accrued but unpaid dividends and interest payments will become an unsecured obligation of the Company. On and after April 1, 2000, dividends shall accrue on shares of Series C Preferred Stock and shall be paid when legally available, at the per annum rate equal to 100 basis points over the Wall Street Journal Prime Rate as of the last business day prior to April 1, 2000 of the original issue price of the Series C Preferred Stock.

     Cumulative dividends shall be payable on shares of Series D Preferred Stock at an annual rate of $.80 per share, payable in quarterly installments to the holder of the shares upon the record date. Dividends to the Series D Preferred Stock holders are payable at the option of the Company, either as additional shares of Series D Preferred Stock, granting .08 shares of Series D Preferred Stock per annum for each share held, or in cash legally available therefor. In any year in which a distribution is declared by the Board of Directors to be paid on Common Stock, an additional dividend shall be paid at the same time to the holders of Series D Preferred Stock at a rate equal to the product of such per share dividend paid on the Common Stock multiplied by the number of shares of Common Stock into which each Series D Preferred Stock is then convertible. No dividends may be declared, nor may shares be redeemed upon shares junior to Series D Preferred Stock unless full cumulative dividends have been paid or set aside for payment on the Series D Preferred Stock. When the holder of such Series D Preferred Stock dividends reasonably believes that liquidation of the dividends is necessary to pay taxes with respect to such stock dividends, the recipients of Series D Preferred Stock dividends shall have the right to require the Company to redeem up to 50% of the shares of Series D Preferred Stock received as a dividend at a price per share equal to $10.00 plus an amount equal to all accumulated and unpaid dividends thereon.

     LIQUIDATION RIGHTS. Upon liquidation of the Company, holders of Series D Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders, prior to distribution on any junior securities (including Series A, B and C Preferred Stock), an amount equal to the greater of
(i) the Fair Market Value per share of Series D Preferred Stock plus accrued but unpaid dividends thereon or (ii) $10.00 per share of Series D Preferred Stock plus an amount equal to accrued but unpaid dividends on such shares. Series D Preferred Stock shall also be entitled to share in any liquidation amounts distributed to holders of Common Stock as though the Series D Preferred Stock had been converted to Common Stock immediately prior to liquidation.

     After payment of such preferential amounts to the holders of Series D Preferred Stock, the holders of the Series A Preferred Stock and Series C Preferred Stock are entitled to receive a liquidation distribution. Series A Preferred Stock shall

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

receive the greater of (i) the Fair Market Value per share of Series A Preferred Stock or (ii) the sum of $5.00 plus an amount equal to all accrued but unpaid dividends thereon. Upon liquidation, Series C Preferred Stock shall be entitled to receive a distribution in an amount equal to $17.50 per share, plus an amount equal to all accrued but unpaid dividends thereon.

     After payment to the holders of Series D Preferred Stock, Series A Preferred Stock and Series C Preferred Stock, the holders of Series B Preferred Stock shall be entitled to receive a liquidation distribution out of the assets available. Series B Preferred Stock shall be entitled to receive the greater of
(i) the Fair Market Value per share of Series B Preferred Stock or (ii) the sum of $11.25 plus an amount equal to all accrued but unpaid dividends thereon.

     For each series of Preferred Stock, no liquidation distribution shall be available unless and until any obligation to a series with preferential rights has been satisfied. After payment of the preferred liquidation amounts to the holders of Preferred Stock, the holders of each such series of Preferred Stock shall have no right or claim to any of the remaining assets of the Company.

     SPECIAL SERIES D DIRECTORS VOTING RIGHTS. If for either two consecutive fiscal quarters or three quarters out of five consecutive quarters, the Company
(a) fails to record positive net income as reflected on the Company's financial statements, and has a Medicare Medical Loss Ratio (as defined in a letter agreement between the Company and the Series D Preferred Stockholder) with respect to the Company's Medicare Enrollees of at least 90%, then each Series D Preferred Director shall thereafter have ten votes with respect to all matters requiring Board or Executive Committee approval or action. In such circumstances, the Series D Preferred Stockholders will be able to control 52% of the votes cast at any meeting of the Board of Directors and will have the ability to control the business, policies and affairs of the Company.

OPTIONS TO PURCHASE CLASS B COMMON STOCK

     GENERAL.

     The Company may issue Options for the purchase up to 2,000,000 shares of Class B Common Stock pursuant to this Prospectus. Options may be issued independently or together with shares of Class B Common Stock also offered by this Prospectus. With respect to each offering of Options, a separate agreement (each, an "Option Agreement") will be entered into between the Company and the holder of such Options. Except with respect to the number and exercise price of Options to be issued in any particular offering, the terms of the Options as set forth in this Prospectus will not vary from offering to offering.

     The applicable Prospectus Supplement will describe certain details as to each offering of such Options, including the following where applicable: (i) the offering price; (ii) the number of shares into which each such Option offered may be exercised; (iii) the term or expiration of each such Option; and (iv) certain federal income tax consequences. The following discussion of the material terms and provisions of the Options is qualified in its entirety by reference to the detailed provisions of the Option Agreement, a form of which has been filed as an exhibit to the Registration Statement on Form S-1 of which this Prospectus forms a part. Each Option will entitle the holder to purchase, at any time until the expiration of such Option, a specified number of shares of Class B Common Stock at an exercise price set forth in the Option Agreement. Each Option may exercised in whole or in part.

     For a holder to exercise Options, there must be a current registration statement in effect with the Commission and qualification with or approval from various state securities agencies with respect to the shares of Class B Common Stock underlying the Options, or an opinion of counsel for the Company that there is an effective exemption from registration. The Options and the Class B Common Stock underlying the Options are presently registered pursuant to the Registration Statement on Form S-1 of which this Prospectus is a part. As long as the Options remain outstanding and exercisable, the Company will use its reasonable efforts to maintain the effectiveness of such Registration Statement. There can be no assurance, however, that the effectiveness of such Registration Statement can be maintained. If a registration statement covering such shares of Class B Common Stock is not kept current for any reason, or if the shares underlying the Options are not registered in the state in which a holder resides, the Options will not be exercisable unless there is an exemption from applicable registration requirements. See "Risk Factors -- Federal and State Registration Requirements; Possible Inability to Exercise Options."

     EXERCISE OF OPTIONS.

     Each Option will entitle the holder thereof to purchase such number of shares of Class B Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Options.
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

After the close of business on the expiration date, unexercised Options will become void. In most cases, Options will expire upon termination of the holder's employment or affiliation with the Company or the death of the holder.

     Options may be exercised by delivering to the Company payment, as provided in the applicable Option Agreement, of the amount required to purchase the Class B Common Stock purchasable upon such exercise together with certain information set forth in the option exercise notice form attached to each Option Agreement. Upon receipt of such payment and the necessary notice properly completed and duly executed, the Company will, as soon as practicable, issue and deliver the Class B Common Stock to be acquired by such exercise. If fewer than all of the Options represented by such Option Agreement are exercised, a new Option Agreement will be executed for the remaining amount of Options.

     AMENDMENTS AND SUPPLEMENTS TO OPTION AGREEMENTS.

     Each Option Agreement may be amended or supplemented, without the consent of the holders of the Options issued thereunder, to effect changes that do not adversely affect the interests of the holders of the Options. Other changes to outstanding Options may be made only with the consent of the holders thereof.

     OPTION ADJUSTMENTS.

     The exercise price of, and the number of shares of Class B Common Stock covered by, an Option are subject to adjustment in certain events, including:
(i) in the event that any change is made to the Class B Common Stock (whether by reason of a recapitalization or stock dividend, stock split or other change in capital structure); or (ii) in the event of a merger or other business combination; or (iii) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company.

     NO RIGHTS AS STOCKHOLDERS.

     Holders of Options will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company of any other matter, or to exercise any rights whatsoever as stockholders of the Company.

SHAREHOLDERS' AND VOTING AGREEMENT

     In July 1997, the Company, Beacon, and each of MHLP, Scott Rifkin, M.D., Stewart B. Gold, Alan Kimmel, M.D., Noah Investment, LLC, St. Joseph Medical Center, Inc., Genesis Health Ventures, Inc. and University Care, LLC ("Shareholders") entered in to a Shareholders' and Voting Agreement (the "Agreement"), which governs certain aspects of the Company's governance, management plans and operations and replaces in its entirety the previously executed Amended and Restated Shareholders Agreement dated as of January 31, 1997.

     CORPORATE GOVERNANCE.

     The Agreement requires that the Board of Directors (the "Board") be composed of directors designated by each class in substantially the same manner as provided by the Charter. See "Description of Capital Stock." In addition, the Agreement provides that after an initial public offering pursuant to which the Company registers securities under Section 12 of the Securities Exchange Act of 1934 (an "IPO") and for so long as Beacon holds 5% or more of the Common Stock then outstanding (on an as converted basis), the Company shall, upon request by Beacon, include one designated representative of Beacon in the slate of directors recommended by the Board to shareholders for election as directors. The Company and Shareholders shall use their best efforts to elect the designee of Beacon and maintain his membership on the Board.

     In general, the authority of the Board, except for matters non-delegable under applicable law, shall be vested in and exercised by an Executive Committee. For those matters reserved to the full Board, action shall only be taken after receiving, and consistent with, the recommendation of the Executive Committee. The Executive Committee shall have seven members including: (i) the two directors designated by the holders of Series D Preferred Stock; (ii) the Chief Executive Officer; (iii) two of the eight directors designated by the holders of Class B Common Stock, selected by majority vote of all such directors and both of whom shall be physicians; (iv) one of the two directors designated by the holders of Series C Preferred Stock, selected by agreement of both such directors; and (v) one physician nominated by the Chief Executive Officer and approved by a majority of the Class B Directors.

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

     So long as Beacon owns at least 51% or more of the number of shares of Series D Preferred Stock purchased by Beacon pursuant to the July 15, 1997 Preferred Stock Purchase Agreement or 5% or more of the Common Stock (assuming conversion of all outstanding Preferred Stock) (the "ownership threshold"), the Company shall take all actions necessary to cause at least one Beacon Director or Designee to be appointed to each committee of the Board and to each of the boards of directors or other similar managing bodies of each of the subsidiaries of the Company, to the extent requested by Beacon. Further, so long as Beacon meets the ownership threshold, Beacon shall be entitled to have up to two non-voting observers present at all meetings of the Board or its committees. Each observer shall have the same access to information concerning the business and operations of the Company at the same time as directors of the Company and shall be entitled to participate in discussions, make proposals and furnish advice.

     In the event that any Shareholder fails to use best efforts to effectuate the provisions of the Agreement, each Shareholder has irrevocably appointed Beacon as his or her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his shares for each Beacon director and each Beacon designee and take all such other actions as necessary to enforce the rights detailed above.

     DIRECTORS INDEMNIFICATION.

     The Shareholders Agreement requires the Company to maintain directors and officers insurance coverage for each member of the Board, each Beacon designee, and each Beacon non-voting observer in an amount of at least $3 million per occurrence and $5 million in the aggregate.

     TRANSFER RESTRICTIONS.

     EMPLOYMENT TERMINATION. No Shareholder shall transfer or sell any stock, whether owned as of the date of the Agreement or acquired thereafter, without complying with the transfer provisions of the Agreement. Transfers that fail to comply with the Agreement shall be void. Management Shareholders may not transfer in excess of 5% of outstanding stock held by such Management Shareholder as of the date of the Agreement except (i) in connection with a qualified IPO (generally, an IPO in which the Company receives at least $35 million in net proceeds), (ii) in connection with the bona fide merger of the Company or sale of all, or substantially all assets, or (iii) in connection with an involuntary transfer or termination. Management Shareholders include Stewart
B. Gold, Scott Rifkin, M.D., Alan Kimmel, M.D., any person holding the office of Vice President or above and any other individual identified by the Executive Committee as a member of the executive management team and to whom stock has been issued. Beacon may, however, without additional restrictions, transfer up to 500,000 of its shares of stock to any affiliate or business associate of Beacon so long as the transferee executes an agreement to be bound by the terms of this Agreement as a Shareholder.

     In any case where a Management Shareholder's stock in the Company becomes the subject of any bankruptcy, insolvency, attachment, assignment for the benefit of creditors, or similar type of proceedings, or divorce decree (each, an "involuntary transfer"), the Company shall have the option for 30 days to purchase such stock and such Shareholder shall be obligated to sell all but not less than all shares registered in his name. If the Company chooses not to exercise its option, written notice shall be provided to all other Management Shareholders who, for a period of 30 days after notice, shall have the option to purchase such stock, and the involuntary transfer Shareholder shall be obligated to sell to the extent that such option is exercised. The purchase price shall be determined by mutual agreement or fair market value determined in accordance with the Agreement.

     If employment with the Company of a Management Shareholder, other than Drs. Rifkin or Kimmel, is terminated without "cause," for any reason constituting "constructive termination," or as a result of death or disability, then the remaining Management Shareholders shall have the option for a period of 60 days to purchase the shares of the terminated Shareholder. The purchase shall be in such proportions agreed to by Management Shareholders or in proportion to their ownership of outstanding Common Stock other than the stock of the terminated Management Shareholder. The terminated Management Shareholder may, but shall not be obligated to sell all stock held at a price determined by mutual agreement or fair market value determined in accordance with the Agreement. In the event that all of such terminated Management Shareholder's stock is not sold to the other Management Shareholders, and the terminated Management Shareholder so desires, the Company shall buy such additional stock as the terminated Management Shareholder desires to sell. If such terminated Management Shareholder sells his stock, and within twelve months of termination there occurs a change in control of the Company, the Company shall pay, in addition to the purchase price discussed above, any consideration that would have been payable to the shareholder upon, and as a result of, the change in control.

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

     If employment with the Company of a Management Shareholder, other than Drs. Rifkin or Kimmel, is terminated for "cause," then the Company may, but is not obligated to, purchase his shares within 90 days of termination and the Management Shareholder is required to sell upon the Company's exercise of its option at a price equal to the lesser of the Management Shareholder's acquisition cost for his stock or $1.00 per share. If such Management Shareholder is terminated due to the expiration of an employment agreement, then the Company may, but is not obligated to, purchase all of such Shareholder's stock at a price determined by mutual agreement or at fair market value as determined in accordance with the Agreement.

     With respect to Drs. Rifkin and Kimmel, if employment with the Company is terminated for "good cause," or for any reason not constituting "constructive termination" as defined in each such Shareholders' employment agreement, the Company may, but shall not be obligated to, purchase within 90 days of termination the shares of these individuals. The terminated Shareholder is required to sell upon the Company's exercise of its option. The price paid shall be the lesser of the shareholder's acquisition cost for such stock or $1.00 per share. None of the above provisions, however, shall apply to shares of capital stock of the Company held by the above individuals on January 31, 1997 or received as a distribution on or in respect of such shares after January 31, 1997 as the result of any recapitalization, stock split or similar event.

     Upon the death or disability of either of Drs. Rifkin or Kimmel, for a period of 60 days from disability or the appointment of a personal representative, the disabled Shareholder or his representative may offer to the other Management Shareholders the option to purchase all of the shares of stock then held. The purchase shall be in such proportions agreed to by Management Shareholders or in proportion to their ownership of outstanding Common Stock other than the stock of the terminated Management Shareholder. In the event that all of the shares are not purchased within the 60 day period, that Shareholder may, upon written notice, require that the Company purchase all or a portion of said shares at a price determined by mutual agreement between the parties or fair market value determined in accordance with the Agreement.

     If employment with the Company of either of Drs. Rifkin or Kimmel is terminated without "good cause" or for reasons constituting "constructive termination" under his employment agreement, then the Company shall purchase, and shareholder shall sell, within 90 days of termination, any stock acquired after January 31, 1997 other than stock acquired pursuant to a distribution, recapitalization, stock split or similar event on or in respect of stock held on January 31, 1997. The purchase price shall be determined by mutual agreement or fair market value determined in accordance with the Agreement. If either of Drs. Rifkin or Kimmel is terminated due to the expiration of an employment agreement, the Company shall have the option, but not the obligation to purchase all of his shares for a period of 90 days from termination. Upon exercise of the Company's option, the above Shareholders shall sell at the purchase price determined by mutual agreement or fair market value determined in accordance with the Agreement.

     ARM'S LENGTH TRANSFER RESTRICTIONS. Prior to any transfer of stock ("Offered Stock") in an arm's length transaction, the transferring Shareholder must first deliver written notice detailing the price and any material terms of the proposed transfer to the Company, the Management Stockholders and each holder of at least 5% of the Common Stock on an as converted basis ("Offered Shareholders"). Upon such notice, the Offered Shareholders have the first right and option for 20 days to acquire, all or any part of the Offered Stock upon the terms reached by the transferring Shareholder and third party. If the Offered Shareholders do not accept such option within 20 days, the Company shall then have the right and option to acquire all or any part of the Offered Stock within 20 days. The proposed transfer may only be extended to a third party when effective acceptance is not received within the time frame granted to each of the above parties and such transfer may not be on terms more favorable to the purchaser than those disclosed in the written notice.

     In addition, prior to the transfer by a Shareholder to an outside third party discussed above, and after the periods for rights of first offer have expired, the transferring Shareholder must provide not less than 20 days prior written notice of such intended transfer to the Company and to holders of Preferred Stock. Within ten days of delivery of notice, each holder of Preferred Stock shall have the opportunity and right to sell a proportional amount of shares to the transferee, upon the same terms as the transferring Shareholder. These arm's length transfer restrictions shall not apply to (i) any transfer by a Shareholder to affiliates of such Shareholder, (ii) any transfer pursuant to the management termination provisions above, the right of first offer discussed above or Beacon's "Right to Drag-Along" (discussed below) or (iii) any public sale.

     SPECIAL BEACON RIGHTS.

     RIGHT TO DRAG-ALONG. After July 15, 1999 and as long as Beacon's holdings meet the ownership threshold, Beacon may determine to transfer or exchange all of its shares to an unrelated and unaffiliated third party. Upon 30 days written notice disclosing the required terms of the transfer, each Shareholder shall be obligated to sell to the transferee all of his shares at

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

the closing (Beacon's "Right to Drag-Along"). Consideration paid in such transaction shall first be applied to pay the liquidation value of all outstanding Preferred Stock in accordance with the terms thereof and then pro rata among all holders of stock on an as converted basis. If, however, the Company commits in writing, either (i) to use its best efforts to complete a qualified IPO or (ii) to purchase all of the shares of Beacon and demonstrates to Beacon its ability to purchase for the value of the consideration offered by the third party, then the closing shall be suspended for 120 days. If the Company fails to meet its commitments within the specified 120 day time frame, Beacon shall have the right to compel the Shareholders to consummate its proposed "drag along" transaction. The provisions above shall not apply to (i) any transfer prior to July 15, 1999, (ii) any public sale or (iii) any transfer by Beacon to an affiliate.

     RIGHT TO PARTICIPATE IN ISSUANCES. With certain exceptions, the Company may not issue any shares of any stock, without first providing written notice to Beacon disclosing, as required, terms of the issuance and offering to Beacon, for a period of 30 days, the option to acquire all or any part of the issuance upon the same price and terms as proposed. If Beacon does not accept or exercise the option, the Company may issue such stock only on terms no more favorable to the purchaser than those disclosed in the written notice to Beacon.

     RIGHT TO APPROVE CERTAIN CORPORATE ACTIONS. Provided that Beacon meets the ownership threshold, the Company and its subsidiaries shall not, without the prior written consent of Beacon, take nor permit to be taken, prior to the consummation of a qualified IPO, any of the following actions: (i) consolidate or merge with any entity or effect any similar transaction in which more than 33 1/3% of the Company's voting securities are transferred to another person (except transactions involving a wholly owned subsidiary); (ii) amend, add or repeal any provision of the Charter or By-Laws which alters the rights, privileges or powers of the Series D Preferred Stock; (iii) authorize or issue any new series or class of securities, increase the authorized number of shares or issue any securities or authorize or issue any additional shares of Common or Preferred Stock (with certain exceptions); (iv) increase the number of authorized directors above twenty; (v) voluntarily liquidate, dissolve or wind up the Company; (vi) pay, declare, or set aside any sums for payment of, any dividend or make any distributions other than as required by the terms of the Preferred Stock and the Convertible Subordinated Note dated January 31, 1997;
(vii) redeem, purchase or acquire capital stock or other equity securities except for those required by an agreement in connection with the acquisition of a physician practice or the Charter; (viii) purchase or acquire any stock or interest in another entity in excess of $750,000; (ix) invest as part of any joint venture or partnership an amount in excess of $750,000; (x) sell, lease, transfer or dispose of any asset or assets with an aggregate amount in excess of $750,000; (xi) incur or assume any indebtedness in excess of $750,000 (including capitalized lease obligations and guarantees or other contingent obligations for indebtedness for borrowed money); (xii) mortgage, encumber or incur liens on assets in excess of $750,000; (xiii) amend, modify or waive any provision of any employment or non-competition agreement; (xiv) adopt or approve the annual budget or business plan; or (xv) agree or otherwise commit to take any action set forth in (i) through (xiv).

     The rights and obligations of a Shareholder under this Agreement shall terminate when the Shareholder no longer holds beneficial ownership of any shares of stock. The Agreement shall terminate upon the consummation of a qualified IPO except for certain provisions with respect to matters such as corporate governance, Shareholders cooperation with the governance provisions, and other provisions which by their respective terms survive until they are no longer operative. No modification, amendment or waiver of any provision of the Agreement shall be effective unless approved in writing by the Company, the Shareholders holding at least a majority of the shares of Common Stock, and by Beacon (so long as it holds the ownership threshold). Any amendment to the provisions concerning rights of first offer and restrictions on transfers require written approval by the Company, Shareholders holding at least 66 2/3% of the outstanding Common Stock and Beacon. The Agreement shall bind successors and assigns of the Company and each Shareholder so long as they hold stock in the Company.

SHAREHOLDERS LETTER AGREEMENT

     Persons acquiring Class B Common Stock or securities convertible into Class B Common Stock will be required to execute and deliver to the Company a Shareholders' Letter Agreement (the "Letter Agreement"). The Letter Agreement restricts the rights of shareholders to sell, transfer, assign, distribute, pledge, encumber or otherwise dispose of, either voluntarily or involuntarily, any shares Class B Common Stock or any interest therein, except under certain express conditions. Shareholders of Class B Common Stock may transfer their shares by will or intestacy to their immediate family or to any custodian or trustee for the account of the shareholder or shareholder's immediate family. Further, any corporate shareholder may transfer any or all of its Shares to any or all of its stockholders. Shares held by a general or limited partnership are transferable to any or all its partners or former partners.

     After July 15, 1999 and so long as Beacon holds the ownership threshold, if Beacon determines to transfer or exchange to an unaffiliated third party all shares of Common Stock, as well as securities convertible into Common Stock owned by
                                       61

Beacon, then under the Letter Agreement, upon 30 days prior written notice from Beacon disclosing the terms of the proposed transaction, the shareholder shall be obligated to sell and transfer all of his or her shares to such third party in the same transaction. The shareholder shall receive the same consideration per share on an as-converted basis in such a transaction as is received by Beacon. These obligations shall not apply to (i) any transfer prior to July 15, 1999 (two years after the date of the Letter Agreement), (ii) any transfer pursuant to a bona fide underwritten public offering pursuant to a registration statement filed under the Securities Act of 1933, as amended, or (iii) any transfer by Beacon, to an affiliate of Beacon. The Company may require that a legend be placed on certificates evidencing shares of stock, including, without limitation, a legend stating that such shares are subject to the terms of the Letter Agreement.

     The terms of the Letter Agreement shall apply to and bind the successors and assigns of the shareholders so long as they hold shares. No modification, amendment or waiver of any provision of the Letter Agreement shall be effective unless approved in writing by the Company and the shareholder. The rights and obligations of the Letter Agreement shall terminate at such time as such shareholder no longer retains beneficial ownership of any shares or upon the consummation of an IPO.

                              PLAN OF DISTRIBUTION

     The Securities offered pursuant to this Prospectus may be issued from time to time in connection with the affiliation of medical practices with the Company. Except in connection with the exercise of the Options, the Company will not receive cash proceeds from the issuance of the Securities. The Securities offered pursuant to this Prospectus may be issued in amounts and at prices to be determined at the time of the offering of such Securities. Securities may be issued by the Company as consideration in one or a combination of the following types of affiliation transactions: (i) participation agreements with individual physicians, medical groups and IPAs; (ii) acquisitions of certain assets of medical practices; or (iii) various employment arrangements or agreements between physicians and Core Medical Groups or between the Company and certain employees.

     A Prospectus Supplement will set forth specific details with respect to each offering of the Securities. Such details will include, to the extent applicable, (1) the amount of Securities being offered; (2) the offering price of the Class B Common Stock or the exercise price of Options; and (3) certain Federal income tax consequences. With respect to offerings of Securities in connection with the acquisition of certain assets of medical practices, the Prospectus Supplement will provide information about the specific transaction and the particular medical practice involved in the transaction. The terms of the Securities as set forth in this Prospectus will not change. It is not expected that underwriting discounts or commissions will be paid by the Company. In general, all expenses relating to the registration, offer and sale of the Securities will be borne by the Company.

     The value of the Class B Common Stock will be determined by the Company's management and Board of Directors based upon the Company's results of operations and current financial condition, recent sales of the Company's securities and arms' length negotiations with potential purchasers, estimates of the business potential and prospects of the Company, the economics of the health care industry in general, the condition of the equity securities market in general and other relevant factors.

     The Securities issued hereunder will be new issues of securities with no established trading market. The Company does not currently intend to apply for the listing of any Securities on any national securities exchange or market. As such, resales of the Securities will be severely limited. In addition, the Securities offered hereby will be subject to certain contractual restrictions on resale, including the Stockholders Agreement. See "Description of Capital Stock", "Risk Factors -- Voting Limitations; Restrictions on Resale of Securities" and "Risk Factors -- Absence of Public Market; Penny Stock Rules."

IPA ARRANGEMENTS

     It is anticipated that the entry by the Company into IPA arrangements will involve the agreement by a medical practice to authorize the Company to negotiate service contracts on its behalf. See
"Business -- Operations -- Network Development -- Independent Practice Associations." The terms of an IPA arrangement are determined by negotiations between the Company's representatives and physicians. Factors taken into account in such transactions with respect to the consideration to be paid by the Company in such transactions include the commercial terms of the particular IPA arrangement, and the established size, quality and reputation of the practices. It is anticipated that shares of Class B Common Stock issued, or underlying Options granted, in any such IPA arrangements will, in most cases, be valued at a price reasonably related to the current value of the Class B Common Stock, at the time that the terms of the IPA arrangements are tentatively agreed upon, at or about the time the transactions are closed, or during the period or periods prior to delivery of the Securities.

ACQUISITION OF CERTAIN ASSETS OF MEDICAL PRACTICES

     It is anticipated that the acquisitions of the medical practices will involve the receipt by the Company of substantially all of the assets of such medical practices (primarily enumerated tangible assets of such practices and related contractual rights). The terms of an acquisition of a medical practice are determined by negotiations between the Company's representatives and physicians. Factors taken into account in such transactions with respect to the consideration to be paid by the Company in such transactions include the established size, quality and reputation of the practices. It is anticipated that shares of Class B Common Stock issued, or underlying Options granted, in any such acquisitions will, in most cases, be valued at a price reasonably related to the current value of the Class B Common Stock, at the time that the terms of the affiliation agreements are tentatively agreed upon, at or about the time the transactions are closed, or during the period or periods prior to delivery of the Securities.

EMPLOYMENT ARRANGEMENTS

     It is anticipated that the entry by the Core Medical Groups into employment arrangements with physicians will involve the agreement by the physician to furnish services to a Core Medical Group including the provision of medical services pursuant to the Company's managed care contracts. See
"Business -- Network Development -- Core Medical Groups." Pursuant to the Company's management of the Core Medical Groups under the PSO Agreements, the terms of an employment arrangement are determined by negotiations between the Company's representatives and physicians. Factors taken into account in such transactions with respect to the consideration to be paid by the Company in such transactions include the commercial terms of the particular employment arrangements and the established size, quality and reputation of the practices of the employees. It is anticipated that shares of Class B Common Stock issued, or underlying Options granted, in any such employment arrangements will, in most cases, be valued at a price reasonably related to the current value of the Class B Common Stock, at the time that the terms of the employment arrangements are tentatively agreed upon, at or about the time the transactions are closed, or during the period or periods prior to delivery of the shares.

     It is anticipated that the entry by the Company into employment arrangements with employees will involve the agreement by the employee to furnish services to the Company including with respect to the recruitment of physicians to enter into contractual relationships with the Company. The terms of such transactions will be based upon the commercial aspects of the particular employment arrangements. It is anticipated that shares of Class B Common Stock issued, or underlying any Options granted, in any such employment arrangement will be valued at a price reasonably related to the current value of the Class B Common Stock, at the time that the terms of the employment arrangements are tentatively agreed upon, at the time the transaction is closed or during the period or periods prior to delivery of the shares.

                           SHARES ELIGIBLE FOR RESALE

     Although there is no public market for the Securities and it is not anticipated that a public market will develop in the near future, sales of a substantial number of shares of the Company's capital stock could adversely affect the price at which the Securities could be resold and could impair the Company's future ability to raise capital through an offering of its equity securities.

     All of the Class B Common Stock issued pursuant to this Prospectus or issued upon exercise of Options granted pursuant to this Prospectus will be subject to significant restrictions on transfer pursuant to the Letter Agreement to which each person acquiring shares will be a party. Additionally, the Options will be non-transferable except in the case of death. Without such contractual restrictions, however, such Securities would be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company as that term is defined under the Securities Act (an "Affiliate"), which Securities would be subject to the resale limitations of Rule 144 adopted under the Securities Act.

     As of December 1, 1997, there were 1,620,000 shares of Class A Common Stock and 5,377,290 shares of Class B Common Stock issued and outstanding. In addition, up to 2,812,660 shares of Class A Common Stock, 138,000 shares of Class B Common Stock and 8,374,038 shares of Class C Common Stock are issuable upon exercise or conversion of outstanding options, warrants or Preferred Stock (or Preferred Stock issuable upon conversion of an outstanding convertible note). Securities issued prior January 1991 were issued by the Company in private transactions not involving a public offering and are "restricted securities" for purposes of Rule 144 adopted under the Securities Act. In addition to the contractual limitations set forth in the Shareholders Agreement and the Letter Agreement, such securities may not be resold in a public distribution, except in compliance with the registration requirements of the Securities Act, pursuant to a valid exemption therefrom or pursuant to Rule 144. Approximately 191,290 shares of Class B Common Stock and Options covering 96,000 shares of Class B Common Stock were issued pursuant to this Registration Statement and are therefore not "restricted securities" for purposes of Rule 144 and generally may be resold (subject to the various contractual restrictions discussed above) without further restriction.

     In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement, a person (or persons whose shares are aggregated) who has beneficially owned Securities which are restricted securities for at least one year (including the holding period of any prior owner except an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
(i) one percent of the number of Securities then outstanding; or (ii) the average weekly trading volume of the Securities during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate at any time during the 90 days immediately preceding a sale, and who has beneficially owned the Securities proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such Securities without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Persons deemed to be Affiliates desiring to sell shares to the public generally must always sell pursuant to the conditions of Rule 144, even after the applicable holding periods have been satisfied.

     As of December 1, 1997, 1,600,000 shares of Class A Common Stock, 5,172,000 shares of Class B Common Stock, 1,428,857 shares of Preferred Stock (or the shares of Class C Common Stock to be acquired upon conversion of those shares) were available for resale pursuant to all of the conditions of Rule 144. The remaining 20,000 shares of outstanding Class A Common Stock will be available for resale in January 1998 pursuant to all of the conditions of Rule 144. In January, July and October 1998, 142,857, 2,438,068 and 34,666 shares, respectively, of Preferred Stock (or the shares of Class C Common Stock acquired upon conversion of those shares) will be available for resale pursuant to all of the conditions of Rule 144.

     In addition to its outstanding securities, as of December 1, 1997 the Company had issued options to acquire 2,264,660 shares of Class A Common Stock and 138,000 shares of Class B Common Stock; warrants to acquire 548,000 shares of Class A Common Stock; and a note convertible into 285,714 shares of Series C Preferred Stock (convertible into 714,285 shares of Class C Common Stock).

     The 548,000 shares of Class A Common Stock issuable upon exercise of outstanding warrants will also be deemed restricted securities. Depending on the method of exercise, 48,000 of such shares may be available for resale either presently or one year from the date of exercise, subject to all of the conditions of Rule 144. The remaining 500,000 shares of Class A Common Sstock issuable upon exercise of an outstanding warrant may be available for resale in July 1998 or one year from the date of exercise, depending on the method of exercise, subject to all of the conditions of Rule 144.

     Subject to certain limitations, Rule 701 promulgated under the Securities Act modifies the conditions of Rule 144 with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. The Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions of the Shareholders and Letter Agreements, may be resold 90 days after the effective date of the Registration Statement by persons other than Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

     Prior to January 1997, the Company issued options to purchase approximately 1,046,660 shares of Class A Common Stock pursuant to Rule 701, of which options to purchase approximately 237,560 shares were vested and exercisable as of December 1, 1997. An option to acquire 200,000 shares of Class A Common Stock will vest in December 1997. Options to acquire 141,600 shares of Class A Common Stock will vest in equal portions over the next four years Of the remaining outstanding options, options to acquire approximately 21,500, 436,000, and 10,000 shares of Class A Common Stock are exercisable in 2000, 2001 and 2003, respectively. Shares of Common Stock to be issued upon exercise of Class A options granted pursuant to Rule 701 may be resold by persons other than Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates without compliance with its one-year minimum holding period requirements.

     Options to acquire 1,210,000 shares of Class A Common Stock were issued during 1997 pursuant to private transactions. Of such options, options to acquire 30,000 shares of Class A Common Stock vested and exercisable as of December 1,
                                       64

1997. The remaining options will vest equally over the next five years. Shares acquired upon exercise of such options may be resold one year from the date of exercise, subject to all of the conditions of Rule 144.

     The convertible note, or the 285,714 shares of Series C Preferred Stock into which it is convertible, may be resold in January 1998 pursuant to all of the conditions of Rule 144.

     Options to acquire 96,000 shares of Class B Common Stock was issued pursuant to this Registration Statement and, accordingly, may be freely transferred subject to applicable contractual restrictions.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Venable, Baetjer and Howard, LLP, Baltimore, Maryland.

                                    EXPERTS

     The Company's consolidated financial statements and schedules as of June 30, 1997 and for the year then ended, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The Company's consolidated financial statements as of June 30, 1996 and 1995 and for the year and period then ended, respectively, included in this Prospectus have been so included in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                INDEMNIFICATION

     The Company's Certificate of Incorporation and the Shareholders Agreement generally provide that the directors and officers of the Company shall be indemnified to the fullest extent permitted by law against reasonable out-of-pocket damages, settlements, expenses and other costs associated with any action, suit or proceeding to which such person is made a party by reason of the fact that such person is an officer or director of the Company, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in the best interests of the Company. The Company has purchased insurance on behalf of each director and certain executive officers against any such indemnified liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                            FINANCIAL STATEMENTS AND
                             REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
                              DOCTORS HEALTH, INC.
                          JUNE 30, 1995, 1996 AND 1997
                                      AND
                               SEPTEMBER 30, 1996
                              AND 1997 (UNAUDITED)

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS                                                                                                     PAGE
                                                                                                                         -----
DOCTORS HEALTH, INC.
Reports of Independent Certified Public Accountants...................................................................     F-2
Consolidated Financial Statements
  Balance Sheets......................................................................................................     F-4
  Statements of Operations............................................................................................     F-5
  Statements of Cash Flows............................................................................................     F-6
  Statements of Stockholders' Equity (Deficit)........................................................................     F-7
Notes to Consolidated Financial Statements............................................................................     F-8
Schedule II--Valuation and Qualifying Accounts........................................................................    F-30

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF
DOCTORS HEALTH, INC. AND SUBSIDIARIES:

     We have audited the accompanying consolidated balance sheet of Doctors Health, Inc. (formerly Doctors Health System, Inc.) and Subsidiaries as of June 30, 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Doctors Health, Inc. and Subsidiaries as of June 30, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II-Valuation and Qualifying Accounts is presented for the purposes of complying with the Securities and Exchange Commission's reporting requirements and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Baltimore, Maryland
August 18, 1997
(except with respect to the matters
discussed in Notes 20 and 21,
as to which
the date is December 1, 1997)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

BOARD OF DIRECTORS AND STOCKHOLDERS
DOCTORS HEALTH, INC. AND SUBSIDIARIES:

     We have audited the accompanying consolidated balance sheets of Doctors Health, Inc. (formerly Doctors Health System, Inc.) and Subsidiaries, as of June 30, 1996 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended June 30, 1996 and for the period February 24, 1995 (date of inception) to June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Doctors Health, Inc. and Subsidiaries as of June 30, 1996 and the consolidated results of its operations and its cash flows for the year ended June 30, 1996 and for the period February 24, 1995 (date of inception) to June 30, 1995, in conformity with generally accepted accounting principles.

     We have also audited Schedule II--Valuation and Qualifying Accounts for the year ended June 30, 1996. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

GRANT THORNTON LLP

Baltimore, Maryland
October 3, 1996
(except for Note 20,
which is now incorporated
into the second paragraph
of Note 11, the date of
which is January 13, 1997)

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

        AS OF JUNE 30, 1996 AND 1997 AND SEPTEMBER 30, 1997 (UNAUDITED)

                                                                                             JUNE 30,       JUNE 30,
                                                                                               1996           1997
                                                                                           ------------   ------------
ASSETS
CURRENT ASSETS
 Cash and cash equivalents (Notes 1 and 9)...............................................  $  1,419,295   $  4,737,828
 Restricted cash (Note 1)................................................................            --        680,000
 Short-term investments..................................................................            --             --
 Accounts receivable (net of allowance for doubtful accounts of $324,521, $270,521 and
   $193,706 at June 30, 1996 and 1997 and September 30, 1997, respectively) (Notes 1 and
   2)....................................................................................     1,303,941      2,722,891
 Accounts receivable-affiliates (Note 1).................................................     1,208,685      1,115,885
 Other receivables (Note 4)..............................................................        64,251      1,170,504
 Prepaid expenses........................................................................       117,096        190,987
 Due from affiliates (Note 18)...........................................................       891,985        925,658
                                                                                           ------------   ------------
   Total Current Assets..................................................................     5,005,253     11,543,753
                                                                                           ------------   ------------
PROPERTY AND EQUIPMENT, net (Notes 1,2 and 7)............................................     2,485,547      4,205,532
OTHER ASSETS
 Intangibles (net of accumulated amortization of $65,170, $445,148 and $611,823 at June
   30, 1996 and 1997 and September 30, 1997, respectively) (Notes 1 and 2)...............     2,448,030      6,475,925
 Deferred charges (net of accumulated amortization of $147,475, $304,537 and $410,029 at
   June 30, 1996 and 1997 and September 30, 1997, respectively) (Note 1).................       636,772        924,334
 Note receivable (Note 6)................................................................       300,000             --
 Accrued interest receivable.............................................................       253,976        374,970
 Other receivable........................................................................            --        200,000
 Deposits................................................................................        24,560         83,066
                                                                                           ------------   ------------
   Total Other Assets....................................................................     3,663,338      8,058,295
                                                                                           ------------   ------------
   TOTAL ASSETS..........................................................................  $ 11,154,138   $ 23,807,580
                                                                                           ------------   ------------
                                                                                           ------------   ------------
LIABILITIES, REDEEMABLE CONVERTIBLE
 PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
 Current maturities of notes payable (Note 8)............................................  $    303,915   $  6,007,589
 Current maturities of capital lease obligations (Note 8)................................       101,985             --
 Accounts payable........................................................................       330,647      1,108,499
 Accrued medical services (Note 1).......................................................       550,520      5,301,384
 Other accrued expenses (Note 5).........................................................     2,069,579      3,233,955
 Due to affiliates (Note 18).............................................................       766,475        965,204
                                                                                           ------------   ------------
   Total Current Liabilities.............................................................     4,123,121     16,616,631
                                                                                           ------------   ------------
LONG-TERM OBLIGATIONS
 Note payable (Note 8)...................................................................     3,400,000      5,462,621
 Notes payable and purchase obligations-related parties (Notes 8 and 14).................     2,077,364      2,659,456
 Capital lease obligations, less current maturities (Note 8).............................       320,673             --
                                                                                           ------------   ------------
   Total Long-term Obligations...........................................................     5,798,037      8,122,077
                                                                                           ------------   ------------
COMMITMENTS AND CONTINGENCIES (Note 9)
REDEEMABLE CONVERTIBLE PREFERRED STOCK (Notes 8,10,13 and 14)
 6.5% cumulative, Series A, $5 par value, authorized and issued 1,000,000 shares
  (Liquidation value $3,500,000 plus unpaid dividends)...................................     5,273,305      5,651,472
 Less subscription receivable............................................................    (1,500,000)    (1,500,000)
                                                                                           ------------   ------------
                                                                                              3,773,305      4,151,472
 9.75% cumulative, Series B, $11.25 par value, authorized and issued 355,556 shares at
   June 30, 1996 and 1997 (liquidation value $4,000,000, plus unpaid dividends); 8.00%
   cumulative, Series B, $11.25 par value, authorized and issued 438,068 shares at
   September 30, 1997 (liquidation value 4,928,265, plus unpaid dividends)...............     4,137,526      4,548,945
 8% cumulative, Series C, $17.50 par value, authorized 1,071,428 shares; issued and
   outstanding 571,428 shares (Liquidation value $10,000,000 plus unpaid dividends)......            --     10,581,696
 8% Series D, dividends payable in-kind, $10.00 par value, authorized 5,750,000 shares;
   issued and outstanding 2,000,000 shares at September 30, 1997 (Liquidation value
   $20,000,000 plus unpaid dividends)....................................................            --             --
REDEEMABLE CLASS A COMMON STOCK (Note 11)
 $.01 par value, authorized, issued and outstanding 800,000 shares at June 30, 1996......     2,400,000             --
STOCKHOLDERS' EQUITY (DEFICIT) (Notes 11,12,13 and 19)
 Preferred Stock, $.01 par value; authorized 1,000,000 shares, no shares issued..........            --             --
 Common Stock (Note 20)
   Class A, $.01 par value; authorized 20,700,000 shares, issued and outstanding 810,000
     and 1,620,000 shares at June 30, and September 30, 1997, respectively...............            --          8,100
   Class B, $.01 par value; authorized 10,000,000 shares; issued and outstanding
     2,398,000, 2,645,167 and 5,328,020 shares at June 30, 1996 and 1997 and September
     30, 1997, respectively..............................................................        23,980         26,452
   Class C, $.01 par value; authorized 29,050,000 shares; no shares issued...............            --             --
 Additional paid-in capital..............................................................     2,323,600      5,880,477
 Deferred compensation...................................................................            --       (912,508)
 Accumulated deficit.....................................................................   (11,425,431)   (25,215,762)
                                                                                           ------------   ------------
     Total Stockholders' Equity (Deficit)................................................    (9,077,851)   (20,213,241)
                                                                                           ------------   ------------
     TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE
       PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)................................  $ 11,154,138   $ 23,807,580
                                                                                           ------------   ------------
                                                                                           ------------   ------------

                                                                                           SEPTEMBER 30,
                                                                                               1997
                                                                                           -------------
                                                                                            (Unaudited)
                                                                                             (Note 22)
ASSETS
CURRENT ASSETS
 Cash and cash equivalents (Notes 1 and 9)...............................................  $ 16,300,210
 Restricted cash (Note 1)................................................................       680,000
 Short-term investments..................................................................     3,000,000
 Accounts receivable (net of allowance for doubtful accounts of $324,521, $270,521 and
   $193,706 at June 30, 1996 and 1997 and September 30, 1997, respectively) (Notes 1 and
   2)....................................................................................     2,513,493
 Accounts receivable-affiliates (Note 1).................................................     1,071,818
 Other receivables (Note 4)..............................................................     1,712,977
 Prepaid expenses........................................................................       391,821
 Due from affiliates (Note 18)...........................................................       895,227
                                                                                           -------------
   Total Current Assets..................................................................    26,565,546
                                                                                           -------------
PROPERTY AND EQUIPMENT, net (Notes 1,2 and 7)............................................     4,221,241
OTHER ASSETS
 Intangibles (net of accumulated amortization of $65,170, $445,148 and $611,823 at June
   30, 1996 and 1997 and September 30, 1997, respectively) (Notes 1 and 2)...............     7,022,205
 Deferred charges (net of accumulated amortization of $147,475, $304,537 and $410,029 at
   June 30, 1996 and 1997 and September 30, 1997, respectively) (Note 1).................       266,341
 Note receivable (Note 6)................................................................            --
 Accrued interest receivable.............................................................       391,953
 Other receivable........................................................................       153,000
 Deposits................................................................................        85,065
                                                                                           -------------
   Total Other Assets....................................................................     7,918,564
                                                                                           -------------
   TOTAL ASSETS..........................................................................  $ 38,705,351
                                                                                           -------------
                                                                                           -------------
LIABILITIES, REDEEMABLE CONVERTIBLE
 PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
 Current maturities of notes payable (Note 8)............................................  $  6,119,121
 Current maturities of capital lease obligations (Note 8)................................            --
 Accounts payable........................................................................       184,464
 Accrued medical services (Note 1).......................................................     6,077,168
 Other accrued expenses (Note 5).........................................................     2,831,282
 Due to affiliates (Note 18).............................................................       880,288
                                                                                           -------------
   Total Current Liabilities.............................................................    16,092,323
                                                                                           -------------
LONG-TERM OBLIGATIONS
 Note payable (Note 8)...................................................................     5,400,408
 Notes payable and purchase obligations-related parties (Notes 8 and 14).................     2,711,035
 Capital lease obligations, less current maturities (Note 8).............................            --
                                                                                           -------------
   Total Long-term Obligations...........................................................     8,111,443
                                                                                           -------------
COMMITMENTS AND CONTINGENCIES (Note 9)
REDEEMABLE CONVERTIBLE PREFERRED STOCK (Notes 8,10,13 and 14)
 6.5% cumulative, Series A, $5 par value, authorized and issued 1,000,000 shares
  (Liquidation value $3,500,000 plus unpaid dividends)...................................     5,738,222
 Less subscription receivable............................................................    (1,500,000)
                                                                                           -------------
                                                                                              4,238,222
 9.75% cumulative, Series B, $11.25 par value, authorized and issued 355,556 shares at
   June 30, 1996 and 1997 (liquidation value $4,000,000, plus unpaid dividends); 8.00%
   cumulative, Series B, $11.25 par value, authorized and issued 438,068 shares at
   September 30, 1997 (liquidation value 4,928,265, plus unpaid dividends)...............     4,449,303
 8% cumulative, Series C, $17.50 par value, authorized 1,071,428 shares; issued and
   outstanding 571,428 shares (Liquidation value $10,000,000 plus unpaid dividends)......    10,782,152
 8% Series D, dividends payable in-kind, $10.00 par value, authorized 5,750,000 shares;
   issued and outstanding 2,000,000 shares at September 30, 1997 (Liquidation value
   $20,000,000 plus unpaid dividends)....................................................    18,611,379
REDEEMABLE CLASS A COMMON STOCK (Note 11)
 $.01 par value, authorized, issued and outstanding 800,000 shares at June 30, 1996......            --
STOCKHOLDERS' EQUITY (DEFICIT) (Notes 11,12,13 and 19)
 Preferred Stock, $.01 par value; authorized 1,000,000 shares, no shares issued..........            --
 Common Stock (Note 20)
   Class A, $.01 par value; authorized 20,700,000 shares, issued and outstanding 810,000
     and 1,620,000 shares at June 30, and September 30, 1997, respectively...............        16,200
   Class B, $.01 par value; authorized 10,000,000 shares; issued and outstanding
     2,398,000, 2,645,167 and 5,328,020 shares at June 30, 1996 and 1997 and September
     30, 1997, respectively..............................................................        53,280
   Class C, $.01 par value; authorized 29,050,000 shares; no shares issued...............            --
 Additional paid-in capital..............................................................     6,177,190
 Deferred compensation...................................................................      (860,476)
 Accumulated deficit.....................................................................   (28,965,665)
                                                                                           -------------
     Total Stockholders' Equity (Deficit)................................................   (23,579,471)
                                                                                           -------------
     TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE
       PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)................................  $ 38,705,351
                                                                                           -------------
                                                                                           -------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED BALANCE
                                    SHEETS.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               FOR THE PERIOD FROM FEBRUARY 24, 1995 (INCEPTION)
                      TO JUNE 30, 1995 AND THE YEARS ENDED
               JUNE 30, 1996 AND 1997 AND THE THREE MONTHS ENDED
                    SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)

                                                FOR THE PERIOD
                                               FROM FEBRUARY 24,
                                               1995 (INCEPTION)     YEAR ENDED      YEAR ENDED           THREE MONTHS ENDED
                                                  TO JUNE 30,        JUNE 30,        JUNE 30,      SEPTEMBER 30,    SEPTEMBER 30,
                                                     1995              1996            1997            1996             1997
                                               -----------------    -----------    ------------    -------------    -------------
                                                                                                            (UNAUDITED)
                                                                                                             (NOTE 22)
REVENUES
  Capitation revenue (Note 1)...............      $        --       $   689,068    $ 10,794,909     $ 1,267,613      $ 4,568,707
  Net revenue (Notes 1 and 3)...............          850,665         5,428,561      12,037,188       2,194,511        3,397,694
                                               -----------------    -----------    ------------    -------------    -------------
                                                      850,665         6,117,629      22,832,097       3,462,124        7,966,401
                                               -----------------    -----------    ------------    -------------    -------------
EXPENSES
  Medical services expense..................               --           969,677      11,188,450       1,195,501        3,908,010
  Care center costs.........................          776,865         5,287,348      11,635,163       2,103,519        3,293,743
  General and administrative................        1,877,735         6,082,902      12,760,687       2,670,080        3,166,519
  Depreciation and amortization.............           27,508           435,573       1,512,772         224,384          476,581
                                               -----------------    -----------    ------------    -------------    -------------
                                                    2,682,108        12,775,500      37,097,072       6,193,484       10,844,853
                                               -----------------    -----------    ------------    -------------    -------------
     Loss from operations...................       (1,831,443)       (6,657,871)    (14,264,975)     (2,731,360)      (2,878,452)

OTHER INCOME (EXPENSE)
  Interest and other income.................           99,673           272,666         246,889          69,038          296,440
  Interest expense..........................          (23,915)         (226,908)       (781,964)       (148,215)        (328,069)
                                               -----------------    -----------    ------------    -------------    -------------
                                                       75,758            45,758        (535,075)        (79,177)         (31,629)
                                               -----------------    -----------    ------------    -------------    -------------
     Loss before income taxes...............       (1,755,685)       (6,612,113)    (14,800,050)     (2,810,537)      (2,910,081)
  Income taxes (Note 15)....................               --                --              --              --               --
                                               -----------------    -----------    ------------    -------------    -------------
       NET LOSS.............................      $(1,755,685)      $(6,612,113)   $(14,800,050)    $(2,810,537)     $(2,910,081)
                                               -----------------    -----------    ------------    -------------    -------------
                                               -----------------    -----------    ------------    -------------    -------------
  Loss applicable to common stock
     Net loss...............................      $(1,755,685)      $(6,612,113)   $(14,800,050)    $(2,810,537)     $(2,910,081)
     Preferred stock dividends and
       accretion............................          113,300           552,531       1,382,083         223,024          805,082
                                               -----------------    -----------    ------------    -------------    -------------
     Loss applicable to common stock........      $(1,868,985)      $(7,164,644)   $(16,182,133)    $(3,033,561)     $(3,715,163)
                                               -----------------    -----------    ------------    -------------    -------------
                                               -----------------    -----------    ------------    -------------    -------------
Net loss per share (Notes 16 and 20)........           $(0.31)           $(1.17)         $(2.42)         $(0.47)          $(0.54)
                                                      -------       -----------    ------------    -------------    -------------
                                                      -------       -----------    ------------    -------------    -------------
Weighted average number of common shares
  outstanding
  (Notes 16 and 20).........................        6,000,000         6,126,410       6,690,794       6,412,434        6,928,688
                                               -----------------    -----------    ------------    -------------    -------------
                                               -----------------    -----------    ------------    -------------    -------------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE PERIOD FROM FEBRUARY 24, 1995 (INCEPTION)
                      TO JUNE 30, 1995 AND THE YEARS ENDED
                         JUNE 30, 1996 AND 1997 AND THE
           THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)

                                                   FOR THE PERIOD
                                                  FROM FEBRUARY 24,
                                                  1995 (INCEPTION)     YEAR ENDED      YEAR ENDED           THREE MONTHS ENDED
                                                     TO JUNE 30,        JUNE 30,        JUNE 30,      SEPTEMBER 30,    SEPTEMBER 30,
                                                        1995              1996            1997            1996             1997
                                                  -----------------    -----------    ------------    -------------    -------------
                                                                                                               (UNAUDITED)
                                                                                                                (NOTE 22)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.....................................      $(1,755,685)      $(6,612,113)   $(14,800,050)    $(2,810,537)     $(2,910,081)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization..............           27,508           435,573       1,512,772         224,384          476,581
    Deferred compensation......................               --                --         128,125              --           52,032
    Changes in operating assets and
      liabilities, net of effects of
      medical practice receivables acquired
      Restricted cash..........................               --                --        (680,000)             --               --
      Accounts receivable......................           83,984          (245,801)       (544,974)       (331,386)         209,398
      Accounts receivable--affiliates..........          (31,931)         (327,386)        138,462          99,607           44,067
      Prepaid expenses and other receivables...         (219,436)         (178,583)     (1,501,138)       (131,513)        (760,290)
      Due from/to affiliates...................          307,843          (433,353)        165,056         139,343          (54,485)
      Accounts payable.........................           76,420           231,649         777,852          63,716         (924,035)
      Accrued and other liabilities............          364,473         2,340,798       5,665,582         185,212          595,248
      Organizational costs and deferred
         charges...............................         (146,000)         (268,248)       (105,126)       (226,122)              --
                                                  -----------------    -----------    ------------    -------------    -------------
         Net cash used in operating
           activities..........................       (1,292,824)       (5,057,464)     (9,243,439)     (2,787,296)      (3,271,565)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment...........         (238,926)       (2,129,464)     (2,501,963)       (371,222)        (211,903)
  Purchase of short-term investments...........               --                --              --              --       (3,000,000)
  Payments for acquisitions....................          (22,000)          (42,773)     (1,836,155)        (92,986)        (542,276)
  Deposits.....................................         (149,563)          127,395         (58,506)        (26,668)          (1,999)
                                                  -----------------    -----------    ------------    -------------    -------------
         Net cash used in investing
           activities..........................         (410,489)       (2,044,842)     (4,396,624)       (490,876)      (3,756,178)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from issuance of redeemable
    convertible preferred stock................        1,835,000         5,410,000       9,989,199       7,489,200       18,711,361
  Net proceeds from issuance of common stock...              198                --              --              --               --
  Class B common stock direct registration
    costs......................................               --                --        (671,062)             --               --
  Borrowings under notes payable...............               --         3,400,000       8,911,566       1,183,017               --
  Principal payments on capital lease
    obligations................................               --           (79,157)       (245,836)        (24,709)              --
  Issuance of note receivable..................               --          (300,000)             --              --               --
  Payments on notes payable....................               --           (41,127)     (1,025,271)       (168,115)        (121,236)
                                                  -----------------    -----------    ------------    -------------    -------------
         Net cash provided by financing
           activities..........................        1,835,198         8,389,716      16,958,596       8,479,393       18,590,125

         Net increase in cash and cash
           equivalents.........................          131,885         1,287,410       3,318,533       5,201,221       11,562,382
Cash and cash equivalents, at beginning of
  period.......................................               --           131,885       1,419,295       1,419,295        4,737,828
                                                  -----------------    -----------    ------------    -------------    -------------
Cash and cash equivalents, at end of period....      $   131,885       $ 1,419,295    $  4,737,828     $ 6,620,516      $16,300,210
                                                  -----------------    -----------    ------------    -------------    -------------
                                                  -----------------    -----------    ------------    -------------    -------------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

               FOR THE PERIOD FROM FEBRUARY 24, 1995 (INCEPTION)
                      TO JUNE 30, 1995 AND THE YEARS ENDED
               JUNE 30, 1996 AND 1997 AND THE THREE MONTHS ENDED
                         SEPTEMBER 30, 1997 (UNAUDITED)

                                          COMMON STOCK--           COMMON STOCK--                                         RETAINED
                                              CLASS A                  CLASS B           ADDITIONAL                      EARNINGS/
                                       ---------------------    ---------------------      PAID-IN        DEFERRED      (ACCUMULATED
                                         SHARES      AMOUNT       SHARES      AMOUNT       CAPITAL      COMPENSATION      DEFICIT)
                                       ----------    -------    ----------    -------    -----------    ------------    ------------
BALANCE AT FEBRUARY 24, 1995........           --    $   --             --    $   --     $       198    $        --    $         --
 Net loss...........................           --        --             --        --              --             --      (1,755,685)
 Issuance of Class B Common Stock...           --        --      2,200,000    22,000              --             --              --
 Series A Preferred Stock dividend
   accretion........................           --        --             --        --              --             --        (113,300)
 Capital related to MHLP
   transactions.....................           --        --             --        --           1,320             --              --
                                       ----------    -------    ----------    -------    -----------    ------------   -------------
BALANCE AT JUNE 30, 1995............           --        --      2,200,000    22,000           1,518             --      (1,868,985)
 Net loss...........................           --        --             --        --              --             --      (6,612,113)
 Issuance of common stock purchase
   warrants for services (Note
   13)..............................           --        --             --        --         370,000             --              --
 Issuance of Class B Common Stock...           --        --        198,000     1,980         592,020             --              --
 Series A Preferred Stock dividend
   accretion........................           --        --             --        --              --             --        (325,005)
 Series B Preferred Stock dividend
   accretion........................           --        --             --        --              --             --        (227,526)
 Capital related to MHLP
   transactions.....................           --        --             --        --       1,360,260             --              --
 Increase in value of Redeemable
   Class A Common Stock (Note 11)...           --        --             --        --            (198)            --      (2,391,802)
                                       ----------    -------    ----------    -------    -----------    ------------   -------------
BALANCE AT JUNE 30, 1996............           --        --      2,398,000    23,980       2,323,600             --     (11,425,431)
 Net loss...........................           --        --             --        --              --             --     (14,800,050)
 Series A Preferred Stock dividend
   accretion........................           --        --             --        --              --             --        (325,000)
 Series B Preferred Stock dividend
   accretion........................           --        --             --        --              --             --        (390,044)
 Series C Preferred Stock dividend
   accretion........................           --        --             --        --              --             --        (590,976)
 Preferred stock accretion..........           --        --             --        --              --             --         (76,063)
 Issuance of Class A Common Stock...       10,000       100             --        --          69,900             --              --
 Issuance of Class B Common Stock...           --        --        247,167     2,472       1,727,698             --              --
 Class B common stock direct
   registration costs...............           --        --             --        --        (671,062)            --              --
 Capital related to MHLP
   transactions.....................           --        --             --        --         717,010             --              --
 Increase in value of Redeemable
   Class A Common Stock (Note 11)...           --        --             --        --              --             --      (3,200,000)
 Effect of obtaining insurance for
   the Redeemable Class A Common
   Stock............................      800,000     8,000             --        --             198             --       5,591,802
 Issuance of common stock purchase
   warrants for services (Note
   13)..............................           --        --             --        --         672,500             --              --
 Issuance of common stock options
   (Note 12)........................           --        --             --        --       1,040,633     (1,040,633)             --
 Amortization of deferred
   compensation (Note 12)...........           --        --             --        --              --        128,125              --
                                       ----------    -------    ----------    -------    -----------    ------------   -------------
BALANCE AT JUNE 30, 1997............      810,000     8,100      2,645,167    26,452       5,880,477       (912,508)    (25,215,762)
 Net loss...........................           --        --             --        --              --             --      (2,910,081)
 Series A Preferred Stock dividend
   accretion........................           --        --             --        --              --             --         (81,250)
 Series B Preferred Stock dividend
   accretion........................           --        --             --        --              --             --         (98,036)
 Series C Preferred Stock dividend
   accretion........................           --        --             --        --              --             --        (200,000)
 Series D Preferred Stock dividend
   accretion........................           --        --             --        --              --             --        (333,333)
 Preferred stock accretion..........           --        --             --        --              --             --         (92,463)
 Issuance of common stock purchase
   warrants.........................           --        --             --        --         165,000             --              --
 Issuance of Class B Common Stock...           --        --         18,843       188         131,713             --              --
 Class A Common Stock Split-up (Note
   20)..............................      810,000     8,100             --        --              --             --          (8,100)
 Class B Common Stock Split-up (Note
   20)..............................           --        --      2,664,010    26,640              --             --         (26,640)
 Amortization of deferred
   compensation.....................           --        --             --        --              --         52,032              --
                                       ----------    -------    ----------    -------    -----------    ------------   -------------
BALANCE AT SEPTEMBER 30, 1997
 (UNAUDITED-NOTE 22)................    1,620,000    $16,200     5,328,020    $53,280    $ 6,177,190    $  (860,476)   $(28,965,665)
                                       ----------    -------    ----------    -------    -----------    ------------   -------------
                                       ----------    -------    ----------    -------    -----------    ------------   -------------


                                         TOTAL
                                      ------------
BALANCE AT FEBRUARY 24, 1995........  $        198
 Net loss...........................    (1,755,685)
 Issuance of Class B Common Stock...        22,000
 Series A Preferred Stock dividend
   accretion........................      (113,300)
 Capital related to MHLP
   transactions.....................         1,320
                                      ------------
BALANCE AT JUNE 30, 1995............    (1,845,467)
 Net loss...........................    (6,612,113)
 Issuance of common stock purchase
   warrants for services (Note
   13)..............................       370,000
 Issuance of Class B Common Stock...       594,000
 Series A Preferred Stock dividend
   accretion........................      (325,005)
 Series B Preferred Stock dividend
   accretion........................      (227,526)
 Capital related to MHLP
   transactions.....................     1,360,260
 Increase in value of Redeemable
   Class A Common Stock (Note 11)...    (2,392,000)
                                      ------------
BALANCE AT JUNE 30, 1996............    (9,077,851)
 Net loss...........................   (14,800,050)
 Series A Preferred Stock dividend
   accretion........................      (325,000)
 Series B Preferred Stock dividend
   accretion........................      (390,044)
 Series C Preferred Stock dividend
   accretion........................      (590,976)
 Preferred stock accretion..........       (76,063)
 Issuance of Class A Common Stock...        70,000
 Issuance of Class B Common Stock...     1,730,170
 Class B common stock direct
   registration costs...............      (671,062)
 Capital related to MHLP
   transactions.....................       717,010
 Increase in value of Redeemable
   Class A Common Stock (Note 11)...    (3,200,000)
 Effect of obtaining insurance for
   the Redeemable Class A Common
   Stock............................     5,600,000
 Issuance of common stock purchase
   warrants for services (Note
   13)..............................       672,500
 Issuance of common stock options
   (Note 12)........................            --
 Amortization of deferred
   compensation (Note 12)...........       128,125
                                      ------------
BALANCE AT JUNE 30, 1997............   (20,213,241)
 Net loss...........................    (2,910,081)
 Series A Preferred Stock dividend
   accretion........................       (81,250)
 Series B Preferred Stock dividend
   accretion........................       (98,036)
 Series C Preferred Stock dividend
   accretion........................      (200,000)
 Series D Preferred Stock dividend
   accretion........................      (333,333)
 Preferred stock accretion..........       (92,463)
 Issuance of common stock purchase
   warrants.........................       165,000
 Issuance of Class B Common Stock...       131,901
 Class A Common Stock Split-up (Note
   20)..............................            --
 Class B Common Stock Split-up (Note
   20)..............................            --
 Amortization of deferred
   compensation.....................        52,032
                                      ------------
BALANCE AT SEPTEMBER 30, 1997
 (UNAUDITED-NOTE 22)................  $(23,579,471)
                                      ------------
                                      ------------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 1995, 1996 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS

     Doctors Health, Inc., a Maryland corporation, and its subsidiaries (collectively "the Company") is a managed care and medical management company which conducts its business through a network consisting of primary care physicians ("PCPs"), specialist physicians, hospitals and other providers of medical care (the "Network"). The Company was incorporated in June 1994 and commenced operations on February 24, 1995. Effective July 15, 1997 the Company changed its name from Doctors Health System, Inc. to Doctors Health, Inc. (See
Note 19). As a managed care company, the Company negotiates and enters into global capitation contracts, pursuant to which (i) payors pay the Company a fixed amount per month based on the number of enrollees who have selected a PCP in the Network and (ii) the Company pays the health care providers within the Network, or those having other contractual arrangements with the Company for providing the required medical care. In addition, the Company, directly and through wholly-owned subsidiaries, acquires certain assets of and operates physician practices under long-term physician service agreements ("PSO Agreements") with affiliated core medical groups ("CMGs") that practice exclusively through such physician practices.

     The Company provides administrative and technical support for professional services rendered by the CMGs under service agreements. Under the PSO Agreements, the Company is reimbursed for all care center expenses, as defined in the agreement, and participates at varying levels in the excess of net physician revenue over care center expenses.

     The Company conducts its operations through the following wholly-owned and majority owned subsidiaries and CMGs under long-term PSO Agreements:

SUBSIDIARIES                                                                          PERCENTAGE OWNED
-----------------------------------------------------------------------------------   ----------------
Doctors Health Primary Care IPA, Inc.
  (inactive during 1995 and 1996)..................................................         100.0%
Doctors Health--Medalie Equipment
  Corporation (incorporated in 1996)...............................................         100.0%
Mishner Newco, Inc. (incorporated in January 1996).................................         100.0%
Williams Newco, Inc. (incorporated in May 1996)....................................         100.0%
WomanCare IPA, Inc. (incorporated in March 1997)...................................          99.0%
PCPA Newco, Inc. (incorporated in February 1996)...................................         100.0%
Doctors Health of Virginia, Inc. (incorporated November 1996 in Va.)...............         100.0%
Montgomery Newco, Inc. (incorporated September 1996)...............................         100.0%
Medicap, Inc. (incorporated January 1997)..........................................         100.0%


AFFILIATES
-----------------------------------------------------------------------------------

Anne Arundel Medical Group, LLC (Anne Arundel Medical, formed in December 1996)

Baltimore Medical Group, LLC (Baltimore Medical, formed in February 1995)

Carroll Medical Group, LLC (Carroll Medical, formed in November 1995)

Cumberland Valley Medical Group, LLC (Cumberland Valley Medical, formed in May
1996)

Doctors Health Montgomery, LLC (Doctors Health Montgomery, formed September
1996)

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

     BASIS OF PRESENTATION/PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidation.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

     NET REVENUE RECOGNITION

     The Company's net revenues represent contractual management and similar fees earned under its long-term PSO Agreements with CMGs. Under the PSO Agreements, the Company is contractually responsible and at risk for the operating costs of the CMGs, with the exception of amounts retained by physicians. The Company's net revenues include the reimbursement of all medical practice operating costs and the contractual management fees due as defined and stipulated in the PSO Agreements. Contractual fees are recognized when collection is probable (see Note 3). During the period ended June 30, 1995 and the years ended June 30, 1996 and 1997, the Company recorded contractual management fees of $73,800, $141,213 and $402,025, respectively.

     CAPITATION REVENUE AND MEDICAL SERVICES EXPENSE RECOGNITION

     As of June 30, 1997, the Company has three global capitation contracts and five gatekeeper capitation contracts with seven health maintenance organizations
(HMOs). Under the contracts, the Company receives monthly capitation fees based on the number of enrollees electing any one of the Company's affiliated PCPs. The capitation revenue under these contracts is prepaid monthly based on the number of enrollees and is recognized as capitation revenue during the month services are provided to the enrollees. During the year ended June 30, 1996, approximately $382,000 and $307,000, were recorded as global capitation and gatekeeper capitation revenue, respectively, in the Company's consolidated financial statements. During the year ended June 30, 1997, approximately $9,253,000 and $1,542,000, were recorded as global capitation and gatekeeper capitation revenue, respectively, in the Company's consolidated financial statements. During the period ended June 30, 1995, the Company had no global or gatekeeper capitation contracts. The gatekeeper capitation contracts represent PCP capitation and the Company records no profit margin on these contracts.

     The Company's commercial capitation contract also includes a provision whereby the Company can earn incentive revenue or incur medical services expenses based upon the enrollees' utilization of hospital services. Estimated amounts receivable or payable from the HMO are recorded based upon actual hospital and other institutional utilization and associated costs incurred by assigned HMO enrollees, compared to the portion of the commercial capitation fees allocated for institutional care. Differences between actual contract settlements and estimated receivables or payables relating to the arrangement are recorded in the year of settlement. Included in accrued medical services as of June 30, 1996 and 1997 is approximately $68,000 and $180,000, respectively, of estimated amounts due to the HMO under this arrangement. Also, as of June 30, 1996 and 1997, the Company has included in accrued medical services a provision of approximately $77,000 and $146,000 which represents an estimate of the loss to be incurred over the remaining term of the commercial capitation contract.

     Under the Company's two Medicare global capitation contracts, the Company has assumed responsibility for managing and paying for substantially all of the medical care for the respective payors' enrollees. Consequently, the Company does not perform an institutional incentive settlement with the HMO's under the two Medicare contracts.

     The Company is responsible for some or all of the medical services provided by its affiliated physicians and other providers to which it refers patients who are covered under global capitated contracts. The cost of medical services is recognized in the period in which the care is provided and includes an estimate of the cost of services which have been incurred but not yet reported. The estimate for accrued medical services is calculated by pricing the open authorizations for medical services from the Company's medical management system as well as projecting the associated costs using historical studies of claims paid and actuarial assistance. Estimates are continually monitored and reviewed and, as settlements are made or estimates are adjusted, differences are reflected in current operations. As of June 30, 1996 and 1997, approximately $405,000 and $4,975,000, respectively, was recorded as accrued medical services for incurred but not reported services.

     The Company purchases reinsurance from independent insurance companies which limits the amount of risk it ultimately bears by providing reimbursement payments once medical services provided to an individual enrollee exceed an agreed-upon amount. Under the commercial capitation contract, the Company is insured for 90% of all medical services expense over $5,000 per enrollee per year. Under the Medicare global capitation contracts, the Company is insured for 90% of all physician and hospital medical services expense over $5,000 and $75,000, respectively, per enrollee per year. During

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES
the years ended June 30, 1996 and 1997, the Company recorded approximately $23,000 and $173,000, respectively, as reinsurance recoveries. Estimates of reinsurance receivables as of June 30, 1996 and 1997 under these arrangements were approximately $23,000 and $102,000, respectively.

     SIGNIFICANT SOURCES OF CAPITATION REVENUE

     During the year ended June 30, 1997, the Company obtained 52.0% and 48.0% of the $9,253,000 of global capitation revenue from two private insurers under the three global capitation contracts ($7,653,000 related to Medicare enrollees and $1,600,000 related to commercial enrollees). During the year ended June 30, 1996, the Company obtained 100% of the $382,000 of global capitation revenue from one private insurer.

     CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. As of June 30, 1997, $680,000 of cash and cash equivalents were restricted for the payment of medical claims under contractual obligations included in the Company's managed care contracts. As of June 30, 1996, there were no restricted cash and cash equivalents.

     ACCOUNTS RECEIVABLE

     Accounts receivable principally represent receivables from third party payors and patients for patient medical services provided by affiliated CMGs. The accounts receivable have been assigned to the Company under the terms of the PSO agreements. Such amounts are recorded net of contractual allowances and estimated bad debts.

     ACCOUNTS RECEIVABLE--AFFILIATES

     Accounts receivable--affiliates include amounts due from the CMGs for Medicare and Medicaid services provided in respect of which the Company has legal rights to the proceeds.

     MEDICAL SUPPLIES

     The Company expenses the cost of routine medical and laboratory supplies when purchased.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, ranging from three to ten years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes and accelerated methods are used for tax purposes.

     DEFERRED CHARGES AND INTANGIBLE ASSETS

     Deferred charges include deferred loan acquisition costs and organization costs. These costs are being amortized to operations using the straight-line basis over the term of the loan (25 months) and five years, respectively.

     As a result of the Company's acquisitions of certain practice assets and affiliations with CMGs, the Company acquires and reports intangible assets. These assets consist principally of long-term management agreements between the Company and the CMGs. The Company evaluates on an ongoing basis the period of amortization of the intangibles and determines if the value of the underlying assets has been impaired (see Note 14). Since events and circumstances surrounding the acquisition will change over time, there can be no assurance that the value of the intangibles will be realized by the Company. At June 30, 1996 and 1997, the recorded intangibles acquired were not considered to be impaired. The Company's policy is to amortize the intangibles over a 10 to 30 year period. The existing agreements are being amortized over 20 years. Amortization expense for the period ended June 30, 1995 and the years ended June 30, 1996 and 1997 was $9,949, $202,697 and $745,604, respectively.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

     INCOME TAXES

     The Company is a corporation subject to federal and state income taxes. The Company's year-end for tax reporting purposes is December 31. Deferred income taxes result from the future tax consequences associated with temporary differences between the amount of assets and liabilities recorded for financial accounting and income tax purposes. Currently, these temporary differences relate primarily to net operating loss carryforwards, the accrued medical services liability, and depreciation differences. Future use of the net operating loss carryforwards by the Company may be limited due to certain changes in control as provided for in the Internal Revenue Code. Valuation allowances are provided on deferred tax assets when management believes it is not more likely than not that the deferred tax assets will be realized.

     USE OF ESTIMATES

     In preparing financial statements in accordance with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     OPERATING LOSSES AND LIQUIDITY

     The business description in Note 1 discusses the current nature of the Company's operations. Until there are an adequate number of capitated patients in the Company's global capitated contracts, the Company expects to incur operating losses and experience negative operating cash flows. The Company believes that its cash on hand at June 30, 1997, and the $18,913,000 received on July 15, 1997 as outlined in Note 19, will be sufficient to meet the Company's working capital needs through June 30, 1998. However, in the event that the Company has not attracted an adequate number of capitated patients in global capitated contracts in order to offset operating expenses or maintained favorable terms under such contracts, the Company's operations and liquidity would be adversely affected.

     COMMON STOCK

     All common stock, number of shares and per share values disclosed in the accompanying footnotes have been adjusted to reflect the stock split-up discussed in Note 20.

     STOCK OPTIONS AND WARRANTS

     The Company uses the Black-Scholes model to value all warrants and options issued (see Note 12).

     NEWLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "EARNINGS PER SHARE" ("SFAS 128"), which requires that entities with complex capital structures, such as the Company, disclose both basic and diluted earnings per share. The Company is required to adopt this standard during the quarter ended December 31, 1997. Due to the Company's operating losses, implementation of the standard will not have a material impact on the Company's earnings per share disclosed in the accompanying consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which is effective for fiscal years beginning after December 15, 1997. The statement establishes standards for reporting and display of comprehensive income and its components. The Company plans to adopt SFAS 130 in the fiscal year beginning July 1, 1998 and has not determined the impact of adoption.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which is effective for fiscal years beginning after December 15, 1997. The statement establishes revised standards under which an entity must report business segment information in its financial statements. The Company plans to adopt SFAS 131 in the fiscal year beginning July 1, 1998 and has not determined the impact of adoption.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

     The Emerging Issues Task Force of the FASB is currently evaluating certain matters relating to the physician practice management industry, which the Company expects will include a review of the consolidation of professional corporation revenues and the accounting for business combinations. Based upon the preliminary results of this review, the Company does not believe that the review will have a material impact on the Company's accounting methods.

NOTE 2--ACQUISITIONS OF CERTAIN ASSETS OF PHYSICIAN GROUPS

     During the years ended June 30, 1996 and 1997, the Company acquired certain operating assets and assumed certain operating liabilities of physician groups located in Maryland and Virginia. The purchase price has been allocated to the assets acquired based on the estimated fair values at the dates of acquisition and the consideration related to long-term management agreements.

     The estimated fair value of assets acquired, liabilities assumed and consideration paid are summarized as follows:

                                                                 YEAR ENDED    YEAR ENDED
                                                                  JUNE 30,      JUNE 30,
                    ASSETS ACQUIRED, NET:                           1996          1997
--------------------------------------------------------------   ----------    ----------
Accounts receivable, net......................................   $1,384,200    $  919,638
Property and equipment, net...................................      138,188       167,442
Management service agreements.................................    2,447,107     4,398,005
Other assets..................................................        6,892            --
                                                                 ----------    ----------
                                                                 $3,976,387    $5,485,085
                                                                 ----------    ----------
                                                                 ----------    ----------


                        CONSIDERATION:
--------------------------------------------------------------
Cash..........................................................   $  289,581    $1,836,155
Notes payable and liabilities assumed.........................    1,732,546     1,131,750
Fair value of common stock interests issued...................    1,954,260     2,517,180
                                                                 ----------    ----------
                                                                 $3,976,387    $5,485,085
                                                                 ----------    ----------
                                                                 ----------    ----------

     On February 24, 1995 the Company issued 4,400,000 shares of Class B Common Stock to MHLP (Medical Holdings Limited Partnership--a Maryland limited partnership formed to hold the stock). These shares were in consideration of current and future affiliations of physicians to the CMGs and an expansion of the physician base encompassed by the PSO Agreements. The affiliation of physicians and the purchase of their accounts receivable and fixed assets occur when the practice assets are sold to MHLP in exchange for a limited partnership interest and the assets are then conveyed to the Company. Simultaneously, the physicians enter into an employment agreement with one of the affiliated CMGs. Management believes that the underlying fair value of the PSO Agreement acquired is equal to the value of the underlying stock held by MHLP at the time of the acquisition. The percentage of limited partnership interests in MHLP that are issued are adjusted to reflect the estimated fair value of the Company's stock at the time the transaction occurs.

     Generally the contracts with individual physicians provide for a nine to twelve month period during which the parties may cancel the contract. If this option is exercised, the Company and the physician would be restored to their respective positions before the acquisition. Expenses and fees incurred for professional services in connection with acquisitions are considered part of the acquisition cost and are capitalized in the financial statements as intangibles. During 1996 and 1997, the Company capitalized costs of approximately $43,000 and $148,000 respectively, as part of the acquisitions. In the event that a physician exercises his option to leave or retire, the Company charges any unamortized intangibles associated with the acquisition to operations in the period when notice of withdrawal is received. Subsequent to June 30, 1997, all reaquisition rights had expired, except that one medical practice consisting of three physicians exercised its reaquisition rights during August 1997. The August reaquisition was deemed to have an immaterial impact on the Company.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

NOTE 3--NET REVENUE

     Revenue for all CMGs is recorded at established rates reduced by allowances for doubtful accounts and contractual adjustments and amounts retained by physician groups.

     The following represent amounts included in the determination of net revenue:

                                                                                   PERIOD FROM
                                                                                   FEBRUARY 24
                                                                                     THROUGH      YEAR ENDED      YEAR ENDED
                                                                                    JUNE 30,       JUNE 30,        JUNE 30,
                                                                                      1995           1996            1997
                                                                                   -----------    -----------    ------------
Gross physician revenue.........................................................   $ 1,760,503    $13,613,426    $ 31,354,983
  Less: Provision for contractual and other adjustments.........................      (562,024)    (5,206,105)    (12,170,819)
Gatekeeper capitated income.....................................................       146,983      1,345,207       3,384,331
                                                                                   -----------    -----------    ------------
Net physician revenue...........................................................     1,345,462      9,752,528      22,568,495
Amounts retained by affiliated core medical groups:
  Physicians....................................................................       374,761      4,016,712       9,941,388
  Ancillary employees and expenses..............................................       120,036        307,255         589,919
                                                                                   -----------    -----------    ------------
Net revenue.....................................................................   $   850,665    $ 5,428,561    $ 12,037,188
                                                                                   -----------    -----------    ------------
                                                                                   -----------    -----------    ------------

     The Company derives its net revenue from five affiliated CMGs with which it has PSO agreements. For the years ended June 30, 1996 and 1997, one of these CMGs comprised approximately 93% and 50% respectively, of the Company's net revenue.

NOTE 4--OTHER RECEIVABLES

     As of June 30, 1996 and 1997, other receivables consist of the following:

                                                                   1996          1997
                                                                  -------     ----------
Due from HMO's under global capitation contracts..............    $    --     $  950,218
Reinsurance receivables.......................................     23,040        101,602
Other.........................................................     41,211        118,684
                                                                  -------     ----------
                                                                  $64,251     $1,170,504
                                                                  -------     ----------
                                                                  -------     ----------

NOTE 5--OTHER ACCRUED EXPENSES

     As of June 30, 1996 and 1997, other accrued expenses consist of the following:

                                                                    1996          1997
                                                                 ----------    ----------
Payroll and benefits..........................................   $  765,637    $1,179,534
Professional services.........................................      645,235       570,669
Other.........................................................      658,707     1,483,752
                                                                 ----------    ----------
                                                                 $2,069,579    $3,233,955
                                                                 ----------    ----------
                                                                 ----------    ----------

NOTE 6--NOTE RECEIVABLE

     As of June 30, 1996, the Company had a note receivable that resulted from an advance to a medical practice from which the Company had a binding letter of intent to acquire certain assets for the approximate value of a portion of the practice's net realizable accounts receivable. The note was issued by the medical practice to the Company to secure the Company's right to repayment of such advance in the event that the Company did not complete the acquisition of certain assets of the medical practice. Interest on the note was calculated based on the prime rate (8.25% as of June 30, 1996). The transaction was consummated on December 4, 1996, the note receivable was canceled and the advance plus accrued interest was treated as part of the consideration paid.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

NOTE 7--PROPERTY AND EQUIPMENT

     Property and equipment, at cost, as of June 30, 1996 and 1997 is summarized as follows:

                                                                    1996          1997
                                                                 ----------    ----------
Furniture and fixtures........................................   $  976,430    $1,662,412
Computer equipment............................................    1,156,829     1,680,674
Computer software.............................................      265,259     1,080,754
Medical equipment.............................................       57,507       195,888
Leasehold improvements........................................      279,957       601,355
                                                                 ----------    ----------
                                                                  2,735,982     5,221,083
Less accumulated depreciation and amortization................      250,435     1,015,551
                                                                 ----------    ----------
Property and equipment, net...................................   $2,485,547    $4,205,532
                                                                 ----------    ----------
                                                                 ----------    ----------

     Depreciation expense for the period ended June 30, 1995, and the years ended June 30, 1996 and 1997 was $17,559, $232,876 and $767,168, respectively.

NOTE 8--NOTES PAYABLE AND LONG-TERM OBLIGATIONS

     Notes payable at June 30, 1996 and 1997 are as follows:

                                                                   1996          1997
                                                                ----------    -----------
Notes payable................................................   $3,703,915    $11,470,210
Notes payable and purchase obligations--related parties......    2,077,364      2,659,456
Capital lease obligations....................................      422,658             --
                                                                ----------    -----------
                                                                 6,203,937     14,129,666
Less: Current maturities of notes payable....................      303,915      6,007,589
     Current maturities of capital lease obligations.........      101,985             --
                                                                ----------    -----------
                                                                $5,798,037    $ 8,122,077
                                                                ----------    -----------
                                                                ----------    -----------

     As of June 30, 1997, future principal payments of notes payable and long-term obligations are as follows:

1998.......................................................................   $  6,007,589
1999.......................................................................      5,436,193
2000.......................................................................         53,163
2001.......................................................................         14,066
2002.......................................................................        706,611
2003 and thereafter........................................................      1,912,044
                                                                              ------------
                                                                              $ 14,129,666
                                                                              ------------
                                                                              ------------

     In December 1995, the Company entered into a loan agreement with NationsBank, N.A. (the "NationsBank Credit Facility"), under which the Company may request advances up to a maximum of $4 million. Interest on advances is payable monthly and is calculated based on the bank's prime rate, unless the Company designates a portion of the advances to be subject to the Eurodollar rate plus .75% (effective rate of 6.20% and 6.56% at June 30, 1996 and 1997). All advances are due at December 31, 1997. The Company has outstanding advances under this agreement of $3,400,000 and $4,000,000 at June 30, 1996 and 1997, respectively. The bank has the right to offset the Company's demand deposit accounts with the bank against any past due amounts, which expires on December 31, 1997. While it is the Company's intent to refinance this note payable on or before December 31, 1997, as of June 30, 1997 the $4,000,000 has been presented as a current liability.

     The NationsBank Credit Facility is guaranteed by the holder of the Company's Series B Preferred Stock (see Note 19). The guarantee, which expires on December 31, 1997, is collateralized by a security interest in all receivables and the PSO Agreements between the Company and all the CMG's. The guarantee agreement also provides for certain restrictions on the Company, including limitations on incurring additional debt and reduction of amounts due from the Series A Preferred

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

Stockholder. As consideration for the guarantee, the Company issued warrants valued at $370,000 for the purchase of its common stock (see Note 13). As of June 30, 1997, the Company was in compliance with the guarantee agreement.

     On August 15, 1996, the Company borrowed approximately $983,000 under a bridge loan facility (the "Bridge Loan Facility") with First National Bank of Maryland, N.A. The Bridge Loan Facility was repaid on January 13, 1997.

     On May 14, 1997, the Company borrowed $2,000,000 from HBO & Company ("HBOC"), the Company's current information system vendor, and issued a subordinated promissory note to HBOC in the principal amount of $2,000,000 (the "Note"). The Note is payable in full on May 14, 1998 and is included in current portion of notes payable. In connection with this transaction, the Company issued warrants to purchase 120,000 shares of the Company's common stock at $7.50 per share. Utilizing a fair market value of the Company's common stock of $3.50 per share the value of the warrants was recorded as a $120,000 discount on the note payable which will approximate an interest rate of 6% over the 1 year term of the loan.

     On January 31, 1997, the Company and the Series C Preferred Stockholder entered into a Note Purchase Agreement pursuant to which the Series C Preferred Stockholder established a $5,000,000 credit facility for the Company. The Company issued a Convertible Subordinated 11% Promissory Note ("Subordinated Debt Facility") to the Series C Preferred Stockholder. On January 31, 1997, the Series C Preferred Stockholder advanced the sum of $2,800,000 pursuant to the Subordinated Debt Facility. On April 23, 1997 and June 30, 1997, the Company received additional advances of $525,000 and $1,675,000, respectively. As of June 30, 1997, the entire $5,000,000 is outstanding in long-term notes payable. Interest shall be payable at maturity in shares of Series C Preferred Stock at the rate of $17.50 per share. The Subordinated Debt Facility matures on January 31, 1999 or upon the earlier of a change in control or initial public offering. The Subordinated Debt Facility is now convertible into shares of Convertible Series C Preferred Stock.

     On January 31, 1997, the Company issued to the Series C Preferred Stockholder warrants to purchase 500,000 shares of Class A Common stock at $7.00 per share in consideration of the Series C Preferred Stockholder's efforts to assist the Company in securing additional financing for the Company. The value of the warrant was recorded as a $552,000 deferred cost at June 30, 1997. Subsequent to June 30, 1997, the Company reclassified this amount as a reduction of the Series D Redeemable Convertible Preferred Stock (see Note 19).

     In connection with the acquisitions of certain assets of medical practices and other transactions, the Company is obligated on short-term notes payable to physicians and others aggregating approximately $304,000 and $320,000 at June 30, 1996 and 1997, respectively.

     The Company is also obligated on notes payable to various physicians, who are members of either Baltimore Medical, Carroll Medical, Cumberland Valley Medical, or Doctors Health Montgomery in connection with the original purchase of the accounts receivable from the physicians' former practices. The notes bear interest at rates ranging from 6.25% to 10.00% and the notes mature at the earlier of seven years from the date of closing or any of the following events:
(i) termination of the respective Professional Services Employment Agreements,
(ii) a liquidating distribution to the stockholders of the Company, (iii) combination, consolidation or merger where the Company is not the survivor, (iv) disposal of substantially all of the Company' assets, or (v) a public offering with a certain cash issuance amount to the Company. The notes may be reduced or adjusted based on receivable collections and may be prepaid without penalty. The Company does not expect to conclude any of the events (i) through (v) above before June 30, 1998. Accordingly, these notes have been classified as long-term obligations.

NOTE 9--COMMITMENTS AND CONTINGENCIES

     LEGAL

     The Company is party to certain legal actions arising in the ordinary course of business. In the opinion of the Company's management, liability, if any, under these claims will not have a material effect on the Company's financial position or results of operations.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

     MALPRACTICE COVERAGE

     The Company and its affiliated CMGs have purchased a claims-made policy with coverage limits of $1,000,000 per medical professional per incident and $3,000,000 annual aggregate per medical professional. This policy expires on January 1, 1998 and it is management's intention to obtain renewal coverage. The Company has obtained retroactive coverage for affiliated physicians that were not previously covered by the current carrier (prior to the physician's affiliation with the Company). Management believes that losses and costs related to unknown incidents not provided for, if any, would not be material to the financial position, liquidity or results of operations of the Company.

     Pursuant to an agreement dated December 1, 1995, the prior written approval of the Series B Preferred Stockholder is required in connection with decisions regarding medical malpractice coverage for the Company, participating physicians and affiliated entities. Such decisions include, but are not limited to, the selection of the underwriter, the form of the insurance policy and the premium payment provisions. The Company must make certain payments to the Series B Preferred Stockholder if the required approval is not obtained: the Series B Preferred Stockholder could require the Company to pay it $400,000 and to redeem all or a portion of the Series B Preferred Stock at the price equal to the greater of the fair market value per share or the sum of the issue price per share and all accumulated and unpaid interest and dividends. The Series B Preferred Stockholder agrees to provide medical malpractice coverage to the Company for premiums consistent with its rates as approved by the Maryland Insurance Administration. In addition, the Series B Preferred Stockholder will consider alternative insurance programs to meet the Company's special needs and will request the necessary approvals for such alternative programs from the Maryland Insurance Administration. This agreement terminates upon the earlier of a change in control of the Company or termination of the loan guarantee provided by the Series B Preferred Stockholder.

     EMPLOYEE BENEFIT PLANS

     Effective January 1, 1996, the Company adopted a 401(k) Plan (the "Plan") covering all its employees. Subject to certain limitations, participants may elect to defer a portion of their compensation as contributions to the Plan. The Company will make matching contributions of 50% of each participant's contribution up to six percent of the participant's salary. Participants vest in the Company's contributions at the rate of 20% per year beginning in fiscal 1997. Company matching contributions of approximately $110,000 and $244,000, were expensed in fiscal 1996 and 1997, respectively.

     Effective February 1, 1996, the Company adopted a Flexible Benefits Plan covering all full-time employees. Subject to certain limitations, the Company may make "non-elective contributions" on behalf of employees and employees may elect to defer a portion of their compensation as "flexible pay contributions" to pay for certain covered expenses.

     OPERATING LEASES

     The Company conducts its operations at leased facilities and leases office equipment under noncancelable operating leases. Certain of the leased facilities are owned by physicians who have membership interests in affiliates. Amounts paid to the related parties approximated $8,700, $14,500, and $317,000 in 1995, 1996 and 1997, respectively. The operating leases have initial terms that expire at various times through 2008 and, generally, provide for renewal for various periods at stipulated rates. Some of the operating leases provide that the Company pay taxes, maintenance, insurance and other occupancy costs applicable to leased premises. Total rent expense for all operating leases approximated $74,000, $454,000 and $2,224,000 for 1995, 1996 and 1997, respectively. Minimum rental commitments, excluding sublease income, under operating leases as of June 30, 1997, with existing or renewable terms greater than one year are as follows (the Company has approximately $371,000 of minimum rental commitments due in 1998 to related parties):

1998........................................................................   $ 1,301,168
1999........................................................................     1,288,620
2000........................................................................     1,090,650
2001........................................................................       940,930
2002........................................................................       445,155
2003 and thereafter.........................................................     1,146,674
                                                                               -----------
                                                                               $ 6,213,197
                                                                               -----------
                                                                               -----------

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

     CASH AND CASH EQUIVALENTS

     The Company maintains its cash balances in three financial institutions in Maryland. At times the cash balances may exceed the federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

     EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain of its management employees, which include, among other terms, noncompetition provisions and salary and benefits continuation.

     COMMITMENTS TO AFFILIATED CMGS

     Under the terms of certain of its PSO agreements, the Company is committed to provide minimum guarantees of certain affiliated physician salaries based on a defined formula.

     LOAN GUARANTEE

     In connection with the purchase of certain assets of a physician's practice, the Company has agreed to guarantee a loan, beginning in October 1997, that has an outstanding balance of approximately $1,100,000 as of June 30, 1997. The underlying loan matures during August 2001. Management does not believe it is probable that the Company will have to fund the guarantee.

NOTE 10--REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company is authorized to issue 6.50% cumulative Series A shares, 9.75% cumulative Series B shares and 8.00% cumulative Series C shares of redeemable convertible preferred stock at June 30, 1997.

     PREFERRED STOCK CONVERSION AND REDEMPTION RIGHTS

     Series A and B Redeemable Convertible Preferred Stock ("Series A and Series B Preferred Stock") are convertible to Class C Common on a share for share basis at the holder's option, at any time before February 25, 2000. Series C Redeemable Convertible Preferred Stock ("Series C Preferred Stock") is convertible to Class C Common on a share for share basis at the holder's option, at any time. In addition, the Preferred Stock is automatically converted to Class C Common Stock on a share for share basis upon the occurrence of certain events, including a public offering of the Company's stock. Only the fully-paid shares are subject to conversion.

     Between March 1 and June 1, 2000, the Series A and Series B Preferred Stockholders have the right to require the Company to redeem all of their shares at the greater of fair value (as determined by an independent appraiser selected jointly by the parties) or the issuance price plus unpaid dividends and interest thereon. Upon expiration of these rights, and if the shares are not otherwise converted to Class C Common Stock, the Company has the right to redeem the outstanding shares of Series A Preferred Stock at the issuance price plus unpaid dividends and interest thereon. It may also redeem the Series B Preferred Stock on the same terms that the holders could require the Company to pay on a requested redemption by the holders.

     In addition, upon the occurrence of certain events, the Series A, Series B and Series C Preferred Stockholders have the right to require the Company, and the Company has the right, to redeem all of the respective preferred shares then held. In the event of any non-compliance (as defined), the Preferred Stock is mandatorily redeemable. If the Company decides to take certain actions without the approval of the Series A, Series B, and Series C Preferred Stockholders then the Preferred Stockholders have the right to require the Company to redeem all of their outstanding shares. In the foregoing instances, the redemption price is the greater of fair value or the issuance price plus unpaid dividends and interest thereon. If the Company elects to enforce certain non-competition covenants with the Series B Preferred Stockholder, then the holder may require the Company to redeem the shares held for the greater of $4,800,000 million or par value plus unpaid dividends and interest thereon. If the Company issues Series A Junior Stock or Series B Junior Stock to holders deemed to have interests adverse to the respective Preferred Stockholder, then the holder may require the Company to redeem their shares at the greater of: (i) the

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES
purchase price of the adverse junior stock on a fully diluted basis, (ii) fair value, or (iii) one and one-half (1 1/2) times the liquidation preference.

     SERIES A PREFERRED STOCK SUBSCRIPTION RECEIVABLE

     As partial consideration for the issuance of Series A Preferred Stock, the Company received a note in the original amount of $3,000,000 ($3,000,000 balance outstanding at June 30, 1995 and $1,500,000 outstanding at June 30, 1996 and
1997). The note bears interest at 6.5% per annum, compounded quarterly, and interest is payable only to the extent that the Company pays dividends on the Series A Preferred Stock. The parties have the right to offset like amounts of dividends and interest.

     Scheduled note payments are subject to deferral at the option of the Company until February 14, 1998, but interest continues to accrue on any unpaid balance. As of June 30, 1997 the Company elected to defer payments of $1,500,000. Upon redemption or conversion of Series A Preferred Stock, any unpaid principal on the note is to be canceled in an amount equal to five dollars times the number of shares converted or redeemed. The Company has the option to require payment of any outstanding principal and interest on February 14, 1998, or the Company may elect to redeem the outstanding Series A Preferred Stock and cancel the remaining principal and interest.

     PREFERRED STOCK DIVIDENDS

     Series A Redeemable Convertible Preferred Stock accrues dividends quarterly at the rate of thirty-two and one half cents ($0.325) per share per annum beginning on February 24, 1995. Unpaid dividends accrue interest at the rate of 6.5% per annum, compounded quarterly, and may be offset by the Company against any unpaid interest that is owed by the holders of the Series A Redeemable Convertible Preferred Stock under the related note receivable.

     Series B Redeemable Convertible Preferred Stock accrues dividends quarterly at the rate of one dollar and nine and seven tenths cents ($1.097) per share per annum beginning December 1, 1995. Unpaid dividends accrue interest at the rate of 9.75% per annum, compounded quarterly.

     Series C Redeemable Convertible Preferred Stock accrues dividends quarterly at the rate of one dollar and forty cents ($1.40) per share per annum beginning September 4, 1996 with respect to 428,751 shares and beginning January 2, 1997 with respect to 142,857 shares. Unpaid dividends accrue interest at the rate of 8% per annum, compounded quarterly.

     Until April 1, 2000, payment of dividends on Series A Preferred Stock and Series B Preferred Stock are only permitted in the event of redemption, conversion or liquidation, and, in any event, dividends on Series B Preferred Stock may only be paid after all dividends and interest on the Series A Preferred Stock have been satisfied. Beginning April 1, 2000, dividends on Series A Preferred Stock and Series B Preferred Stock will accrue at a rate equal to the prime rate plus 100 basis points.

     Payment of dividends on Series C Preferred Stock is permitted only in the event of redemption, conversion or liquidation and, in any event, dividends on Series C Preferred Stock may only be paid after dividends and interest on the Series A and Series B Preferred Stock. If not paid when due, such dividends on Series C Preferred Stock accrue interest at a rate equal to the prime rate plus 100 basis points.

     Cumulative Series A, B and C Redeemable Convertible Preferred Stock accrued and undeclared dividends at June 30, 1995, 1996 and 1997 are as follows:

                                                        1995        1996         1997
                                                      --------    --------    ----------
Series A...........................................   $113,300    $438,305    $  763,305
Series B...........................................         --     227,526       617,570
Series C...........................................         --          --       590,976
                                                      --------    --------    ----------
                                                      $113,300    $665,831    $1,971,851
                                                      --------    --------    ----------
                                                      --------    --------    ----------

     Accrued dividends are reflected as an accretion in the value of the preferred stock with a corresponding reduction in stockholders' equity to reflect redemption value.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

     PREFERRED STOCK LIQUIDATION PREFERENCES

     Upon liquidation or dissolution of the Company, the Series A, Series B, and Series C Preferred Stockholders are entitled to receive a liquidating distribution in an amount equal to the greater of: (i) the fair value (as defined) per share of the respective series of preferred stock or (ii) the original purchase price per share of the respective stock. The distribution will be weighted taking into account all unpaid cumulative dividends and accrued interest thereon; however, the total distributable amount due to each preferred stockholder is limited to the amount of cash paid to the Company for the purchase of the respective shares. No distribution will be paid to the Series B Preferred Stockholder until all amounts due to the Series A Preferred Stockholder have been fully paid. Also, no distribution will be paid to the Series C Preferred Stockholder until all amounts due to the Series A and Series B Preferred Stockholders have been fully paid. Subsequent to June 30, 1997 (see
Note 19), the liquidation preferences carried by the Series A, Series B and Series C Preferred Stock were revised.

NOTE 11--STOCKHOLDERS' EQUITY

     Substantially all of the Company stockholders are parties to an agreement dated September 4, 1996 that restricts transfer of the Company's Common stock. The agreement terminates upon occurrence of certain specified events, including a public offering of the Company's Common stock. Under the terms of the Stockholders' Agreement, the Company may be required to purchase shares of the Company's capital stock in certain circumstances, such as: (i) Class A Common Stock owned by management stockholders, in the event of their death or disability if other management stockholders do not exercise their rights to acquire the shares offered, in which case the Company is required to purchase all of the offered shares at fair value (as agreed to by the parties or as determined by an independent appraisal); (ii) Class A Common Stock purchased by certain stockholders after December 1, 1995, if their employment is terminated, in which case the Company is required to purchase these shares at fair value (as agreed to by the parties or as determined by an independent appraisal); (iii) Class A Common Stock owned by other management stockholders if their employment is terminated and the remaining management stockholders do not exercise their rights to acquire the shares offered. In this case if termination is without cause, the purchase price is based on fair value (as agreed to by the parties or as determined by an independent appraisal). If termination is with cause, then the purchase price is the lesser of $1.00 per share or the original issuance cost of the shares. At June 30, 1996 and 1997, 1,600,000 shares of Class A Common Stock were subject to such repurchase requirement. Based on the current fair value of the Company's stock, the repurchase obligation for 1,600,000 shares in the event of death or disability to all three Class A Common Stockholders would be approximately $5,600,000 at June 30, 1997. If the Company is required to purchase shares of the management stockholder under the foregoing circumstances, then all accrued dividends due to Series A, B and C Preferred Stockholders must first be paid; (iv) All classes of capital stock--upon the occurrence of an involuntary transfer involving any of its outstanding capital stock, the Company has the right of first refusal to purchase the offered shares at fair value (as agreed to by the parties or as determined by an independent appraisal).

     As noted above, under the terms of the Stockholders' Agreement with three founding stockholders (who are also officers and directors of the Company), the Company may be required to purchase shares of the Company's Class A Common Stock in certain circumstances including death or disability. As of June 30, 1996, the Company had obtained insurance to cover the purchase of the capital stock in the event of death. On December 20, 1996, the Company obtained insurance to cover the purchase of the capital stock in the event of a disability. By agreement dated February 1, 1997, one of the founding shareholders agreed to waive the repurchase requirement with respect to any disability not covered by insurance. As of February 17, 1997, the disability portion of the insurance lapsed with respect to the founding shareholder who had waived the repurchase requirement. Under each of the above policies, the Company has obtained insurance that is in excess of the estimated fair value of its Class A Common Stock. The Company has presented the common stock that is redeemable based on events outside the Company's control (i.e. a disability) as Redeemable Class A Common Stock in the accompanying Balance Sheet as of June 30, 1996. As a result of the coverage provided by the life and disability policies described above and the waiver of certain stock repurchase rights described above, as of June 30, 1997 there are no circumstances in which a redemption event would result in a decrease in the Company's stockholders' equity. Accordingly, the Company has presented the Class A Common Stock as stockholders' equity as of June 30, 1997. The Company intends to maintain insurance at levels sufficient to finance its redemption obligations. The terms of the stock purchase agreement terminate in the event of an initial public offering or a change in control of the Company as defined in the Stockholders' Agreement.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

     During the year ended June 30, 1997, the Company issued 20,000 shares of Class A common stock to Noah Investments in connection with the acquisition of a long-term care management company, which had no operations during the year ended June 30, 1997.

     All classes of Common Stock have the same preferences, rights and voting powers. A portion of the Class A Common Stock is reserved for issuance upon exercise of warrants, and a portion of the Class C Common Stock is reserved for issuance to the holders of Series A, B and C Preferred Stock upon conversion of those shares of stock.

NOTE 12--STOCK OPTIONS

     The Company has an Omnibus Stock Plan which is accounted for under Accounting Principles Board Opinion No. 25 ("APB No. 25") and related Interpretations (as allowed by SFAS No. 123) with respect to employee transactions. Transactions with non-employees are accounted for at fair value at the date of grant. The Omnibus Stock Plan permits the Company to grant incentive and non-qualified stock options, stock appreciation rights ("SARs") and restricted or unrestricted share awards to directors, officers, employees and other key contributors to the Company. SARs entitle the optionee to surrender unexercised stock options for cash or stock equal to the excess of the fair value of the surrendered shares over the option value of such shares. The Omnibus Stock Plan is administered by a committee (the "Committee") appointed by the Company's Board of Directors. Subject to adjustment as provided in the Omnibus Stock Plan, the aggregate number of shares of the Company Common Stock which may be awarded is limited to 6,175,000. Shares under any grants that expire unexercised are available for future grant.

     The exercise price and exercise period for stock options is determined by the Committee, provided that the exercise period may not exceed ten years from the grant date and the exercise price for incentive stock options may not be less than 100% of the fair value of the shares on the date the option is granted. Incentive stock options are granted only to employees of the Company.

     During the year ended June 30, 1996, the Company granted incentive stock options, to purchase Class A Common Stock, to eleven employees for a total of 436,760 shares at the exercise price of $0.005 per share, the estimated fair value of the shares at the date of grant based on the financial position and liquidity of the Company and the limited marketability of the shares. The options become exercisable on various dates ranging from April 1, 1996 through April 1, 2000. Upon exercise, 137,664 shares will be fully vested and nonforfeitable; the remainder vest ratably over four years. Options may expire or become exercisable, and shares issued may be fully vested, at earlier dates upon occurrence of certain specified events, including a change in control of the Company or the employee's death, disability, retirement, or termination without cause. Also, in May 1996, the Company granted incentive stock options to purchase Class A Common Stock for 140,000 shares with an exercise price of $5.50 per share to an employee.

     During the year ended June 30, 1997, the Company granted incentive stock options to purchase Class A Common Stock to employees for a total of 310,500 shares at the exercise price of $7.50 per share, which was deemed to be in excess of management's estimate of the fair value of the Company's Common Stock at the date of grant. The options become exercisable on various dates ranging from October 1, 1997 through November 7, 2001. The options vest over a five-year period from the date of issuance. During 1996 and 1997, employees forfeited 40,100 and 20,000 Class A Common Stock options, respectively.

     During the year ended June 30, 1996, the Company granted non-qualified stock options to purchase Class A Common Stock to three employees for a total of 25,000 shares at the exercise price of $0.005 per share. The options became exercisable on December 21, 1996. Upon exercise, 10,000 shares issued will be fully vested and nonforfeitable; the remainder vest ratably over four years. Options may expire or become exercisable, and shares issued may be fully vested, at earlier dates upon occurrence of certain specified events, including a change in control of the Company or the employee's death, disability, retirement, or termination without cause. The Company is recognizing compensation expense as the shares vest based upon the option price and the fair value of the Company's Common Stock at the date of grant. The fair value of the common stock at the time of grant in December 1995, $1.50 per share, was based in part on a discounted value of the per share price of the Company's Series B Redeemable Convertible Preferred Stock.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

     During the year ended June 30, 1997, the Company granted non-qualified stock options to purchase Class A Common Stock to employees for a total of 236,500 shares at the exercise price of $.005 per share. The options become exercisable on various dates ranging from October 1, 1997 through November 7, 2001. The options vest on the fifth anniversary of the issuance date or over a five-year period from the date of issuance. The Company is recognizing compensation expense as the options vest based upon the option price and the fair value of the Company's Common Stock at the date of grant. The fair value of the common stock at the time of the grants was $1.50 and $3.50 per share. The fair value was based in part on a discounted value of the per share price of the Company's Series B and C Redeemable Convertible Preferred Stock. The Company also granted stock options to a non-employee for a total of 20,000 shares at the exercise price of $9.375 per share. The fair value of the options was deemed immaterial by management at the date of grant.

     During the year ended June 30, 1996, the Company granted a non-qualified stock option to purchase 10,000 shares of Class B Common Stock to a physician at an exercise price of $0.005 per share, the estimated fair value of the stock at the date of grant.

     During the year ended June 30, 1997, the Company granted non-qualified stock options to purchase Class B Common Stock to physicians in connection with acquisitions for a total of 44,000 shares at the exercise price of $7.50 per share. The options are fully vested. The options are exercisable on various dates ranging from June 12, 1997 through April 1, 2000. In addition, the Company granted non-qualified options to purchase Class B Common Stock to a physician in connection with his employment for a total of 66,000 shares at the exercise price of $.005 per share. The options vest fully on March 25, 2002. The Company is recognizing compensation expense as the shares vest based upon the option price and the fair value of the Company's Common Stock at the date of grant which was $3.50 per share. Also, during the year ended June 30, 1997, the Company granted a non-qualified stock option to purchase 6,000 shares of Class B Common Stock to a physician at an exercise price of $.005 per share.

     During the year ended June 30, 1997, the Company recorded $1,040,633 as additional paid-in capital related to the issuance of common stock options at a price less than the fair value of the common stock at the date of grant. A corresponding amount was recorded as a reduction to stockholders equity. The deferred compensation will be amortized as expense over the five year vesting period of the options. During the year ended June 30, 1997, the company recognized $128,125 as deferred compensation expense in the consolidated statement of operations. The Company recognized no compensation expense related to the issuance of stock options during the year ended June 30, 1996.

     Stock option activity during the periods indicated is as follows:

                                                                     CLASS A     CLASS B    EXERCISE PRICE
                                                                     OPTIONS     OPTIONS      PER SHARE
                                                                    ---------    -------    --------------
Balance at February 24, 1995.....................................          --         --          --
  Granted........................................................          --         --          --
  Exercised......................................................          --         --          --
  Forfeited......................................................          --         --          --
                                                                    ---------    -------
Balance at June 30, 1995.........................................          --         --          --
  Granted........................................................     601,760     10,000     $.005-$5.50
  Exercised......................................................          --         --          --
  Forfeited......................................................     (40,100)        --        $.005
                                                                    ---------    -------
Balance at June 30, 1996.........................................     561,660     10,000     $.005-$5.50
  Granted........................................................     567,000    116,000     $.005-$9.375
  Exercised......................................................          --         --          --
  Forfeited......................................................     (20,000)        --     $.005-$7.50
                                                                    ---------    -------
Balance at June 30, 1997.........................................   1,108,660    126,000     $.005-$9.375
                                                                    ---------    -------
                                                                    ---------    -------

     At June 30, 1997, the weighted-average remaining contractual life of outstanding options was 8.8 years. The per share weighted-average fair value of stock options granted during the years ended June 30, 1996 and 1997 was $.13 and $2.05.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

     During 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). which defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by the APB No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB No. 25 must make pro forma footnote disclosures of net income and earnings per share, as if the fair value based method of accounting defined in this Statement had been applied.

     The Company has elected to account for its stock-based compensation plans in accordance with APB No. 25, under which $128,125 of compensation expense has been recognized during 1997. The Company has computed for pro forma disclosure purposes the value of all compensatory options granted during 1996 and 1997, using the Black-Scholes option pricing model as prescribed by SFAS No. 123. The following assumptions were used for grants:

                                                             1996           1997
                                                          -----------    -----------
Risk-free interest rate (range)........................   5.48%-6.38%    5.91%-6.66%
Expected dividend yield................................      0.0%           0.0%
Expected lives.........................................     5 years        5 years
Expected volatility....................................      50.0%          50.0%

     Options were assumed to be exercised upon vesting for the purposes of this calculation. Adjustments are made for options forfeited prior to vesting. Had compensation costs for compensatory options been determined consistent with SFAS No. 123, the Company's net loss applicable to common stock and net loss per share information reflected on the accompanying consolidated statements of operations would have been increased to the following proforma amounts:

                                                                                                  YEAR ENDED      YEAR ENDED
                                                                                                   JUNE 30,        JUNE 30,
                                                                                                     1996            1997
                                                                                                  -----------    ------------
Loss Applicable to Common Stock:
  As reported in financial statements..........................................................   $(7,164,644)   $(16,182,133)
  Proforma.....................................................................................   $(7,166,464)   $(16,219,681)

Net Loss per Share:
  As reported in financial statements..........................................................   $     (1.17)   $      (2.42)
  Proforma.....................................................................................   $     (1.17)   $      (2.42)

     The Company's stock did not actively trade during 1996 and 1997.

     Under SFAS No. 123, proforma net loss applicable to common stock reflects only options granted during the years ended June 30, 1996 and 1997. The Company granted no options prior to July 1, 1995.

NOTE 13--COMMON STOCK PURCHASE WARRANTS

     In consideration for the guarantee of a loan agreement, the Company issued on December 1, 1995 warrants to its Series B Preferred Stockholder for the purchase of 177,778 shares of the Company Class A Common Stock at $2.8125 per share. The warrants expire on December 1, 2005 and are exercisable (i) if the holder does not receive notice of a change in control within thirty days after the change is effective or (ii) ninety days prior to the filing of a registration statement for a public offering that includes shares held by management stockholders. The warrants were valued at the present value of the difference between the estimated fair value of the common stock subject to the warrants and the aggregate strike price, discounted at the interest savings rate (the difference between the rate obtained on the loan agreement and the rate of interest that management believes would have been available without the guarantee). At June 30, 1996, this amount ($370,000) is reflected as additional paid-in capital and a deferred charge, which is being amortized on the interest method over 25 months (the length of the guarantee).

     On December 1, 1995, in consideration for certain consulting services, the Company issued warrants for the purchase of 48,000 shares of the Company's common stock at $5.625 per share (a price greater than management's estimate of fair value

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES
at the date of grant). A value was not attributed to these warrants at the time of issue. These warrants expire December 1, 2005, and are exercisable if there is a change in control of the Company.

     On January 31, 1997, the Company issued warrants for the purchase of 500,000 shares of the Company's common stock at $5.00 per share to the Series C Preferred Stockholder in consideration for its efforts to assist in securing up to $30,000,000 in financing for the Company. Utilizing a fair market value of the Company's common stock of $3.50 per share, the Company valued the warrants at $552,000.

     As stated in Note 8, on May 14, 1997, the Company issued warrants for the purchase of 120,000 shares of the Company's common stock at $7.50 per share to HBOC in lieu of interest on a $2,000,000 note payable.

NOTE 14--FAIR VALUE OF FINANCIAL INSTRUMENTS

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments included in current assets and current liabilities approximate fair values because of the short maturity of those instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SERIES A PREFERRED STOCK SUBSCRIPTION RECEIVABLE

     The Series A, B and C Preferred Stock are carried at issue price plus accrued dividends, and have features unique to these securities including, but not limited to, the right to appoint directors and the right to approve certain significant activities of the Company. There is no quoted market price for the Series A, B and C Preferred Stock. The estimated fair value of all Series of Redeemable Convertible Preferred Stock at June 30, 1996 and 1997, is approximately $6,447,000 and $16,271,000, respectively.

     The carrying value of the Series A Preferred Stock subscription receivable is based on the issue price of the related Series A Preferred Stock. In December, 1995, the Company issued Series B Preferred Stock with the same rights and privileges as the Series A Preferred Stock, other than the dividend rate and related interest rate, for consideration greater than the per share value received for the Series A Preferred Stock. Since both classes of Preferred Stock are convertible to Class C Common Stock, it is not practical to determine if the related stock subscription will be realized in cash, included in the conversion to Common Stock or offset against the issued Series A Preferred Stock, thereby reducing the number of shares outstanding. Furthermore, the Company has the right to defer or cancel payment of the stock subscription receivable.

     LONG-TERM OBLIGATIONS

     Long-term obligations-related parties were incurred by the Company when individual physicians joined the affiliated CMGs. These notes are payable upon an initial public offering of the Company's stock or a change in control as defined in the stockholders' agreement. In addition, the Company incurred a long-term obligation to the Series C Preferred Stockholder during 1997 to fund the working capital needs of the Company. The fair value of these obligations is assumed to approximate recorded value because there have not been any significant changes in circumstances since the obligations were recorded.

NOTE 15--INCOME TAXES

     The Company has accumulated net operating losses (NOL's) of approximately $18,205,000. Significant temporary differences between the determination of this loss for financial reporting and income tax purposes include depreciation, the allowance for uncollectible receivables, and certain accrued liabilities. These losses may be carried forward for 15 years and expire at various dates through 2011. Under federal tax law, certain changes in ownership of the Company, which may not be within the Company's control, may operate to limit future utilization of these carryforwards. As of June 30, 1997, based on the available information, management does not believe that it is more likely than not that the net deferred tax assets will be realized. As a result, the net deferred tax assets have been fully reserved at June 30, 1996 and 1997. Deferred tax assets (liabilities) at June 30, 1996 and 1997, consist of the following:

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

                                                                  1996           1997
                                                               -----------    -----------
Tax benefit of NOL carryforward.............................   $ 2,876,000    $ 7,282,000
Depreciation and amortization...............................      (360,000)      (700,000)
Allowance for uncollectable receivables.....................       130,000        108,000
Accrued medical services....................................       236,000      1,268,000
Other accrued liabilities...................................        40,000        168,000
                                                               -----------    -----------
                                                                 2,922,000      8,126,000
Less: valuation allowance...................................    (2,922,000)    (8,126,000)
                                                               -----------    -----------
  Net deferred tax asset....................................   $        --    $        --
                                                               -----------    -----------
                                                               -----------    -----------

NOTE 16--EARNINGS PER SHARE

     The weighted average common shares outstanding presented for the period ended June 30, 1995, and the years ended June 30, 1996 and 1997, taking into account the stock split-up discussed in Note 20, were 6,000,000, 6,126,410 and 6,690,794, respectively. Stock options and warrants have been excluded in fiscal 1995, 1996 and 1997 since their exercise would be anti-dilutive. The weighted average common shares in fiscal 1995 have been restated to reflect the two-for-one stock split in fiscal 1995. The net loss for purposes of the calculation of loss per share has been adjusted for the accretion of redeemable preferred stock dividends and issuance costs.

NOTE 17--SUPPLEMENTARY CASH FLOW INFORMATION

                                                                                       PERIOD FROM
                                                                                       FEBRUARY 24
                                                                                       (INCEPTION)
                                                                                         THROUGH      YEAR ENDED    YEAR ENDED
                                                                                        JUNE 30,       JUNE 30,      JUNE 30,
                                                                                          1995           1996          1997
                                                                                       -----------    -----------   -----------
Cash paid for interest..............................................................    $  11,825     $   176,169   $   345,759
Cash paid for income taxes..........................................................           --              --            --

SIGNIFICANT SUPPLEMENTARY NONCASH INVESTING AND FINANCING INFORMATION:

Liabilities assumed in connection with the purchase of medical practice assets......      184,322       1,732,546     1,131,750
Accounts receivable and other assets assumed in connection with the purchase of
  medical practice assets...........................................................      167,153       1,391,092       919,638
Cancellation of note receivable.....................................................           --              --       300,000
Assets acquired under capital leases................................................           --         600,290            --
Issuance of common stock purchase warrants for services.............................           --         370,000       672,500
Issuance of common stock options....................................................           --              --     1,040,633
Common stock issued in connection with purchase of medical practice assets..........           --       1,954,260     2,517,180
Renegotiation of capital lease......................................................           --              --       176,822

NOTE 18--RELATED PARTIES

     Amounts due under the terms of the PSO agreements between the Company and the affiliated medical groups are reflected in the due to/from Affiliates on the consolidated balance sheet. The amounts due from the affiliates represents working capital advances, amounts due for management fees from BMG LLC related to the management of the laboratory and management fees due under the PSO agreement. The amounts due to the affiliates represent amounts due to the physicians related to the collection of accounts receivable.

     Because of the nature of the Company's arrangements with Affiliated CMGs, substantially all transactions included in Net Revenues, Medical Services Expense and Care Center Costs in the accompanying financial statements are viewed as related party transactions.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

     MHLP (See Note 2) was formed on February 24, 1995 to hold the Class B Common Stock that was issued by the Company and intended to be used for the acquisition of PSO agreements by the Company. MHLP has no assets other than the Class B Common Stock of the Company and has no liabilities or operations.

     Two of the Company's executive management members and nine directors are practicing physicians with CMGs affiliated with the Company.

     During the years ended June 30, 1996 and 1997, the Company paid approximately $98,000 and $296,000 to the Series B Redeemable Convertible Preferred Stockholder for professional liability insurance on behalf of the affiliated CMGs in connection with the PSO agreement.

     The Company has entered into acquisition transactions with certain of its directors who are physicians. These transactions were entered into on commercially reasonable terms, substantially similar to the terms of its acquisition transactions with other affiliated physicians, and the consideration paid in connection with such acquisitions was based on the fair market value of the medical practice assets or services acquired:

     (a) During the year ended June 30, 1996, the Company purchased certain assets of a director of the Company, and four physician partners of the physician. The physician and his four partners received a limited partnership interest in MHLP equivalent to 334,000 shares of Class B Common Stock, valued at $1.50 per share, and a promissory note with a face value of approximately $158,000 as consideration for the acquisition. As of June 30, 1997, the physician has outstanding advances from the Company of approximately $53,000.

     (b) During the year ended June 30, 1996, the Company purchased certain assets of a director of the Company. In addition, the physician received a limited partnership interest in MHLP equivalent to 66,000 shares of Class B Common Stock, valued at $1.50 per share, approximately $34,000 in cash and a promissory note with a face value of approximately $45,000 as consideration for the acquisition. As of June 30, 1997, the physician has outstanding advances from the Company of approximately $146,000.

     (c) During the year ended June 30, 1997, the Company purchased certain assets of a director of the Company. The physician received 32,000 shares of Class B Common Stock and 2,000 options to acquire Class B Common Stock, valued at $3.50 per share, cash in the amount of $5,000 and a promissory note with a face value of approximately $38,000 as consideration for the acquisition.

     (d) During the year ended June 30, 1997, the Company purchased certain assets of a director of the Company. In connection with the acquisition, the physician's limited liability partnership, which he owns with five other physicians, received a limited partnership interest in MHLP equivalent to 126,860 shares of Class B Common Stock, an option to acquire a limited partnership interest equivalent to 40,000 shares of Class B Common Stock, exercisable at $7.50 per share, and cash for the practice's collectable accounts receivable, which will not exceed $625,000. As of June 30, 1997, the Company has recorded approximately $200,000 as a non-current receivable from the physician in connection with the purchase transaction. This amount is payable at the rate of $5,000 per month beginning in July 1998. During the year ended June 30, 1996, the Company advanced $300,000 to the physician and the practice for the purchase of the practice's accounts receivable and received a promissory note from the physician evidencing such advance. The promissory note was canceled at the closing of the acquisition. See Note 9 regarding the loan guarantee related to this practice acquisition. The Company has delegated to the physician's practice, and the practice will perform, certain practice management business functions, which the Company ordinarily performs for its physicians at its headquarters. The Company reimburses the physician's practice up to $50,000/month for the expenses it incurs in performing the business management services. The amount reimbursed for the year ended June 30, 1996 and 1997 was $100,000 and $486,000, respectively.

     As of June 30, 1997, the Company has also advanced to a physician director a total of approximately $223,000.

     During the year ended June 30, 1997, the Company acquired a long-term care management company from an entity which is partially owned by the brother of a director of the Company in exchange for 20,000 shares of Class A common stock valued at $3.50 per share.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

NOTE 19--SUBSEQUENT EVENTS

     SERIES D PREFERRED STOCK ISSUE AND AMENDED ARTICLES OF INCORPORATION

     The Company amended and restated its charter on July 15, 1997. The amended and restated articles authorize the Company to issue 68,438,068 shares of capital stock as follows:

                                                                                       SHARES       PAR
                                                                                     AUTHORIZED    VALUE
                                                                                     ----------    ------
Redeemable Convertible Preferred Series A.........................................    1,000,000    $ 5.00
Redeemable Convertible Preferred Series B.........................................      438,068     11.25
Redeemable Convertible Preferred Series C.........................................    1,500,000     17.50
Redeemable Convertible Preferred Series D.........................................    5,750,000     10.00
Class A Common....................................................................   20,700,000      0.01
Class B Common....................................................................   10,000,000      0.01
Class C Common....................................................................   29,050,000      0.01
                                                                                     ----------
                                                                                     68,438,068
                                                                                     ----------
                                                                                     ----------

     On July 7, 1997, the Company entered into a Preferred Stock Purchase Agreement, as amended on July 15, 1997 (the "Preferred Stock Purchase Agreement") with the Series D Preferred Stockholder pursuant to which the Company agreed to sell and the Series D Preferred Stockholder agreed to purchase three million (3,000,000) shares of the Company's Series D Redeemable Convertible Preferred Stock ("Series D Preferred Stock") for a purchase price of $30 million, subject to the terms and conditions thereof. The Company closed the transaction on July 15, 1997, with an initial sale of two million (2,000,000) shares for $20 million. The Company incurred issuance costs of approximately $1,289,000 in connection with the Series D financing including financing and due diligence fees. The $18,711,000 in net proceeds will be used to fund the expansion of the Company and operating losses. A subsequent sale is expected to take place on or before June 30, 1998 of an additional one million (1,000,000) shares for $10 million subject to the satisfaction of certain contingencies or conditions precedent by such date as provided in the Preferred Stock Purchase Agreement, some of which are outside of the control of the Company.

     Upon the issuance of the full 3,000,000 shares of Series D Preferred Stock to the Series D Preferred Stockholder, the Series D Preferred Stockholder will own 100% of the Company's issued and outstanding Series D Preferred Stock and approximately 30.0% of the issued and outstanding capital stock of the Company, on a fully diluted basis.

     In connection with the issuance of its Series D Preferred Stock to the Series D Preferred Stockholder pursuant to the Preferred Stock Purchase Agreement, the Company amended its Amended and Restated Articles of Incorporation (the "Restated Articles") to, among other things, (a) authorize 5,750,000 shares of a new class of stock designated as Series D Convertible Preferred Stock, (b) amend or revise certain of the terms and conditions of its currently authorized and issued Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series C Convertible Preferred Stock, (c) increase the size of its Board of Directors from nineteen to twenty members, (d) elect two of the Series D Preferred Stockholder's designees to the Company's Board of Directors and Executive Committee, (e) modify the composition and authority of the Company's Executive Committee, and (f) change the name of the Company from "Doctors Health System, Inc." to "Doctors Health, Inc." The Company also agreed to use its best efforts to change its state of incorporation from Maryland to Delaware within sixty days of the closing of the initial purchase transaction, subject to the approval of the Company's Board of Directors and stockholders.

     The Series D Preferred Stock issued to the Series D Preferred Stockholder is senior to all other classes of the Company's capital stock with respect to payment of dividends and distributions and liquidation rights. The Series D Preferred Stock also is subject to redemption by the Company at the election of the holder of the Series D Preferred Stock at $10.00 per share, plus accrued but unpaid dividends, after five years from the issuance date of the Series D Preferred Stock and is convertible at an adjustable rate into the Company's Class C Common Stock at the option of the holder of the Series D Preferred Stock and automatically upon a qualifying initial public offering of the Company. The Series D Redeemable Convertible Preferred Stock accrues dividends quarterly at the rate of eighty cents ($0.80) per share per annum beginning on July 15, 1997.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

     The number of shares of Class C Common Stock issuable upon conversion of the Series D Preferred Stock is subject to adjustment pursuant to two stock adjustment agreements between the Company and the Series D Preferred Stockholder. The first stock adjustment agreement provides for an upward or downward adjustment in the number of shares issuable to the Series D Preferred Stockholder based upon the Medicare Medical Loss Ratio and the number of Medicare enrollees in the Company's Medicare global risk service agreements with health maintenance organizations and other payors. Pursuant to the first agreement, the number of shares issuable to the Series D Preferred Stockholder (assuming an investment of $30,000,000) could be reduced to 5,454,544 shares of Class C Common Stock or increased to 10,909,090 shares of Class C Common Stock. The second stock adjustment agreement provides that it will supersede the first stock adjustment agreement if the 105th U.S. Congress makes certain changes in the Medicare program to reduce payments to health maintenance organizations and medical management companies such as the Company. Pursuant to the second stock adjustment agreement, the number of shares issuable to the Series D Preferred Stockholder (assuming an investment of $30,000,000) could be reduced to 5,454,544 shares of Class C Common Stock or increased to 15,000,000 shares of Class C Common Stock.

     On July 9, 1997, the Company entered into a Stock Purchase Agreement, as amended on July 15, 1997 (the "Stock Purchase Agreement") by and among UniversityCare, L.L.C. ("UniversityCare"), Genesis Health Ventures, Inc. ("Genesis"), and Med-Lantic Management Services, Inc. ("Med-Lantic"), and on July 15, 1997 closed the transactions contemplated by the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement and related transactions,
(i) Genesis, the holder of the Company's Series C Preferred Stock, assigned and delegated to UniversityCare all of Genesis' rights and obligations under that certain Purchase Agreement dated May 2, 1997, which provided for the purchase by Genesis from Med-Lantic of all 355,556 shares of the Company's Series B Preferred Stock held by Med-Lantic (the "Med-Lantic Shares"); (ii) UniversityCare purchased from Med-Lantic the Med-Lantic Shares at a purchase price of $11.25 per share; (iii) the Company issued and delivered to Med-Lantic 60,290 shares of the Company's Series B Preferred Stock, which constituted the accrued and unpaid dividends, and interest, on the Med-Lantic Shares (the "Dividend Shares") and the Company issued and delivered 22,222 shares of the Company's Series B Preferred Stock to a private investment banker as reimbursement for certain investment advisory services and related expenses (the "Expense Shares"); and (iv) the Dividend Shares and the Expense Shares were transferred to UniversityCare for a purchase price of $11.25 per share. As a result of these transactions, UniversityCare is the holder of 438,068 shares of the Company's Series B Preferred Stock, which constitute all of the issued and outstanding shares of Series B Preferred Stock of the Company. In connection with the transaction, the dividend rate on the Series B Preferred Stock was changed to 8%.

     Also, in connection with the above agreement the conversion price on the 500,000 warrants issued to the Series C Preferred Stockholder on January 31, 1997 was changed from $7.00 per share to $5.00 per share. The Company recorded an additional $165,000 related to the valuation of the warrants at $5.00 per share. In addition, the conversion rate of the Series C Preferred Stock into Class C Common Stock at the time of an initial public offering was adjusted from an equal conversion to 1.25 shares of Class C Common for each share of Series C Preferred Stock.

NOTE 20--STOCK SPLIT-UP

     Effective September 30, 1997, the Company's outstanding common stock was split-up 2 for 1 effected in the form of a dividend (the "Stock Split-up"). The net loss per share and number of common shares outstanding for all periods presented have been restated to reflect the Stock Split-up. As a result of certain adjustment provisions in the Company's Restated Articles and in applicable option, and warrant agreements, the number of shares of common stock into which each then outstanding share of Preferred Stock, option or warrant is convertible, exerciseable or exchangeable, as the case may be, was automatically increased by a ratio of two to one on the effective date of the Stock Split-up.

NOTE 21--NEW CAPITATION AGREEMENTS

     On September 10, 1997, the Company entered into an agreement with an HMO on a new global capitation contract for Medicare enrollees. Under the agreement, effective October 1, 1997, the Company assumed responsibility for managing all physician and institutional care, subject to certain exclusions, delivered to approximately 9,900 enrollees in exchange for a capitation fee. The term of the agreement is for three years with annual renewals after the initial term has expired. Based

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES
upon the estimated number of enrollees participating in the contract and the terms and conditions of the contract, the Company expects to realize monthly capitation revenue of between $3,500,000 and $4,000,000 from this new agreement.

     On December 1, 1997, the Company entered into a letter of intent with the Series C Preferred Stockholder whereby the Company would assume responsibility for managing all physician and institutional care, subject to certain exclusions, delivered to approximately 7,000 Medicare enrollees of an HMO in exchange for a capitation fee. This arrangement is expected to commence in January 1998. The Company anticipates that the term of the arrangement would be two years with annual renewals after the initial term has expired. Based upon the estimated number of enrollees participating in the arrangement and the terms and conditions of the arrangement, the Company expects to realize monthly capitation revenue of approximately $2,500,000 from this new arrangement.

     Actual capitation revenue earned pursuant to the above arrangements may vary each month due to fluctuations in the number of Medicare enrollees covered under each arrangement.

NOTE 22--NOTES TO UNAUDITED SEPTEMBER 30, 1996 AND 1997 CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying unaudited financial statements as of September 30, 1997 and for the three months ended September 30, 1996 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial reporting.

     In the opinion of management, the unaudited interim financial statements contained in this report reflect all adjustments, consisting of only normal recurring accruals which are necessary for a fair presentation of the financial position and the results of operations for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

     The unaudited interim financial statements, footnote disclosures and other information should be read in conjunction with the financial statements and the notes thereto for the period ended June 30, 1995 and the years ended June 30, 1996 and 1997 included elsewhere herein.

     CAPITATION REVENUE AND MEDICAL SERVICES EXPENSE RECOGNITION

     As of September 30, 1997, the Company has three Global Capitation Contracts (two Medicare and one commercial) and five gatekeeper capitation contracts with seven health maintenance organizations (HMOs). Under the contracts, the Company receives monthly capitation fees based on the number of enrollees electing any one of the Company's affiliated PCPs. The capitation revenue under these contracts is prepaid monthly based on the number of enrollees and is recognized as capitation revenue during the month services are provided to the enrollees. During the three months ended September 30, 1996, approximately $927,000 and $341,000, were recorded as global capitation and gatekeeper capitation revenue, respectively, in the Company's consolidated financial statements. During the three months ended September 30, 1997, approximately $4,275,000 and $294,000, were recorded as global capitation and gatekeeper capitation revenue, respectively, in the Company's consolidated financial statements.

     The cost of medical services is recognized in the period in which the care is provided and includes an estimate of the cost of services which have been incurred but not yet reported. Estimates are continually monitored and reviewed and, as settlements are made or estimates are adjusted, differences are reflected in current operations. As of September 30, 1997, approximately $5,752,000 was recorded as accrued medical services for incurred but not reported services.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

NOTE 22--NOTES TO UNAUDITED SEPTEMBER 30, 1996 AND 1997 CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

     NET REVENUE

     The following represents amounts included in the determination of net revenue:

                                                                                                       THREE MONTHS ENDED
                                                                                                SEPTEMBER 30,      SEPTEMBER 30,
                                                                                                    1996               1997
                                                                                                -------------      -------------
Gross physician revenue......................................................................    $ 5,883,910        $ 9,028,182
  Less: Provision for contractual and other adjustments......................................     (2,307,886)        (3,620,607)
Gatekeeper capitated income..................................................................        617,441          1,202,413
                                                                                                -------------      -------------
Net physician revenue........................................................................      4,193,465          6,609,988
Amount retained by affiliated core medical groups:
  Physicians.................................................................................      1,834,717          2,907,261
  Ancillary employees and expenses...........................................................        164,237            305,033
                                                                                                -------------      -------------
Net revenue..................................................................................    $ 2,194,511        $ 3,397,694
                                                                                                -------------      -------------
                                                                                                -------------      -------------

     For the three months ended September 30, 1996 and 1997, one of these CMGs comprised approximately 76% and 40%, respectively, of the Company's net revenue.

     NOTES PAYABLE

     Notes Payable as of September 30, 1997 are as follows:

                                                                                                DATE OF
                                      DESCRIPTION                                              MATURITY           AMOUNT
----------------------------------------------------------------------------------------   -----------------    -----------
NationsBank Credit Facility.............................................................   December 31, 1997    $ 4,000,000
HBO & Company Note Payable..............................................................     May 14, 1998         2,000,000
Note Payable to Series C Preferred Stockholder..........................................   January 31, 1999       5,283,036
Other Notes Payable.....................................................................        Various             236,493
                                                                                                                -----------
  Total Notes Payable.......................................................................................     11,519,529
  Less: Current Maturities of notes payable.................................................................      6,119,121
                                                                                                                -----------
     Long-Term Notes Payable................................................................................    $ 5,400,408
                                                                                                                -----------
                                                                                                                -----------

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Cash Flow and Capital Resources" for discussion regarding the Company's refinancing of the NationsBank Credit Facility subsequent to September 30, 1997.

                     DOCTORS HEALTH, INC. AND SUBSIDIARIES

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                                              BALANCE AT     CHARGED TO    CHARGED TO                  BALANCE
                                                             BEGINNING OF    COSTS AND       OTHER       DEDUCTIONS     AT END
                       DESCRIPTION                              PERIOD        EXPENSES      ACCOUNTS     (WRITEOFFS)  OF PERIOD
----------------------------------------------------------   ------------    ----------    ----------    ---------    ----------
YEAR ENDED JUNE 30, 1996
  Allowance for doubtful receivables......................    $    43,425    $  281,096        $--       $      --    $  324,521
  Valuation allowances on deferred tax assets.............        770,000     2,152,000         --              --     2,922,000
YEAR ENDED JUNE 30, 1997
  Allowance for doubtful receivables......................    $   324,521    $   70,000        $--       $(124,000)   $  270,521
  Valuation allowances on deferred tax assets.............      2,922,000     5,204,000         --              --     8,126,000

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                 TABLE OF CONTENTS

                                                  PAGE                     [Doctors Health Logo]
                                                  ----
Available Information..........................     2
Forward-Looking Statements.....................     2
Prospectus Summary.............................     3
Glossary.......................................     4
Risk Factors...................................     7
Use of Proceeds................................    14
Selected Consolidated Financial Data...........    15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    16
Business.......................................    22
Management.....................................    37
Certain Transactions...........................    44
Principal and Management Stockholders..........    46
Description of Capital Stock...................    50
Plan of Distribution...........................    62
Shares Eligible for Resale.....................    63
Legal Matters..................................    65
Experts........................................    65
Indemnification................................    65
Financial Statements...........................   F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth a statement of all expenses payable by the Registrant in connection with the registration, issuance and distribution of the Securities offered hereby, other than the underwriting discount. With the exception of the registration fee, all amounts shown are estimates.

SEC Registration Fee............................................................................................   $   27,440
Accounting Fees and Expenses....................................................................................      625,000
Legal Fees and Expenses.........................................................................................      322,000
Printing and Engraving Expenses.................................................................................      135,000
Blue Sky Fees and Expenses......................................................................................        5,000
Miscellaneous Fees and Expenses.................................................................................       20,000
                                                                                                                   ----------
     Total......................................................................................................   $1,134,440
                                                                                                                   ----------
                                                                                                                   ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In accordance with Delaware law, the Company's Certificate of Incorporation, By-Laws and the Shareholders Agreement generally provide that the directors and officers of the Company shall be indemnified to the fullest extent permitted by law against reasonable out-of-pocket damages, settlements, expenses and other costs associated with any action, suit or proceeding to which such person is made a party by reason of the fact that such person is an officer or director of the Company, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in the best interests of the Company. The Company has purchased insurance on behalf of each director and certain executive officers against any such indemnified liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The numbers with respect to share amounts and option exercise prices set forth below have been adjusted, where appropriate, to reflect a two-for-one stock split effective as of September 30, 1997.
     In December 1994, the Company issued 1,200,000 shares of its Class A Common Stock to Stewart B. Gold. Additionally, the Company issued to Scott Rifkin and Alan Kimmel 200,000 shares each of Class A Common Stock. The shares were issued for $200 in cash and in consideration for services performed for the Company as founders of the Company.
     In February 1995, the Company issued 4,400,000 shares of its Class B Common Stock to Medical Holdings Limited Partnership in consideration of the transfer of receivables, equipment, and other assets of medical practices from MHLP to the Company with an aggregate value of approximately $492,000.
     In February 1995, the Company issued to St. Joseph Medical Center, Inc., a Maryland non-profit, non-stock corporation, 1,000,000 shares of Series A Preferred Stock (convertible into 2,000,000 shares of Class C Common Stock as of December 1, 1997) for $2 million in cash and a note in the principal amount of $3 million.
     In December 1995, the Company issued to Med-Lantic Management Services, Inc. 355,556 shares of the Company's Series B Preferred Stock (convertible into 710,712 shares of Class C Common Stock as of December 1, 1997) and Warrants to Medical Mutual Liability Insurance Society of Maryland to purchase shares of Class A Common Stock in consideration of $4 million in cash and a loan guarantee in the amount of $4 million. The Warrants were canceled on July 15, 1997.
     In 1995 and 1996 (August 10, 1995, October 18, 1995, December 21, 1995, May
1, 1996, July 1, 1996 and December 7, 1996), the Company issued options to purchase a total of 1,138,7600 shares of Class A Common Stock and authorized the issuance of options to purchase an additional 10,000 shares of Class A Common Stock to certain employees who joined the Company at the early stages of its development, and issued options to purchase 16,000 shares of Class B Common Stock to physicians in connection with their employment with Baltimore Medical Group, LLC. The options were issued at exercise prices ranging from $0.005 per share to $15.00 per share. None of the options have been exercised as of the date of this Registration Statement. The options were issued in consideration of services performed and to be performed for the Company or its Core Medical Groups.
                                      II-1

     In December 1995, the Company paid $40,000 in cash and issued warrants to purchase a total of 48,000 shares of Class A Common Stock in the aggregate to Stephen Graham, Andrew Hamilton and John Dwyer as compensation for investment advice rendered to the Company.
     In January 1996, the Company issued 66,000 shares of its Class B Common Stock to a primary care physician, and in February 1996, issued an aggregate of 264,000 shares of its Class B Common Stock to four primary care physicians, in connection with the mergers of their medical practices into wholly-owned subsidiaries of the Company. The aggregate amount of consideration transferred to the Company for the issuance of the shares was approximately $495,000.
     In May 1996, the Company issued 66,000 shares of Class B Common Stock to a primary care physician, in connection with the merger of his medical practice into a wholly-owned subsidiary of the Company. The amount of consideration transferred to the Company for the issuance of the shares was approximately $99,000.
     In September 1996, the Company issued 428,571 shares of Series C Preferred Stock (convertible into 1,071,428 shares of Class C Common Stock as of December 1, 1997) to Genesis Health Ventures, Inc. for $7.5 million in cash.
     In September 1996, the Company issued to Dr. Mark Eig, a director of the Company, 32,000 shares and 2,000 options to purchase shares of the Company's Class B Common Stock in consideration of the merger of his medical practice into a wholly-owned subsidiary of the Company and the physician's employment with Doctors Health Montgomery. The amount of consideration transferred to the Company for the issuance of the shares was approximately $112,000.
     In September 1996, the Company issued an aggregate of 52,000 shares and 4,000 options to purchase shares of the Company's Class B Common Stock to two primary care physicians in consideration of the merger of their medical practices into wholly-owned subsidiaries of the Company and the physicians' employment with Doctors Health Montgomery. The aggregate amount of consideration transferred to the Company for the issuance of the shares was approximately $182,000.
     In October 1996, the Company issued an aggregate of 128,000 shares and 8,000 shares to purchase shares of the Company's Class B Common Stock to four primary care physicians in consideration of the merger of their medical practices into a wholly owned subsidiary of the Company and the physicians' employment with Doctors Health Montgomery. The amount of consideration transferred to the Company for the issuance of the shares was approximately $448,000.
     In October and November 1996, the Company issued an aggregate of 6,000 shares to three primary care physicians in consideration of their employment with Doctors Health Montgomery.
     In November 1996, the Company issued an aggregate of 96,000 shares and 6,000 options to purchase shares of the Company's Class B Common Stock to three primary care physicians in consideration of the merger of their medical practices into a wholly-owned subsidiary of the Company and their employment with Doctors Health Montgomery. The amount of consideration transferred to the Company for the issuance of the shares was approximately $336,000.
     In January 1997, the Company issued 142,857 shares of Series C Preferred Stock (convertible into 357,142 shares of Class C Common Stock as December 1,
1997) to Genesis Health Ventures, Inc. for $2,500,000.
     In January 1997, the Company issued an aggregate of 82,000 shares and options to purchase 1,800 shares of the Company's Class B Common Stock to three primary care physicians in consideration of the merger of their medical practices into a wholly-owned subsidiary of the Company and their employment with Doctors Health Montgomery. The amount of consideration transferred to the Company for the issuance of the shares was approximately $287,000.
     In January 1997, the Company issued 20,000 shares of Class A Common Stock to Noah Investments, LLC in consideration of the merger of Medicap, Inc. into a wholly-owned subsidiary of the Company and issued options to purchase 20,000 Class A Common Stock to Alan Rifkin in consideration of consulting services performed and to be performed for the Company.
     In January 1997, the Company issued its Convertible Subordinated 11% Promissory Note to Genesis Health Ventures, Inc. with principal amount up to $5,000,000 due January 3, 1999. Interest accrues in shares of Series C Preferred Stock based upon a per share value of $17.50. The principal is convertible into shares of Series C Preferred Stock based upon a per share value of $17.50.
     In January 1997, the Company issued to the Series C Preferred Stockholder a warrant to purchase 500,000 shares of Class A Common Stock at $5.00 per share in consideration of the Series C Preferred Stockholder's efforts to assist the Company in securing additional financing for the Company.
                                      II-2

     In May 1997, in connection with a loan of $2,000,000 by HBO and Company ("HBOC") to the Company, the Company issued to HBOC warrants to purchase 120,000 shares of the Company's Common Stock at $7.50 per share.
     In July 1997, the Company sold 2,000,000 shares of Series D Preferred Stock (convertible as of December 1, 1997 into 4,000,000 shares of Class C Common Stock) for $20,000,000, pursuant to the Series D Purchase Agreement with The Beacon Group III -- Focus Value Fund, L.P. ("Beacon"). In connection with a series of transactions including the above sale of the Series D Preferred Stock, the Company issued and delivered 22,222 shares of the Company's Series B Preferred Stock (convertible into 44,444 shares of Class C Common Stock) to a private investment banker as reimbursement for certain investment advisory services and related expenses. In October 1997, also pursuant to the Series D Purchase Agreement, the Company issued an additional 34,666 shares of Series D Preferred Stock (convertible into 69,332 shares of Class C Common Stock) to Beacon as a stock dividend.
     In July 1997, the Company issued 60,290 shares of Series B Preferred Stock (convertible into 120,580 shares of Class C Common Stock as of December 1, 1997) to Med-Lantic Management Services, Inc. ("Med-Lantic") representing all accrued unpaid dividends and interest on the outstanding Series B Preferred Stock through July 15, 1997.
     In July 1997, the Company issued options to purchase an aggregate of 1,190,000 shares of Class A Common Stock to certain executives of the Company in connection with their employment agreements.
     The sale and issuance of the stock, warrants and options to purchase Class B Common Stock listed above were exempt from registration under the Securities Act by virtue of Sections 4(2) of the Securities Act and the options to purchase Class A Common Stock listed above were exempt from registration in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate restrictive legends were affixed to stock certificates and options issued in such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT   DESCRIPTION
-------   -----------
  3.1 (a) Articles of Amendment and Restatement of the Registrant, dated December 8, 1995.*
      (b) Articles of Amendment and Restatement of the Registrant, dated September 4, 1996.*
      (c) Articles of Amendment and Restatement of the Registrant, dated September 29, 1997 (incorporated herein by reference to Exhibit 3.1 filed with the Company's Current Report on Form 8-K filed on July 21, 1997).
  3.2 (a) Amended Bylaws of the Registrant.*
      (b) Amended Bylaws of the Registrant, as of September 4, 1996.*
      (c) Amended and Restated Bylaws of the Registrant effective July 15, 1997 (incorporated herein by reference to Exhibit
            3.4 filed with the Company's Current Report on Form 8-K filed July 21, 1997).
  4.1     Form of Option Agreement.*
  4.2     Amended Form of Option Agreement (filed herewith)
  5.1     Legal Opinion of Venable, Baetjer & Howard, LLP.*
  5.2     Legal Opinion of Venable, Baetjer and Howard, LLP, dated June 2, 1997, with respect to securities to be issued pursuant to Prospectus Supplement No. 8 (filed herewith)
  5.3     Legal Opinions of Venable, Baetjer and Howard, LLP, dated May 6, 1997, with respect to securities to be issued pursuant to Prospectus Supplement No. 3 (filed herewith).
  8       Tax Opinion of Kaufman & Canoles *
 10.1 (a) Stockholders Agreement dated December 1, 1995, by and among the Registrant, Stewart Gold, Scott Rifkin, Alan
            Kimmel, Medical Holdings Limited Partnership, St. Joseph Medical Center, Inc., Medical Mutual Liability
            Insurance Society of Maryland, and Med-Lantic Management Services, Inc.*
      (b) Amended Stockholders Agreement, dated September 4, 1996.*
      (c) Shareholders and Voting Agreement, dated July 15, 1997 (incorporated herein by reference to Exhibit 10.4 filed with the company's Current Report on Form 8-K filed on July 21, 1997).
      (d) Form of Shareholders Letter Agreement (incorporated herein by reference to the Prospectus Supplement to the
            Registration Statement filed on August 29, 1997.)
 10.2     Registration Rights Agreement dated December 1, 1995 , by and among the Registrant, Medical Mutual Liability
            Insurance Society of Maryland and Med-Lantic Management Services, Inc.*
 10.3     Securities Purchase Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*
 10.4     Registration Rights Agreement dated February 24, 1995 by and between the Registrant and St. Joseph Medical Center,
            Inc. and amendment thereto dated December 1, 1995.*
 10.5     Baltimore Medical Group, LLC Operating Agreement dated February 24, 1995.*

                                      II-3


EXHIBIT   DESCRIPTION
-------   -----------
 10.6     Agreement of Limited Partnership of Medical Holdings Limited Partnership dated February 24, 1995.*
 10.7     Stockholders Agreement between BMGGP, Inc. and Stockholders dated as of February 24, 1995.*
 10.8     Financing Transaction Agreement dated as of February 24, 1995 by and among the Registrant and Baltimore Medical
            Group, LLC, BMG Limited Partnership, BMGGP, Inc., and St. Joseph Medical Center, Inc.*
 10.9     Form of Exclusive Physician Participation Agreement.*
 10.10    Form of non-exclusive Physician Participation Agreement.*
 10.11    Amended and Restated Physician Services Organization Agreement of Baltimore Medical Group, LLC.*
 10.12    Form of Practice Participation Agreement.*
 10.13    Form of Professional Services Employment Agreement.*
 10.14    Form of Specialist Physician Employment Agreement.*
 10.15    Form of Medical Director Employment Agreement.*
 10.16    Form of Specialist Physician Network Agreement.*
 10.17    Major Decision Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*
 10.18    Promissory Note dated as of December 1, 1995 by and between the Registrant and Medical Mutual Liability Insurance
            Society of Maryland.*
 10.19    Non-negotiable, non-transferable Promissory Note dated February 24, 1995 by and between the Registrant and St.
            Joseph Medical Center, Inc.*
 10.20    Loan Agreement dated as of December 1, 1995, by and between the Registrant and NationsBank, N.A.*
 10.21    Guaranty Agreement dated December 1, 1995 by and between Medical Mutual Liability Insurance Society of Maryland
            and NationsBank, N.A.*
 10.22(a) Employment Agreement dated as of July 1, 1994 by and between the Registrant and Stewart B. Gold.*
      (b) Amended and Restated Employment Agreement by and between the Registrant and Stewart B. Gold dated July 15, 1997
            (incorporated herein by reference to Exhibit 10.52 filed with the Registrant's Annual Report on Form 10-K).
 10.23(a) Employment Agreement dated as of July 1, 1994 by and between the Registrant and Scott M. Rifkin, M.D.*
      (b) Amended and Restated Employment Agreement dated as of July 1, 1994 by and between the Registrant and Scott M.
            Rifkin, M.D.*
      (c) Amended and Restated Employment Agreement dated July 15, 1997 by and between the Registrant and Scott M. Rifkin,
            M.D. (incorporated herein by reference to Exhibit 10.50 filed with the Registrant's Annual Report on Form 10-K).
 10.24    Employment Agreement dated as of April 1, 1995 by and between the Registrant and Paul A. Serini and amendment thereto dated January 1, 1996.*
 10.25    Employment Agreement dated as of March 20, 1995 by and between the Registrant and Allan C. Sanders, CPA.*
 10.26    Employment Agreement between the Registrant and Theresa A. Spoleti.*
 10.27    Form of Employment Agreement.*
 10.28    Form of Practice Transfer Agreement.*
 10.29(a) Form of Offer Letter.*
      (b) Amended Form of Offer Letter.*
 10.30    Free State Health Plan, Inc., IPA Service Agreement (subject to confidentiality request for certain portions of the exhibit).*
 10.31    Binding Letter of Intent with Health Care Corporation of the Mid-Atlantic for Medicare Risk Service Agreement
            (subject to confidentiality request for certain portions of the exhibit).*
 10.32    Binding Letter of Intent with Chesapeake Health Plan for Medicare Risk Service Agreement (subject to confidentiality request for certain portions of the exhibit).*
 10.33    Form of Reacquisition Agreement.*
 10.34    Amended and Restated Physician Services Organization Agreement of Carroll Medical Group, LLC.*
 10.35    Amended and Restated Physician Services Organization Agreement of Cumberland Valley Medical Group, LLC.*
 10.36    Physician Services Organization Agreement of Doctors Health Montgomery, LLC.*
 10.37    Stock Purchase Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4, 1996.*
 10.38    Registration Rights Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4, 1996.*
 10.39    Option Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4, 1996.*
 10.40    IPA Percentage of Premium Service Agreement with Chesapeake Health Plan, dated as of June 1, 1996 (subject to confidentiality request for certain portions of the exhibit).*
 10.41    $1,500,000 Promissory Note to First National Bank.*

                                      II-4


EXHIBIT   DESCRIPTION
-------   -----------
 10.42    Credit Enhancement Letter dated August 15, 1996 between the Registrant and St. Joseph Medical Center.*
 10.43    Employment Agreement dated as of May 1, 1996 between the Registrant and John R. Dwyer, Jr.*
 10.44    Primary Care Limited Participation Agreement.*
 10.45    Medicare HMO -- Primary Care Limited Participation Agreement.*
 10.46    Agreement and Plan of Merger between Medtrust Medical Group, Inc. and the Registrant.*
 10.47    Management Services Agreement between Medtrust Medical Group, Inc. and the Registrant.*
 10.48    Amendment to Agreement and Plan of Merger between Medtrust Medical Group, Inc. and the Registrant.*
 10.49    Second Amendment to Agreement and Plan of Merger between Medtrust Medical Group, Inc. and the Registrant.*
 10.50    Amended and Restated Employment Agreement by and between Alan Kimmel and the Registrant dated July 15, 1997
            (incorporated herein by reference to Exhibit 10.51 filed with the Registrant's Annual Report on Form 10-K).
 10.51    Amended and Restated Preferred Stock Purchase Agreement dated as of July 15, 1997 by and between the Registrant and The Beacon Group III -- Focus Value Fund, L.P. (incorporated herein by reference to Exhibit 10.2 filed with the Registrant's Current Report on Form 8-K filed on July 21, 1997).
 10.52    Amended and Restated Stock Purchase Agreement dated July 9, 1997 as amended July 15, 1997 by and among the
            Registrant, UniversityCare LLC, Genesis Health Ventures, Inc., and Med-Lantic Management Services, Inc.
            (incorporated herein by reference to Exhibit 10.4 filed with the Registrant's Current Report on Form 8-K filed on July 21, 1997).
 10.53    Promissory Note dated May 14, 1997 issued to HBO & Company of Georgia (incorporated herein by reference to Exhibit
            10.8 filed with the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1997).
 10.54    No Exhibit
 10.55    Medicare Network Management Agreement by and between NYLCare Health Plans of the Mid-Atlantic, Inc. and the
            Registrant effective October 1, 1997 (incorporated herein by reference to Exhibit 10.55 of the Registrant's
            Current Report on Form 8-K filed on October 14, 1997)(subject to a request for confidential treatment).
 10.56    Administrative Service Provider Contract for Medicare Global Risk Services by and between NYLCare Health Plans of the Mid-Atlantic, Inc. and the Registrant effective September 30, 1997 (incorporated herein by reference to
            Exhibit 10.56 of the Registrant's Current Report on Form 8-K filed on October 14, 1997)(subject to a request for confidential treatment).
 10.57    Letter of Intent between Genesis Health Ventures, Inc. and the Registrant dated December 1, 1997 (filed herewith)
            (subject to a request for confidential treatment for certain portions of the exhibit).
 10.58    Note Purchase Agreement dated January 31, 1997 among the Registrant, Genesis Health Ventures, Inc. and Genesis
            Holding (incorporated herein by reference to Exhibit 10.1 filed with the Registrant's Quarterly Report on Form
            10-Q for the period ended December 31, 1996).
 10.59    Convertible Subordinated 11% Note dated January 31, 1997 issued by Registrant to Genesis Health Ventures, Inc.
            (incorporated herein by reference to Exhibit 10.02 filed with the Registrant's Quarterly Report on Form 10-Q for the period ended December 31, 1996).
 10.60    Amended and Restated Option Agreement by and between Doctors Health System, Inc. and Genesis Health Ventures,
            Inc., dated January 31, 1997 (incorporated herein by reference to Exhibit 10.3 filed with the Registrant's
            Quarterly Report on Form 10-Q for the period ended December 31, 1996).
 10.61    Amendment No. 1 to Note Purchase Agreement dated January 31, 1997 among the Registrant, Genesis Health Ventures,
            Inc. and Genesis Holdings, Inc. (filed herewith).
 10.62    Grid Time Promissory Note from the Registrant to Chase Manhattan Bank dated October 31, 1997 (filed herewith).
 11       Computation of Earnings Per Common and Common Equivalent Share (with respect to fiscal year 1997 data, filed herewith and, with respect to data as of September 30, 1997, incorporated herein by reference to Exhibit 11 filed with the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997).
 23.1     Consent of Grant Thornton LLP (filed herewith).
 23.2     Consent of Venable, Baetjer and Howard, LLP. (included in Exhibit 5 filed herewith)
 23.3     Consent of Arthur Andersen, LLP (filed herewith).
 24.1     Power of Attorney with respect to Scott M. Rifkin, M.D., Alan L. Kimmel, M.D., J. David Nagel, M.D. and Peter J.
            LoPresti, D.O.*
 24.2     Power of Attorney of Mark H. Eig, M.D.*
 24.3     Power of Attorney of Robert G. Graw, Jr., M.D.*
 24.4     Power of Attorney of William Lamm, M.D.*
 24.5     Power of Attorney of Alexander Rocha, M.D.*
 24.6     Power of Attorney of Richard R. Howard.*

---------------
* Previously filed.
                                      II-5

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
             (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;
             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.
             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Baltimore, State of Maryland, on December 24, 1997.
                                         DOCTORS HEALTH, INC.

                                         /s/ STEWART B. GOLD
                                         _____________________
                                         Name: Stewart B. Gold
                                         Title: President and Chief Executive
                                         Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURES                                           TITLE                             DATE
                      ----------                                           -----                             ----
/s/               STEWART B. GOLD                       Chief Executive Officer; President;           December 24, 1997
------------------------------------------------------    Director (Principal Executive Officer)
                  STEWART B. GOLD


/s/                      *                              Chairman                                      December 24, 1997
------------------------------------------------------
                SCOTT M. RIFKIN, M.D.



/s/               JOHN R. DWYER, JR.                    Chief Financial Officer; Treasurer and        December 24, 1997
------------------------------------------------------    Director (Principal Financial Officer)
                  JOHN R. DWYER, JR.


/s/                 PAUL A. SERINI                      Director; Executive Vice President of         December 24, 1997
------------------------------------------------------    Strategic Operations and Director of
                    PAUL A. SERINI                        Legal Affairs


/s/                 KYLE R. MILLER                      Vice President of Finance (Principal          December 24, 1997
------------------------------------------------------    Accounting Officer)
                    KYLE R. MILLER


/s/                        *                            Executive Vice President for Medical Policy   December 24, 1997
------------------------------------------------------    and Practice; Director
                 ALAN L. KIMMEL, M.D.


/s/                        *                            Director                                      December 24, 1997
------------------------------------------------------
                    JOHN W. ELLIS


/s/                        *                            Director                                      December 24, 1997
------------------------------------------------------
                 J. DAVID NAGEL, M.D.


/s/                        *                            Director                                      December 24, 1997
------------------------------------------------------
               PETER J. LOPRESTI, D.O.


                                                        Director                                      December 24, 1997
------------------------------------------------------
               RICHARD L. DIAMOND, M.D.

                                      II-7


                      SIGNATURES                                           TITLE                             DATE
                      ----------                                           -----                             ----

/s/                                                     Director                                      December 24, 1997
------------------------------------------------------
                ROBERT A. BARISH, M.D.


/s/                        *                            Director                                      December 24, 1997
------------------------------------------------------
                WILLIAM D. LAMM, M.D.


/s/                        *                            Director                                      December 24, 1997
------------------------------------------------------
               D. ALEXANDER ROCHA, M.D.


/s/                        *                            Director                                      December 24, 1997
------------------------------------------------------
                  MARK H. EIG, M.D.


/s/                        *                            Director                                      December 24, 1997
------------------------------------------------------
              ROBERT G. GRAW, JR., M.D.


                                                        Director                                      December 24, 1997
------------------------------------------------------
                 ALBERT HERRERA, M.D.


/s/                        *                            Director                                      December 24, 1997
---------------------------------------------------
                    RICHARD HOWARD


/s/                                                     Director                                      December 24, 1997
------------------------------------------------------
                  THOMAS G. MENDELL


/s/                                                     Director                                      December 24, 1997
------------------------------------------------------
                  ERIC R. WILKINSON



*By: /s/ STEWART B. GOLD                                                                              December 24, 1997
     _________________________________________________
     ATTORNEY-IN-FACT

                                      II-8

                                 EXHIBIT INDEX

EXHIBIT   DESCRIPTION
-------   -----------
  3.1 (a) Articles of Amendment and Restatement of the Registrant, dated December 8, 1995.*
      (b) Articles of Amendment and Restatement of the Registrant, dated September 4, 1996.*
      (c) Articles of Amendment and Restatement of the Registrant, dated September 29, 1997 (incorporated herein by reference to Exhibit 3.1 filed with the Company's Current Report on Form 8-K filed on July 21, 1997).
  3.2 (a) Amended Bylaws of the Registrant.*
      (b) Amended Bylaws of the Registrant, as of September 4, 1996.*
      (c) Amended and Restated Bylaws of the Registrant effective July 15, 1997 (incorporated herein by reference to Exhibit
            3.4 filed with the Company's Current Report on Form 8-K filed July 21, 1997).
  4.1     Form of Option Agreement.*
  4.2     Amended Form of Option Agreement (filed herewith)
  5.1     Legal Opinion of Venable, Baetjer & Howard, LLP. *
  5.2     Legal Opinion of Venable, Baetjer and Howard, LLP, dated June 2, 1997, with respect to securities to be issued pursuant to Prospectus Supplement No. 8 (filed herewith)
  5.3     Legal Opinions of Venable, Baetjer and Howard, LLP, dated May 6, 1997, with respect to securities to be issued pursuant to Prospectus Supplement No. 3 (filed herewith).
  8       Tax Opinion of Kaufman & Canoles *
 10.1 (a) Stockholders Agreement dated December 1, 1995, by and among the Registrant, Stewart Gold, Scott Rifkin, Alan
            Kimmel, Medical Holdings Limited Partnership, St. Joseph Medical Center, Inc., Medical Mutual Liability
            Insurance Society of Maryland, and Med-Lantic Management Services, Inc.*
      (b) Amended Stockholders Agreement, dated September 4, 1996.*
      (c) Shareholders and Voting Agreement, dated July 15, 1997 (incorporated herein by reference to Exhibit 10.4 filed with the company's Current Report on Form 8-K filed on July 21, 1997).
      (d) Form of Shareholders Letter Agreement (incorporated herein by reference to the Prospectus Supplement to the
            Registration Statement filed on August 29, 1997).
 10.2     Registration Rights Agreement dated December 1, 1995 , by and among the Registrant, Medical Mutual Liability
            Insurance Society of Maryland and Med-Lantic Management Services, Inc.*
 10.3     Securities Purchase Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*
 10.4     Registration Rights Agreement dated February 24, 1995 by and between the Registrant and St. Joseph Medical Center,
            Inc. and amendment thereto dated December 1, 1995.*
 10.5     Baltimore Medical Group, LLC Operating Agreement dated February 24, 1995.*
 10.6     Agreement of Limited Partnership of Medical Holdings Limited Partnership dated February 24, 1995.*
 10.7     Stockholders Agreement between BMGGP, Inc. and Stockholders dated as of February 24, 1995.*
 10.8     Financing Transaction Agreement dated as of February 24, 1995 by and among the Registrant and Baltimore Medical
            Group, LLC, BMG Limited Partnership, BMGGP, Inc., and St. Joseph Medical Center, Inc.*
 10.9     Form of Exclusive Physician Participation Agreement.*
 10.10    Form of non-exclusive Physician Participation Agreement.*
 10.11    Amended and Restated Physician Services Organization Agreement of Baltimore Medical Group, LLC.*
 10.12    Form of Practice Participation Agreement.*
 10.13    Form of Professional Services Employment Agreement.*
 10.14    Form of Specialist Physician Employment Agreement.*
 10.15    Form of Medical Director Employment Agreement.*
 10.16    Form of Specialist Physician Network Agreement.*
 10.17    Major Decision Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*
 10.18    Promissory Note dated as of December 1, 1995 by and between the Registrant and Medical Mutual Liability Insurance
            Society of Maryland.*
 10.19    Non-negotiable, non-transferable Promissory Note dated February 24, 1995 by and between the Registrant and St.
            Joseph Medical Center, Inc.*
 10.20    Loan Agreement dated as of December 1, 1995, by and between the Registrant and NationsBank, N.A.*
 10.21    Guaranty Agreement dated December 1, 1995 by and between Medical Mutual Liability Insurance Society of Maryland
            and NationsBank, N.A.*
 10.22(a) Employment Agreement dated as of July 1, 1994 by and between the Registrant and Stewart B. Gold.*
      (b) Amended and Restated Employment Agreement by and between the Registrant and Stewart B. Gold dated July 15, 1997
            (incorporated herein by reference to Exhibit 10.52 filed with the Registrant's Annual Report on Form 10-K).

                                      II-9


EXHIBIT   DESCRIPTION
-------   -----------
 10.23(a) Employment Agreement dated as of July 1, 1994 by and between the Registrant and Scott M. Rifkin, M.D.*
      (b) Amended and Restated Employment Agreement dated as of July 1, 1994 by and between the Registrant and Scott M.
            Rifkin, M.D.*
      (c) Amended and Restated Employment Agreement dated July 15, 1997 by and between the Registrant and Scott M. Rifkin,
            M.D. (incorporated herein by reference to Exhibit 10.50 filed with the Registrant's Annual Report on Form 10-K).
 10.24    Employment Agreement dated as of April 1, 1995 by and between the Registrant and Paul A. Serini and amendment thereto dated January 1, 1996.*
 10.25    Employment Agreement dated as of March 20, 1995 by and between the Registrant and Allan C. Sanders, CPA.*
 10.26    Employment Agreement between the Registrant and Theresa A. Spoleti.*
 10.27    Form of Employment Agreement.*
 10.28    Form of Practice Transfer Agreement.*
 10.29(a) Form of Offer Letter.*
      (b) Amended Form of Offer Letter.*
 10.30    Free State Health Plan, Inc., IPA Service Agreement (subject to confidentiality request for certain portions of the exhibit).*
 10.31    Binding Letter of Intent with Health Care Corporation of the Mid-Atlantic for Medicare Risk Service Agreement
            (subject to confidentiality request for certain portions of the exhibit).*
 10.32    Binding Letter of Intent with Chesapeake Health Plan for Medicare Risk Service Agreement (subject to confidentiality request for certain portions of the exhibit).*
 10.33    Form of Reacquisition Agreement.*
 10.34    Amended and Restated Physician Services Organization Agreement of Carroll Medical Group, LLC.*
 10.35    Amended and Restated Physician Services Organization Agreement of Cumberland Valley Medical Group, LLC.*
 10.36    Physician Services Organization Agreement of Doctors Health Montgomery, LLC.*
 10.37    Stock Purchase Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4, 1996.*
 10.38    Registration Rights Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4, 1996.*
 10.39    Option Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4, 1996.*
 10.40    IPA Percentage of Premium Service Agreement with Chesapeake Health Plan, dated as of June 1, 1996 (subject to confidentiality request for certain portions of the exhibit).*
 10.41    $1,500,000 Promissory Note to First National Bank.*
 10.42    Credit Enhancement Letter dated August 15, 1996 between the Registrant and St. Joseph Medical Center.*
 10.43    Employment Agreement dated as of May 1, 1996 between the Registrant and John R. Dwyer, Jr.*
 10.44    Primary Care Limited Participation Agreement.*
 10.45    Medicare HMO -- Primary Care Limited Participation Agreement.*
 10.46    Agreement and Plan of Merger between Medtrust Medical Group, Inc. and the Registrant.*
 10.47    Management Services Agreement between Medtrust Medical Group, Inc. and the Registrant.*
 10.48    Amendment to Agreement and Plan of Merger between Medtrust Medical Group, Inc. and the Registrant.*
 10.49    Second Amendment to Agreement and Plan of Merger between Medtrust Medical Group, Inc. and the Registrant.*
 10.50    Amended and Restated Employment Agreement by and between Alan Kimmel and the Registrant dated July 15, 1997
            (incorporated herein by reference to Exhibit 10.51 filed with the Registrant's Annual Report on Form 10-K).
 10.51    Amended and Restated Preferred Stock Purchase Agreement dated as of July 15, 1997 by and between the Registrant and The Beacon Group III -- Focus Value Fund, L.P. (incorporated herein by reference to Exhibit 10.2 filed with the Registrant's Current Report on Form 8-K filed on July 21, 1997).
 10.52    Amended and Restated Stock Purchase Agreement dated July 9, 1997 as amended July 15, 1997 by and among the
            Registrant, UniversityCare LLC, Genesis Health Ventures, Inc., and Med-Lantic Management Services, Inc.
            (incorporated herein by reference to Exhibit 10.4 filed with the Registrant's Current Report on Form 8-K filed on July 21, 1997).
 10.53    Promissory Note dated May 14, 1997 issued to HBO & Company of Georgia (incorporated herein by reference to Exhibit
            10.8 filed with the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1997).
 10.54    No Exhibit.

                                     II-10


EXHIBIT   DESCRIPTION
-------   -----------
 10.55    Medicare Network Management Agreement by and between NYLCare Health Plans of the Mid-Atlantic, Inc. and the
            Registrant effective October 1, 1997 (incorporated herein by reference to Exhibit 10.55 of the Registrant's
            Current Report on Form 8-K filed on October 14, 1997)(subject to a request for confidential treatment).
 10.56    Administrative Service Provider Contract for Medicare Global Risk Services by and between NYLCare Health Plans of the Mid-Atlantic, Inc. and the Registrant effective September 30, 1997 (incorporated herein by reference to
            Exhibit 10.56 of the Registrant's Current Report on Form 8-K filed on October 14, 1997)(subject to a request for confidential treatment).
 10.57    Letter of Intent between Genesis Health Ventures, Inc. and the Registrant dated December 1, 1997 (filed herewith)
            (subject to a request for confidential treatment for certain portions of the exhibit).
 10.58    Note Purchase Agreement dated January 31, 1997 among the Registrant, Genesis Health Ventures, Inc. and Genesis
            Holding (incorporated herein by reference to Exhibit 10.1 filed with the Registrant's Quarterly Report on Form
            10-Q for the period ended December 31, 1996).
 10.59    Convertible Subordinated 11% Note dated January 31, 1997 issued by Registrant to Genesis Health Ventures, Inc.
            (incorporated herein by reference to Exhibit 10.02 filed with the Registrant's Quarterly Report on Form 10-Q for the period ended December 31, 1996).
 10.60    Amended and Restated Option Agreement by and between Doctors Health System, Inc. and Genesis Health Ventures,
            Inc., dated January 31, 1997 (incorporated herein by reference to Exhibit 10.3 filed with the Registrant's
            Quarterly Report on Form 10-Q for the period ended December 31, 1996).
 10.61    Amendment No. 1 to Note Purchase Agreement dated January 31, 1997 among the Registrant, Genesis Health Ventures,
            Inc. and Genesis Holdings, Inc. (filed herewith).
 10.62    Grid Time Promissory Note from the Registrant to Chase Manhattan Bank dated October 31, 1997 (filed herewith).
 11       Computation of Earnings Per Common and Common Equivalent Share (with respect to fiscal year 1997 data, filed herewith and, with respect to data as of September 30, 1997, incorporated herein by reference to Exhibit 11 filed with the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997).
 23.1     Consent of Grant Thornton LLP (filed herewith).
 23.2     Consent of Venable, Baetjer and Howard, LLP. (included in Exhibit 5 filed herewith)
 23.3     Consent of Arthur Andersen, LLP (filed herewith).
 24.1     Power of Attorney with respect to Scott M. Rifkin, M.D., Alan L. Kimmel, M.D., J. David Nagel, M.D. and Peter J.
            LoPresti, D.O.*
 24.2     Power of Attorney of Mark H. Eig, M.D.*
 24.3     Power of Attorney of Robert G. Graw, Jr., M.D.*
 24.4     Power of Attorney of William Lamm, M.D.*
 24.5     Power of Attorney of Alexander Rocha, M.D.*
 24.6     Power of Attorney of Richard R. Howard.*

---------------
* Previously filed.
                                     II-11